Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PARAGO, INC.,
BLACKHAWK NETWORK HOLDINGS, INC.,
BH MONARCH MERGER SUB, INC.
AND
TH LEE PUTNAM VENTURES, L.P., AS SELLER REPRESENTATIVE
DATED AS OF SEPTEMBER 24, 2014

-i-

(continued)

-ii-

(continued)

-iii-

EXHIBITS

Exhibit A    Form of Seller Support Agreement
Exhibit B    Form of Letter of Transmittal
Exhibit C    Form of Exchange Agent Agreement
Exhibit D    Form of Escrow Agreement
Exhibit E    Form of Stockholder Consent

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Defined Terms	Sections
401(k) Plan Matter	Section 9.2(a)(viii)
Accountants	Section 2.9(e)
Acquired Companies	Section 1.1
Affiliate	Section 1.1
Aggregate Option Consideration	Section 2.7(b)(ii)
Aggregate Option Exercise Proceeds	Section 1.1
Aggregate Preferred Purchase Price	Section 1.1
Aggregate Series A Preferred Purchase Price	Section 1.1
Aggregate Series A-3 Preferred Purchase Price	Section 1.1
Aggregate Series B Preferred Purchase Price	Section 1.1
Aggregate Series C Preferred Purchase Price	Section 1.1
Aggregate Series D Preferred Purchase Price	Section 1.1
Aggregate Series E Preferred Purchase Price	Section 1.1
Agreed Tax Benefit	Section 3.20(i)
Agreed Tax Treatment	Section 7.5(f)(i)
Agreement	Preamble
Agreement Date	Preamble
Ancillary Documents	Section 1.1
Annual Bonus Recipients	Section 1.1
Anti-Money Laundering Laws	Section 3.24(b)
Applicable Preferred Purchase Price	Section 1.1
Appraisal Statute	Section 1.1
Arm’s Length	Section 1.1
Audited Financial Statements	Section 3.7(a)(i)
Authorization	Section 1.1
Base Escrow Amount	Section 1.1
Base Purchase Price	Section 2.7(a)
Benefit Plan	Section 1.1
Books and Records	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Closing Certificate	Section 8.3(d)
Buyer Indemnitee	Section 1.1
Buyer Threshold	Section 9.3(a)
Cash	Section 2.9(a)(i)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Closing Schedule	Section 2.9(b)
Closing Statement	Section 2.9(c)
Code	Section 1.1
Common Stockholders	Section 1.1
Company	Preamble

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Defined Terms	Sections
Company Capital Stock	Section 1.1
Company Closing Certificate	Section 8.2(g)
Company Common Stock	Section 1.1
Company Disclosure Schedules	Section 1.1
Company Fundamental Representation	Section 1.1
Company Options	Section 1.1
Company’s Knowledge	Section 1.1
Competition Act	Section 1.1
Confidentiality Agreement	Section 1.1
Continuing Employee	Section 7.6(a)(i)
Contract	Section 1.1
Covered Party	Section 6.2(a)
Current Assets	Section 2.9(a)(ii)
Current Liabilities	Section 2.9(a)(iii)
Customer Deliverables	Section 1.1
D&O Tail Insurance	Section 6.2(b)
DGCL	Section 1.1
Direct Claim	Section 9.4(c)
Dissenter Payment	Section 2.6(a)
Dissenting Shares	Section 2.6(a)
DOJ	Section 7.2(a)
Effective Time	Section 2.3
Employee	Section 1.1
Employee Pension Benefit Plan	Section 1.1
Employee Plan	Section 1.1
Employment Agreement	Section 1.1
Environmental Laws	Section 1.1
Environmental License	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Account	Section 2.11(a)
Escrow Agent	Section 2.11(a)
Escrow Agreement	Section 2.10(a)(vi)
Escrow Amount	Section 2.11(a)
Escrow Matters	Section 2.11(a)
Escrow Release Date	Section 2.11(a)
Estimated Aggregate Common Purchase Price	Section 1.1
Estimated Cash	Section 2.9(b)
Estimated Indebtedness	Section 2.9(b)
Estimated Net Working Capital	Section 2.9(b)
Estimated Per Share Common Price	Section 1.1
Exchange Agent	Section 1.1
Exchange Agent Agreement	Section 2.10(a)(v)
Executive Bonus Recipients	Section 1.1
Final Aggregate Common Purchase Price	Section 2.7(a)

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Defined Terms	Sections
Final Cash	Section 2.9(c)
Final Closing Statement	Section 2.9(e)
Final Indebtedness	Section 2.9(c)
Final Net Working Capital	Section 2.9(c)
Final Per Share Common Price	Section 2.7(a)
Financial Statements	Section 3.7(a)
FIRPTA	Section 2.10(a)(viii)
FTC	Section 7.2(a)
Fully-Diluted Common Shares	Section 1.1
GAAP	Section 1.1
Governmental Entity	Section 1.1
Highly Paid Employee	Section 3.17(a)
Holdback Amount	Section 1.1
HSR Act	Section 1.1
Incentive Bonus	Section 1.1
Incentive Bonus Recipient	Section 1.1
Income Taxes	Section 1.1
Indebtedness	Section 1.1
Indemnified Party	Section 9.4(a)
Indemnitor	Section 9.4(a)
Insurance Policies	Section 3.15(a)
Intellectual Property	Section 1.1
Interim Financial Statements	Section 3.7(a)(ii)
In-the-Money Company Options	Section 1.1
Investment Canada Act	Section 1.1
IRS	Section 3.18(c)
K&L Gates	Section 11.15(a)
Law	Section 1.1
Letter of Transmittal	Section 2.8(a)(i)
Licensed Intellectual Property	Section 3.14(a)
Lien	Section 1.1
Losses	Section 9.2(a)
Lost Certificate Affidavit	Section 2.8(a)(ii)
Material Adverse Effect	Section 1.1
Material Contract	Section 1.1
Material Customers	Section 3.21
MBOs	Section 1.1
Merger	Recitals
Merger Consideration	Section 1.1
Merger Sub	Preamble
Merger Sub Common Stock	Section 1.1
Most Recent Balance Sheet	Section 3.7(a)(ii)
Multiemployer Plan	Section 1.1
Net Working Capital	Section 2.9(a)(iv)
Net Working Capital Deficit	Section 2.9(f)(i)

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Defined Terms	Sections
Net Working Capital Escrow Amount	Section 1.1
Nonqualified Plan	Section 3.20(h)
Non-U.S. Benefit Plan	Section 3.18(a)
Offer Letters	Section 1.1
Optionholder Cancellation Agreement	Section 2.8(b)
Optionholders	Section 1.1
Order	Section 1.1
Ordinary Course of Business	Section 1.1
Organizational Documents	Section 1.1
Other Antitrust Laws	Section 7.2(a)
Owned Intellectual Property	Section 1.1
Payment Fund	Section 2.7(b)(i)
Payoff Letters	Section 5.8
Permitted Liens	Section 1.1
Person	Section 1.1
Pre-Closing Income Tax Returns	Section 7.5(a)(i)
Pre-Closing Tax Period	Section 7.5(a)(i)
Pre-Closing Tax Return	Section 7.5(a)(i)
Preferred Stock	Section 1.1
Pro Rata Bonus	Section 1.1
Pro Rata Bonus Recipient	Section 1.1
Protected Information	Section 11.15(b)
Protest Notice	Section 2.9(d)
Quarterly Bonus Recipient	Section 1.1
Real Property	Section 3.16
Real Property Leases	Section 3.10(a)(iii)
Realized EBITDA Percentage	Section 1.1
Realized Gross Profit Percentage	Section 1.1
Related Party	Section 1.1
Releases	Section 2.7(b)(vi)
Remaining Bonus Payment	Section 3.6(a)
Representatives	Section 1.1
Restricted Cash	Section 2.9(a)(i)
Restricted Transaction	Section 5.3
Rights to Capital Stock	Section 3.6(b)
Schedule Supplement	Section 7.3
Seller Indemnitee	Section 1.1
Seller Parties	Section 1.1
Seller Representative	Preamble
Seller Support Agreements	Recitals
Senior Executive Bonus Recipients	Section 1.1
Series A Preferred Purchase Price	Section 1.1
Series A Preferred Stock	Section 1.1
Series A-3 Preferred Purchase Price	Section 1.1
Series A-3 Preferred Stock	Section 1.1

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Defined Terms	Sections
Series B Preferred Purchase Price	Section 1.1
Series B Preferred Stock	Section 1.1
Series C Preferred Purchase Price	Section 1.1
Series C Preferred Stock	Section 1.1
Series D Preferred Purchase Price	Section 1.1
Series D Preferred Stock	Section 1.1
Series E Preferred Purchase Price	Section 1.1
Series E Preferred Stock	Section 1.1
Severance Amount	Section 2.7(b)(vi)
Shares	Section 1.1
Stock Certificates	Section 1.1
Stockholder or Stockholders	Section 2.8(a)(i)
Stockholder Consent	Section 5.4(a)
Stockholder Disclosure Statement	Section 2.8(a)(i)
Straddle Period	Section 7.5(a)(ii)
Straddle Period Tax Return	Section 7.5(a)(ii)
Subsidiary or Subsidiaries	Section 1.1
Suit	Section 1.1
Surviving Corporation	Section 2.1
Surviving Corporation Common Stock	Section 1.1
Target Net Working Capital	Section 2.9(a)(v)
Tax or Taxes	Section 1.1
Tax Returns	Section 1.1
Third-Party Claim	Section 9.4(a)
Transaction Deductions	Section 1.1
Transaction Expenses	Section 1.1
Transactions	Section 1.1
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
U.S. or United States	Section 1.1

-vi-

AgAGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 24, 2014 (the “Agreement Date”), is by and among Parago, Inc., a Delaware corporation (the “Company”), Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), BH Monarch Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and TH Lee Putnam Ventures, L.P., solely in its capacity as the representative of the Seller Parties as designated pursuant to Section 10.1 hereof (“Seller Representative”).
RECITALS
1.Buyer, Merger Sub and the Company desire to enter into this Agreement pursuant to which Buyer, Merger Sub and the Company propose that Merger Sub, a wholly-owned subsidiary of Buyer, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly-owned subsidiary of Buyer.
2.Each of the respective boards of directors or managers, as applicable, of the Company, Buyer and Merger Sub has approved this Agreement and Transactions.
3.Contemporaneously with the execution of this Agreement, Seller Parties receiving not less than seventy percent (70%) of the Merger Consideration shall have executed Seller Support Agreements in substantially the form attached as Exhibit A (the “Seller Support Agreements”).
4.Each executive officer of the Company with an Employment Agreement has agreed to terminate such Employment Agreement as of the Closing, and the Company has agreed to pay all severance, bonus and other termination amounts owed thereunder.
5.Each of the officers and/or Employees listed on Schedule 1.1(b) have entered into Offer Letters with Buyer.
AGREEMENTS
In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.
“Acquired Companies” means the Company (including, following the Closing, for the avoidance of doubt, the Surviving Corporation) and its Subsidiaries (each of the foregoing, an “Acquired Company”).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Aggregate Option Exercise Proceeds” means, as of the time of determination, the aggregate exercise proceeds that would be payable to the Company if all outstanding Company Options as of such time were exercised as of immediately prior to such time of determination.
“Aggregate Series A Preferred Purchase Price” means the aggregate Series A Preferred Purchase Price calculated with respect to all shares of Series A Preferred Stock outstanding on the Closing Date.
“Aggregate Series A-3 Preferred Purchase Price” means the aggregate Series A-3 Preferred Purchase Price calculated with respect to all shares of Series A-3 Preferred Stock outstanding on the Closing Date.
“Aggregate Series B Preferred Purchase Price” means the aggregate Series B Preferred Purchase Price calculated with respect to all shares of Series B Preferred Stock outstanding on the Closing Date.
“Aggregate Series C Preferred Purchase Price” means the aggregate Series C Preferred Purchase Price calculated with respect to all shares of Series C Preferred Stock outstanding on the Closing Date.
“Aggregate Series D Preferred Purchase Price” means the aggregate Series D Preferred Purchase Price calculated with respect to all shares of Series D Preferred Stock outstanding on the Closing Date.
“Aggregate Series E Preferred Purchase Price” means the aggregate Series E Preferred Purchase Price calculated with respect to all shares of Series E Preferred Stock outstanding on the Closing Date.
“Aggregate Preferred Purchase Price” means the total of the Aggregate Series A Preferred Purchase Price, the Aggregate Series A-3 Preferred Purchase Price, the Aggregate Series B Preferred Purchase Price, the Aggregate Series C Preferred Purchase Price, the Aggregate Series D Preferred Purchase Price, and the Aggregate Series E Preferred Purchase Price.
“Ancillary Documents” means the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.
“Applicable Preferred Purchase Price” means (a) for Series A Preferred Stock, the Series A Preferred Purchase Price; (b) for Series A-3 Preferred Stock, the Series A-3 Preferred Purchase Price; (c) for Series B Preferred Stock, the Series B Preferred Purchase Price; (d) for Series C Preferred Stock, the Series C Preferred Purchase Price; (e) for Series D Preferred Stock, the Series D Preferred Purchase Price; and (f) for Series E Preferred Stock, the Series E Preferred Purchase Price.

“Appraisal Statute” means the relevant portions of the DGCL granting appraisal rights to dissenting stockholders.
“Arm’s Length” has the meaning set out in the ITA.
“Authorization” means any material authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity.
“Base Escrow Amount” means an amount equal to two percent (2%) of the Base Purchase Price.
“Benefit Plan” means any (a) Employee Plan, and (b) employment, severance or similar contract or arrangement (whether or not written) or agreement, arrangement, plan or policy (whether or not written) providing any compensation or benefits to any current or former director, officer, independent contractor or employee (including any agreement, arrangement, plan or policy making available bonuses, equity awards, or deferred compensation) other than an Employee Plan, to which any Acquired Company or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which any Acquired Company or any ERISA Affiliate has any liability to any current or former director, officer, independent contractor or employee.
“Books and Records” means books of account, general, financial and operating records, invoices and other documents, records and files of the Acquired Companies.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Law to close.
“Buyer Indemnitee” means Buyer, the Surviving Corporation, their respective Affiliates, and their respective directors, officers, partners, stockholders, members, employees, Affiliates, direct and indirect beneficial owners, controlling persons, agents, representatives, successors and assigns.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stockholders” means the holders of the Company Common Stock.
“Company Capital Stock” means the Company Common Stock and the Preferred Stock.
“Company Common Stock” means the Company’s Common Stock, $0.01 par value per share.
“Company Disclosure Schedules” means the disclosure schedules delivered by the Company concurrently with the execution and delivery of this Agreement.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Existence and Power), Section 3.2 (Authorization), Section 3.3 (Enforceability), Section 3.6 (Capitalization), Section 3.20 (Taxes), Section 3.22 (Related Party Transactions), and Section 3.25 (Brokers Fees).

“Company’s Knowledge” or any similar phrase means the actual or constructive knowledge of Juli Spottiswood, Mae Reeves, Bob Freeburg, W. Edward Woodson, Rodney Mason, Dan Hawtof, Michael Larson, Mike Reynolds, David White and Lindesay Brown.
“Company Options” means, as of the time of determination, the outstanding options to purchase shares of Company Common Stock having the terms and conditions set forth in such individual option agreements as evidencing such awards, with respect to which the applicable exercise price is less than aggregate amount of all amounts that were previously paid, or are payable, to a Common Stockholder as of such time with respect to a share of Company Common Stock, which options will be cancelled for the consideration specified herein and which options are more fully set forth on the Company Options Schedule attached hereto.
“Competition Act” means the Competition Act (Canada).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 21, 2014, between the Company and Blackhawk Network, Inc.
“Contract” means any legally binding agreement, contract, commitment or arrangement.
“Customer Deliverables” means the products that any Acquired Company currently, markets, sells, designs, prints, installs, distributes, delivers and services, or licenses or provides.
“DGCL” means the Delaware General Corporation Law, as amended from time to time.
“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the Agreement Date, (e.g., including employees on vacation and leave of absence, including maternity, family, sick, military, disability or other statutory or authorized leave or absence.)
“Employee Plan” means : (i) with respect to plans applicable to Employees in the United States, any program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Acquired Company or any ERISA Affiliate, or with respect to which the Acquired Company or any ERISA Affiliate has or may have any liability or obligation; and (ii) with respect to Employees outside of the United States, all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured.
“Employee Pension Benefit Plan” means (i) with respect to plans applicable to Employees in the United States, any “employee benefit plan” as defined in Section 3(1) of ERISA and any other plan, policy, agreement or program providing compensation or benefits to any current or former director, officer, independent contractor or employee, and (ii) with respect to Employees outside of the United States, all plans that provide pension benefits for the benefit of Employees or former Employees, and their respective beneficiaries.
“Employment Agreement” means any written employment agreement entered into by any of the Acquired Companies and any Employee as such are listed on Schedule 1.1(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the validly issued regulations thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or at any relevant time was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is or at any relevant time was a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Environmental Laws” means any Law now in effect relating to: (a) the protection of the environment and natural resources from pollution, (b) the release, emission, or control of any pollutant, (c) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, (d) exposure to hazardous, toxic, dangerous, or other substances alleged to be harmful, and includes the terms and conditions of any Environmental License, and (e) any other Laws or Orders relating to the protection of public health and the environment.
“Environmental Licenses” means all licenses, certificates, permits, approvals, exemptions, Orders, qualifications, authorizations, variances, and registrations issued pursuant to Environmental Laws and plans, including spill response plans.
“Estimated Aggregate Common Purchase Price” means an amount equal to (a) the Base Purchase Price, minus (b) the Aggregate Preferred Purchase Price, minus (c) aggregate amount of Estimated Indebtedness of the Acquired Companies as of immediately prior to the Effective Time, minus (d) the aggregate amount of the Transaction Expenses, plus (e) Estimated Closing Cash, plus (f) the amount (if any) by which Estimated Net Working Capital is greater than the Target Net Working Capital, minus (g) the amount (if any) by which Estimated Net Working Capital is less than the Target Net Working Capital, plus (h) the Aggregate Option Exercise Proceeds, minus (i) the Escrow Amount, and minus (j) the Holdback Amount.
“Estimated Per Share Common Price” means an amount equal to (a) the Estimated Aggregate Common Purchase Price, divided by (b) the Fully-Diluted Common Shares.
“Exchange Agent” means Computershare Limited.
“Fully-Diluted Common Shares” means the aggregate number of shares of Company Common Stock outstanding as of the Closing, plus the number of shares of Company Common Stock issuable upon exercise of the Company Options as of immediately prior to the Closing, but excluding any shares of Company Common Stock held in the Company’s treasury or otherwise owned by Buyer, the Company or any of its Subsidiaries.
“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government or foreign, international, multinational, provincial or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.
“Holdback Amount” means an amount equal to $20,000.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive Bonus” means the amount to be paid to each Incentive Bonus Recipient pursuant to the terms of Section 2.7(b)(v). Each Incentive Bonus shall be calculated pursuant to the terms of the applicable Incentive Plan in which the Incentive Bonus Recipient participates immediately prior to the Closing Date; provided, however, that such calculation shall be modified as provided in this definition of Incentive Bonus. For each Incentive Bonus Recipient employed as an Executive Vice President or above (“Senior Executive Bonus Recipients”), such Incentive Bonus shall be calculated as if one hundred percent (100%) of potential bonus amount was to-be-earned based on actual EBITDA achieved by the Company versus budgeted EBITDA goals (in lieu of a combination of achievement of EBITDA goals and of the relevant Senior Executive Bonus Recipient's personal measurable business objectives (“MBOs”)). For each Incentive Bonus Recipient employed as a Director or Vice President (“Executive Bonus Recipients,” and collectively with Senior Executive Bonus Recipients the “Annual Bonus Recipients”), such Incentive Bonus shall be calculated as if one hundred percent (100%) of potential bonus amount was to-be-earned based on actual EBITDA and gross profit achieved by the Company versus budgeted EBITDA and Gross Profit goals (in lieu of a combination of achievement of EBITDA and Gross Profit goals and the relevant Executive Bonus Recipient's personal MBOs). For each Senior Executive Bonus Recipient, the Incentive Bonus payable shall be equal to an amount calculated pursuant to the following formula: (i) a fraction, the numerator of which is the number of days in calendar year 2014 through the Closing Date and the denominator of which is 365, multiplied by (ii) the percentage of eligible bonus payable under the applicable Incentive Bonus Plan based upon Realized EBITDA Percentage, as determined pursuant to the percentage chart included in the applicable Incentive Bonus Plan. For each Executive Bonus Recipient, the Incentive Bonus payable shall be equal to an amount calculated pursuant to the following formula: (i) a fraction, the numerator of which is the number of days in calendar year 2014 through the Closing Date and the denominator of which is 365, multiplied by (ii) the percentage of eligible bonus payable under the applicable Incentive Bonus Plan based upon Realized EBITDA Percentage and Realized Gross Profit Percentage, as determined pursuant to the percentage grid included in the applicable Incentive Bonus Plan. For each Incentive Bonus Recipient that is not an Annual Bonus Recipient (“Quarterly Bonus Recipient”) the Incentive Bonus payable shall be equal to an amount calculated pursuant to the following formula: (i) (A) a fraction, the numerator of which is the number of days in calendar year 2014 through the Closing Date and the denominator of which is 365, multiplied by (B) the percentage of eligible bonus payable under the applicable Incentive Bonus Plan based upon Realized EBITDA Percentage and Realized Gross Profit Percentage, as determined pursuant to the percentage grid included in the applicable Incentive Bonus Plan, but less (ii) all quarterly bonus amounts paid prior to the Closing Date pursuant to the applicable Incentive Bonus Plan.
“Incentive Bonus Recipient” means any Employee or executive officer of an Acquired Company who is entitled to a cash bonus under the terms of any Incentive Plan.
“Incentive Plan” means each of the cash bonus plans adopted by the Company’s Board of Directors and currently in effect for Employees and executive officers of the Acquired Companies.
“Income Taxes” means Taxes imposed on or measured by net income.
“Indebtedness” means any of the following: (a) any indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of any accrued and unpaid interest thereon) of any Acquired Company for the repayment of borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations as lessee under leases that are required under GAAP to be treated as capital leases; (d) all deferred indebtedness of any Acquired Company for the payment of the purchase price of property or assets purchased (excluding, however, accounts payable incurred in the Ordinary Course of Business), (e) any outstanding reimbursement obligation of the Company with respect to letters of credit, surety bonds bankers’ acceptances or similar facilities issued for the account of any Acquired Company, (f) indebtedness for borrowed money of third parties secured by any encumbrances existing on property owned by any Acquired Company, (g) any payment obligation or other liability arising out of or relating to any prior acquisition or business combination, including, without limitation, any deferred payment obligations and any earnout, milestone, performance or other contingent payment obligation or arrangement in connection with any such prior acquisition or business combination, (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the Transactions, to the extent actually paid, (i) any long-term settled state escheat payments due as reflected in the Company’s Most Recent Balance Sheet, and (j) any accrued and unpaid interest, fees and other expenses owed with respect to the foregoing, including prepayment penalties. “Indebtedness” shall not include Transaction Expenses, deferred revenue, trade payables, accrued expenses, undrawn letters of credit, surety bonds and similar instruments.
“Intellectual Property” means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, letters patent, patent disclosures, patent applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions, utility model, certificate of invention, and design patents, (b) all trademarks, service marks, trade dress, trade names, logos, Internet domain names and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all published and unpublished works of authorship (including databases and software), and all copyrights, applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) computer software (including source code and object code), build scripts, bug reports, quality data, benchmarking information, translations and translation kits, test suites, test tools, test plans, data and internal and external documentation (including user’s manuals, specifications, architectural documents, product requirement documents, product roadmaps, notes from technical support, flow charts, system diagrams, input/output layouts), (f) all, trade secrets and confidential business information (including confidential ideas, research and development, copyright works, financial, marketing and business information, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) any other proprietary rights (including claims for past infringements thereof, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).
“In-the-Money Company Options” means, as of the time of determination, all vested Company Options with respect to which the applicable exercise price is less than aggregate amount of all amounts that were previously paid, or are payable, to a Common Stockholder as of such time with respect to a share of Company Common Stock.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation, Tax, charge, other security interest, claim, easement, covenant or other restriction or any other similar encumbrance in respect of such property or asset. For the avoidance of doubt, “Lien” shall exclude any restrictions on transfer under securities Laws and any terms and conditions of any Organizational Document of any Acquired Company.
“Material Adverse Effect” means any effect that is materially adverse to (a) the business, financial condition or result of operations, liabilities or assets of the Acquired Companies, taken as a whole, or (b) the Company’s ability to consummate the Transactions; provided, that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to: (i) general changes in conditions affecting the industries in which the Acquired Companies operate or the U.S. economy as a whole, so long as such changes do not disproportionately affect the Acquired Companies, taken as a whole, as compared to other businesses within the Acquired Companies’ industries, (ii) conditions caused by acts of terrorism or war (whether or not declared), any natural or man-made disaster, so long as such changes do not disproportionately affect the Acquired Companies, taken as a whole, as compared to other businesses within the Acquired Companies’ industries, (iii) any failure of any Acquired Company to meet any projections or forecasts, (iv) changes in GAAP, (v) changes in Laws, (vi) the taking of any action contemplated by this Agreement, (vii) the announcement of the Transactions, and (viii) any actions or omissions by Buyer or any of its Affiliates.
“Material Contract” means any of the Contracts listed or required to be listed on Schedule 3.10.

“Merger Consideration” means the aggregate consideration paid or payable by Buyer pursuant to this Agreement.
“Merger Sub Common Stock” means the Merger Sub’s Common Stock, $0.001 par value per share.
“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
“Net Working Capital Escrow Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000).
“Offer Letters” means the employment offer letters with the Employees set forth on Schedule 1.1(b).
“Optionholders” means the holders of Company Options.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of each Acquired Company in the operation of such Acquired Company’s respective business.
“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).
“Owned Intellectual Property” means all Intellectual Property owned by any Acquired Company.
“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith and for which reserves have been accrued on the Financial Statements to the extent required by GAAP, (b) statutory Liens of workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business, (c) Liens in respect of any obligations as lessee under capitalized leases or purchase money liens, and (d) Liens set forth on Schedule 1.1(a).
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.
“Pro Rata Bonus” means the “pro rata bonus” amount to be paid to certain of the Employees who have entered into an Employment Agreement upon the occurrence of certain enumerated events as set forth in such Employment Agreement. The Pro Rata Bonus amount to be paid to each Employee described herein shall be paid by the Company out of pre-Closing Cash and calculated as provided in such Employment Agreement less any amounts that are paid to a Pro Rata Bonus Recipient as an Incentive Bonus amount pursuant to the requirements of Section 2.7(b)(vi).
“Pro Rata Bonus Recipient” means any Employee or executive officer of an Acquired Company who receives payment of a Pro Rata Bonus under the requirements of Section 2.7(b)(vi).
“Preferred Stock” means the Series A Preferred Stock, the Series A-3 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock.
“Realized EBITDA Percentage” means, as of the Closing Date, an amount equal to (i) the amount of actual cumulative EBITDA earned by the Acquired Companies through the last day of the month immediately preceding the Closing Date, divided by (ii) the amount of cumulative EBITDA budgeted to have been earned by the Acquired Companies through the last day of the month immediately preceding the Closing Date, multiplied by (iii) one hundred percent (100%).
“Realized Gross Profit Percentage” means, as of the Closing Date, an amount equal to (i) the amount of actual cumulative gross profit earned by the Acquired Companies through the last day of the month immediately preceding the Closing Date, divided by (ii) the amount of cumulative gross profit budgeted to have been earned by the Acquired Companies through the last day of the month immediately preceding the Closing Date, multiplied by (iii) one hundred percent (100%). For the purposes of calculating Incentive Bonus payments, EBITDA and gross profit shall be calculated in accordance with the relevant Incentive Bonus Plan. The amounts of each Incentive Bonus shall be set forth on the Closing Schedule opposite each eligible Incentive Bonus Recipient’s name.
“Related Party” means: (a) the Stockholders; (b) the Optionholders; (c) any corporate officer or director of any Acquired Company; and (d) any Affiliate of, or individual related to (by blood, marriage or adoption), any Person described in the foregoing subclauses (a) through (c).
“Representatives” of any Person shall mean the directors, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.
“Seller Indemnitee” means the Seller Parties and their respective Affiliates, and their respective directors, officers, partners, stockholders, members, employees, Affiliates, direct and indirect beneficial owners, controlling persons, agents, representatives, successors and assigns.
“Seller Parties” means the Common Stockholders, Optionholders, and the holders of Preferred Stock.
“Series A Preferred Purchase Price” means $50.00 per share of Series A Preferred Stock.
“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, $0.01 par value per share, outstanding prior to the Merger.
“Series A-3 Preferred Purchase Price” means $1.205 per share of Series A-3 Preferred Stock.

“Series A-3 Preferred Stock” means the Company’s Series A-3 Convertible Preferred Stock, $0.01 par value per share, outstanding prior to the Merger.
“Series B Preferred Purchase Price” means $50.00 per share of Series B Preferred Stock.
“Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, $0.01 par value per share, outstanding prior to the Merger.
“Series C Preferred Purchase Price” means $50.00 per share of Series C Preferred Stock.
“Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock, $0.01 par value per share, outstanding prior to the Merger.
“Series D Preferred Purchase Price” means $300.00 per share of Series D Preferred Stock.
“Series D Preferred Stock” means the Company’s Series D Convertible Preferred Stock, $0.01 par value per share, outstanding prior to the Merger.
“Series E Preferred Purchase Price” means $23.544 per share of Series E Preferred Stock.
“Series E Preferred Stock” means the Company’s Series E Convertible Preferred Stock, $0.01 par value per share, outstanding prior to the Merger.
“Shares” means all of the outstanding shares of Preferred Stock and Company Common Stock.
“Stock Certificates” means the stock certificates evidencing the Shares.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or (b) generally entitled to share in the profits or capital of such legal entity.
“Suit” means any action, suit, claim, lawsuit, litigation, arbitration, or other administrative or judicial proceeding, in each case before any court, arbitrator, or arbitration panel, including, without limitation, any such proceeding before a Governmental Entity.
“Surviving Corporation Common Stock” means the Surviving Corporation’s Common Stock, $0.01 par value per share.
“Tax” or “Taxes” means (a) all taxes, including any net income, gross income, corporation, gross receipts, transfer, franchise, license, withholding, social security, payroll, unemployment, severance, stamp, excise, occupation, property, sales, use, ad valorem, levies, assessments, customs duties, fees, or charges imposed by any Governmental Entity upon the Company, and any interest and penalties in respect of the foregoing; (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time on or prior to the Closing Date; and (c) any liability for the payment of any amount of the type described in the preceding clause (a) and (b) as a result of a contractual obligation to any other Person or of transferred, successor or secondary liability.
“Tax Returns” means any return, declaration, report, estimates, property renditions, claim for refund, or information return or statement relating to Taxes required to be filed or sent to any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Deductions” means all Income Tax deductions attributable to costs or expenses incurred by any Acquired Company as a result of or in connection with the Transactions (including, without limitation, deductions related to repayment of Indebtedness, the payment of the Aggregate Option Consideration, the payment of Transaction Expenses and the payment of any fees or other costs and expenses associated with the Transactions).
“Transaction Expenses” means (a) all of the fees and expenses incurred, or to be incurred, in connection with the preparation, negotiation, documentation and consummation of the Transactions, including (i) except as otherwise set forth in this Agreement, the cost of any severance, change of control, discretionary transaction bonus to an Employee, retention bonus or incentive amounts payable to officers, directors, managers or employees of the Acquired Companies in connection with Closing and the consummation of the Transactions, including but not limited to any Severance Amount paid by Buyer, provided, however, any Severance Amount or Incentive Bonuses paid by the Company pursuant to Section 2.7(v) or Section 2.7(vi) out of pre-Closing Cash shall be excluded from this definition, (ii) the employer portion of any withholding or other payroll taxes payable in connection with the amounts paid under clause (i) or the cancellation or exercise of any Company Options or with respect to any restricted stock and (iii) fifty percent (50%) of the costs associated with procuring the D&O Tail Insurance pursuant to Section 6.2, and (iv) all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, brokers, or accountants and other advisors or service providers and (b) all reasonable fees and expenses paid to attorneys by Seller Representative for legal advice for the benefit of all Stockholders in connection with the negotiation, documentation and consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement or any Ancillary Document, including, but not limited to, the Merger.
“Transfer Taxes” means all sales, use and transfer Taxes, bulk transfer taxes, deed taxes, real property or leasehold interest transfer or gains taxes, conveyance fees, documentary and recording charges and similar taxes imposed as a result of the Transactions, together with any interest, penalties or additions to such transfer taxes or attributable to any failure to comply with any requirement regarding Tax Returns.
“Treasury Regulations” means United States Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.
ARTICLE II
THE TRANSACTIONS
2.1    The Merger. On the terms and subject to the conditions set forth herein and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time, and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
2.2    Closing. Unless this Agreement shall have been terminated in accordance with Section 8.5, the Merger and the other Transactions shall take place by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of K&L Gates LLP, 1717 Main Street, Suite 2800, Dallas, Texas 75201 (in either case, the “Closing”), as promptly as practicable, but in no event later than three (3) Business Days after the date on which all conditions set forth in Article VIII (except those conditions that are to be satisfied or waived at Closing) have been satisfied or waived by the party entitled to the benefit from the same, at 9:00 a.m., Eastern time, or at such other place, date and time as the parties shall mutually agree (the “Closing Date”); provided, however that in no event shall the Closing Date occur prior to October 31, 2014 unless mutually agreed by the Parties.
2.3    Effective Time and Effects of the Merger. Prior to the Closing, the parties hereto shall prepare, and on the Closing Date shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Buyer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). The Merger shall have the effects set forth in Section 259 of the DGCL.
2.4    The Surviving Corporation.
(a)    Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated, as of the Effective Time, so as to read the same as the certificate of incorporation of Merger Sub as in effect at the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company and any references therein to the incorporator and the initial directors shall be deleted, and so amended, such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation immediately after the consummation of the Merger and until thereafter changed or amended as provided therein or by applicable Law.
(b)    By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation immediately after the consummation of the Merger, except that the name of the corporation set forth therein shall be changed to the name of the Surviving

Corporation, and such by-laws shall remain the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(c)    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until earlier of their resignations or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
2.5    Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub or the Company or the holders of any of the Shares or other equity interests thereof:
(a)    Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Surviving Corporation Common Stock.
(b)    Preferred Stock. Each issued and outstanding share of Preferred Stock (excluding any such shares to be cancelled pursuant to Section 2.5(e)) shall be converted into the right to receive from the Surviving Corporation in accordance with Section 2.7 hereof an amount equal to the Applicable Preferred Purchase Price. All such shares of Preferred Stock, when converted as provided in this Section 2.5(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such Preferred Stock shall thereafter represent only the right to receive upon the surrender of such certificate the Applicable Preferred Purchase Price multiplied by the number of shares evidenced by such certificate. Shares of Preferred Stock that are converted into shares of Company Common Stock prior to the Effective Time shall be treated as Company Common Stock under this Agreement.
(c)    Company Common Stock. Each issued and outstanding share of Company Common Stock (excluding any such shares to be cancelled pursuant to Section 2.5(e)) shall be converted into the right to receive upon surrender of each certificate representing such shares of Company Common Stock from the Surviving Corporation in accordance with Section 2.7 hereof an amount equal to the Final Per Share Common Price. All such shares of Company Common Stock, when converted as provided in this Section 2.5(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such share shall thereafter upon surrender of such certificate represent only the right to receive the Final Per Share Common Price, multiplied by the number of shares evidenced by such certificate.
(d)    Treasury Stock. Each share of Company Common Stock and each share of Preferred Stock that is held in the Company’s treasury or otherwise owned by the Company or any of its Subsidiaries (if any) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in respect thereof or in exchange therefor.

(e)    Cancellation of Equity Incentive Plans. Prior to the Effective Time, the Company shall take all actions necessary to (x) terminate, effective as of immediately prior to the Effective Time, any equity incentive plan or other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Capital Stock or any interest in similar bonus arrangements, and (y) ensure that the Acquired Companies are not, as of the Effective Time, bound by any rights under any such plan, program or arrangement.
2.6    Dissenters’ Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time which are held by Stockholders who (i) are entitled to vote in favor of the Merger, (ii) shall have neither voted in favor of the Merger or this Agreement nor consented thereto in writing, (iii) and who shall have demanded properly in writing payment (a “Dissenter Payment”) for such outstanding shares of Company Capital Stock in accordance with the DGCL and (iv) who have not withdrawn such demand or been deemed to have forfeited the right to a Dissenter Payment (such shares being referred to, collectively, as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into, or represent the right to receive, the consideration described herein. Such Stockholders shall instead be entitled to receive a Dissenter Payment in accordance with the DGCL, except that all Dissenting Shares held by such Stockholders who shall have failed to perfect or who shall have withdrawn or forfeited their rights to appraisal of such shares of Company Capital Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive (subject to this Section 2.6) with respect to each such share of Company Capital Stock, without any interest thereon and, upon surrender in the manner provided in Section 2.7(b)(v) of this Agreement of the certificate or certificates that formerly evidenced such shares of Company Capital Stock, a cash amount that would have been payable to such Stockholder at the Closing pursuant to Section 2.7 had such Stockholder complied with the terms of Section 2.8. The Company shall give Buyer and Merger Sub (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, in each case within two (2) Business Days of receipt of such demand, withdrawal or other instrument, and (B) the right to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL, including all hearings and trials before the Delaware Chancery Court. Neither the Company nor the Seller Representative shall, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld conditioned or delayed) (w) make any payment with respect to any demands for appraisal or (x) offer to settle or settle any such demands.

2.7    Payment of Merger Consideration.
(a)    Merger Consideration. The “Final Per Share Common Price” shall be an amount equal to the result of (y) an amount equal to the quotient of (i) Two Hundred and Ninety-One Million One Hundred Thousand Dollars ($291,100,000) (the “Base Purchase Price”), minus (ii) the Aggregate Preferred Purchase Price, minus (iii) aggregate amount of the Indebtedness of the Acquired Companies as of immediately prior to the Effective Time, minus (iv) the aggregate amount of the Transaction Expenses, minus (v) the Holdback Amount, plus (vi) Cash, plus, (vii) the amount (if any) by which Net Working Capital is greater than the Target Net Working Capital, minus (viii) the amount (if any) by which Net Working Capital is less than the Target Net Working Capital, plus (ix) the Aggregate Option Exercise Proceeds, divided by (z) the Fully-Diluted Common Shares. The amount calculated pursuant to clause (y) of this Section 2.7 is referred to herein as the “Final Aggregate Common Purchase Price.”
(b)    Payments.
(i)    At the Effective Time, Buyer shall, in accordance with and subject to Section 2.8, (A) provide funds to the Exchange Agent for the benefit of the Seller Parties, by wire transfer of immediately available funds to the account designated in writing by the Exchange Agent to Buyer prior to the Closing Date, in amounts necessary for the payment of an amount equal to the sum of (x) the Aggregate Preferred Purchase Price, and (y) the Estimated Aggregate Common Purchase Price less the Aggregate Option Consideration; and (B) provide funds to the Surviving Corporation in an amount necessary for the payment of the Aggregate Option Consideration. Such funds provided to the Exchange Agent are referred to as the “Payment Fund.”
(ii)     Immediately following the Closing on the Closing Date, (A) each holder of a share of Preferred Stock shall receive payment from the Exchange Agent out of the Payment Fund of an amount equal to the product of (x) the Applicable Preferred Purchase Price, multiplied by (y) the number of shares of Preferred Stock held by such holder as of the Closing, in each case upon compliance with Section 2.8(a); and (B) each holder of shares of Company Common Stock shall receive payment from Exchange Agent out of the Payment Fund of an amount equal to the product of (x) the Estimated Per Share Common Price, multiplied by (y) the number of shares of Company Common Stock held by such Common Stockholder as of the Closing, in each case upon compliance with Section 2.8(a). Each holder of In-the-Money Company Options as of the Effective Time (after compliance with Section 2.8(b)) shall, upon execution and delivery of the Option Cancellation Agreement, receive payment from the Surviving Corporation out of the Aggregate Option Consideration of an amount equal to (1) the Estimated Per Share Common Price, multiplied by the number of shares of Company Common Stock into which such Company Options are exercisable as of the Closing, minus (2) the aggregate exercise price of such Company Options, minus (3) the amount of any applicable withholdings or payroll taxes with respect thereto. The aggregate amount payable to the Optionholders pursuant to the preceding sentence is referred to herein as the “Aggregate Option Consideration.” Following the Closing Date, Buyer shall cause the applicable Acquired Company to deposit such applicable withholding or payroll tax amount with the appropriate Governmental Entities in accordance with applicable Law.

(iii)    On the Closing Date, Buyer shall deliver (or cause to be delivered), by wire transfer of immediately available funds to the accounts designated in writing to Buyer prior to the Closing Date (A) to the Escrow Agent, the Escrow Amount for deposit into the Escrow Account to be established pursuant to the terms of the Escrow Agreement, and (B) to Seller Representative, the Holdback Amount for the benefit of the Seller Parties.
(iv)    At the Closing, Buyer shall, on behalf of the Acquired Companies, pay (A) the amounts reflected in the Payoff Letters described in Section 2.10(a)(iv) below to the lenders named therein, in each case by wire transfer of immediately available funds to the accounts designated therein, and (B) the Transaction Expenses reflected in the Closing Schedule, to the extent not already paid prior to Closing, to the obligees thereof in each case by wire transfer of immediately available funds to the accounts designated by such obligees.
(v)    On the Closing Date, the Company shall pay from Pre-Closing Cash, or cause to be paid,
(A)    to each Incentive Bonus Recipient through the Acquired Companies’ payroll system the amount of the Incentive Bonus designated on the Closing Schedule for such Incentive Bonus Recipient net of any Taxes that must be withheld; provided however, that if the Company does not have sufficient funds to pay such amounts from its Cash funds, then Buyer shall pay such shortfall to the Company for this purpose and such payment shall be deemed a Transaction Expense; and
(B)    to each recipient of a discretionary transaction bonus through the Acquired Companies’ payroll system the amount of the discretionary transaction bonus designated on the Closing Schedule for such discretionary transaction bonus recipient net of any Taxes that must be withheld; provided, however, that (x) the total amount of discretionary transaction bonus awards shall not exceed $500,000; and (y) that each discretionary transaction bonus recipient shall have signed a Seller Support Agreement prior to receipt of a discretionary transaction bonus.
(vi)    For each Employee who has entered into an Employment Agreement, in exchange for the cancellation of such Employment Agreements, the Company shall pay out of pre-Closing Cash an amount equal to the severance amount that would have otherwise been owed to the Employee in connection with his or her “termination without cause”, as calculated under the Employment Agreement and set forth on the Closing Schedule, including without limitation, any bonus amounts (including all Pro Rata Bonus Amounts and excluding any amounts owed as an Incentive Bonus under Section 2.7(b)(v) above) and any additional portion of annual base salary owed as severance under such Employment Agreement (the “Severance Amount”); provided, however, that each Employee receiving the Severance Amount shall execute a release (the “Releases”) in a form reasonably satisfactory to Buyer. No payment of any such Severance Amount shall be made until the releases referred to above have become irrevocable and, to the extent such Severance Amounts are not paid on the Closing Date, Buyer shall cause the payments to be made as soon as the releases have become irrevocable and such Severance Amount paid by Buyer shall be considered a Transaction Expense. Notwithstanding anything in this Agreement to the contrary, any amount payable to such Employees under the Incentive Bonus Plan shall be considered as payable under Section 2.7(b)(v) as an obligation of the Company and shall not be treated as a Severance Amount.
2.8    Exchange of Shares.
(a)    Stockholders.
(vii)    As soon as practicable and, in any event, within ten (10) Business Days after the Agreement Date, the Company shall send to each Person who was a holder of Preferred Stock or Common Stock of the Company immediately prior to the Effective Time (a “Stockholder,” and collectively, the “Stockholders”), a disclosure statement (the “Stockholder Disclosure Statement”) and letter of transmittal in substantially the form of Exhibit B hereto (“Letter of Transmittal”); provided, however, no Letter of Transmittal shall be sent to Buyer, Merger Sub or the Company with respect to any shares of Company Common Stock held by them. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate shall be entitled to receive in exchange therefor an amount of cash equal to the applicable consideration calculated and paid pursuant to Section 2.7(b)(ii), and the Stock Certificate so surrendered shall forthwith be cancelled.
(viii)    If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (A) an affidavit (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed, and (B) such indemnity as Buyer may reasonably require, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Stock Certificate shall have been converted.
(ix)    No Stockholder shall be entitled to any portion of the Aggregate Preferred Purchase Price or the Final Aggregate Common Purchase Price, as applicable, until such holder surrenders such holder’s Stock Certificate(s) or delivers a Lost Certificate Affidavit as provided in this Section 2.7(b)(v) and delivers a fully executed Letter of Transmittal. After the Effective Time, each Stock Certificate shall, after such surrender, be marked as canceled and from and after the Effective Time, no Company Common Stock or Preferred Stock will be deemed to be outstanding, and holders of Stock Certificates formerly representing any Company Common Stock and Preferred Stock shall cease to have any rights with respect thereto except as expressly provided herein or by applicable Law. Until surrendered, all Stock Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the portion of the Aggregate Preferred Purchase Price or the Final Aggregate Common Purchase Price, as applicable, to which the Stockholder is entitled hereunder.
(b)    Optionholders. As soon as practicable and, in any event, within seven (7) Business Days after the Agreement Date, the Company shall cause to be delivered to each Optionholder a statement of the value of such Optionholder’s In-the-Money Company Options and a cancellation agreement (the “Option Cancellation Agreement”) which provides that upon receipt and deposit of the Aggregate Option Consideration, all Company Options (whether vested or unvested) held by the Optionholder will be cancelled and be of no further force and effect. Within two (2) Business Days following the later of the Effective Time and delivery of the Option Cancellation Agreement, duly completed and properly executed, the Surviving Corporation shall pay to each such holder of In-the-Money Company Options the applicable amount payable pursuant to Section 2.5(d). Upon each Optionholder’s delivery of the Option Cancellation Agreement and receipt of the Aggregate Option Consideration, all Company Options shall be automatically canceled and retired and cease to exist, and no holder of any Company Option (whether vested or unvested, or exercised or unexercised) will have any rights to, or as a holder of, Company Options to purchase shares of Company Common Stock issuable thereunder.
(c)    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of the Stock Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Capital Stock except as otherwise provided in this Agreement or by Law.
(d)    Termination of Payment Fund. The Exchange Agent shall pay to the Surviving Corporation the portion of the Payment Fund, if any, that remains undistributed on the date that is one (1) year following the Closing Date with respect to any Seller Party that has not theretofore delivered a Letter of Transmittal and surrendered any Stock Certificates or delivered a Lost Certificate Affidavit, as applicable (with respect to Stockholders) or delivered an Option Cancellation Agreement (with respect to Optionholders). Such Seller Parties shall, following such dates, as applicable, look only to the Surviving Corporation for payment of any consideration to which such Seller Party is entitled pursuant to Section 2.5. Notwithstanding the foregoing, neither the Exchange Agent nor the Surviving Corporation shall be liable to any Seller Party for any portion of the Payment Fund delivered to a public official pursuant to applicable escheat Law.
(e)    No Further Rights. All cash paid in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Capital Stock or Company Options.
2.9    Purchase Price Adjustments.
(a)    Definitions.
(i)    “Cash” means, as of 12:01 a.m. Eastern time on the Closing Date, all cash and cash equivalents of the Acquired Companies, as determined in accordance with GAAP, but excluding any funds held for the benefit of clients (or their payees) of the Acquired Companies, including, but not limited to, rebate check liabilities and pre-funded client rebate liabilities (“Restricted Cash”). For purposes of clarification, payments made from pre-Closing Cash, even if made on the Closing Date, shall reduce the amount of Cash hereunder.
(ii)    “Current Assets” means any and all current assets that should be reflected on the consolidated balance sheet of Company, prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets in the preparation of the Most Recent Balance Sheet. Notwithstanding the foregoing, for the purposes of determining Net Working Capital, Current Assets shall not include any Cash, Restricted Cash or Income Tax assets (including deferred Tax assets).
(iii)    “Current Liabilities” means any and all current liabilities that should be reflected on the consolidated balance sheet of the Company, prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current liabilities in the preparation of the Most Recent Balance Sheet. Notwithstanding the foregoing, for the purposes of determining Net Working Capital, Current Liabilities shall not include Indebtedness, Transaction Expenses, Income Tax liabilities, deferred Tax liabilities, rebate check liabilities and pre-funded client rebate liabilities, and Incentive Bonuses that are accrued on the Most Recent Balance Sheet.
(iv)    “Net Working Capital” means the difference between the book value of the Current Assets and the book value of the Current Liabilities, in each case, as of 12:01 a.m. Eastern time on the Closing Date; provided, that, in determining Net Working Capital, no assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the Transactions.
(v)    “Target Net Working Capital” means $3,300,000.
(b)    Closing Estimates. At least three (3) Business Days prior to the Closing Date, Seller Representative shall prepare in good faith and deliver to Buyer a schedule (the “Closing Schedule”) setting forth its calculation of the Aggregate Preferred Purchase Price, the aggregate amount of the estimated Indebtedness of the Acquired Companies as of immediately prior to the Effective Time (the “Estimated Indebtedness”), the aggregate amount of the Transaction Expenses, the Net Working Capital (the “Estimated Net Working Capital”), Cash (the “Estimated Cash”), each Incentive Bonus Recipient and the amount of each such Incentive Bonus, each individual receiving a Severance Amount and the amount of such Severance Amount (including identification of any amounts to be paid as Pro Rata Bonus amounts), the Estimated Aggregate Common Purchase Price and the Fully-Diluted Common Shares as of the Effective Time. After the delivery of the Closing Schedule, Buyer shall have a right to review and object to the Closing Schedule and the Company shall grant Buyer access to the relevant records reasonably necessary to review the Closing Schedule. In the event that Buyer objects to any calculation or other information set forth in the Closing Schedule, the Seller Representative and Buyer shall attempt to resolve such differences in good faith within two (2) Business Days after delivery of the Closing Schedule; and, if any differences remain, the Parties agree that any calculation for which there remains an unresolved difference shall, for purposes of such calculation on the Closing Date, be the average of the calculations advocated by the Company and Buyer, respectively.
(c)    Closing Statement. As soon as practicable, but not later than sixty (60) days following the Closing Date, Buyer shall prepare in good faith and deliver to Seller Representative a statement (the “Closing Statement”) setting forth a calculation of Net Working Capital (“Final Net Working Capital”) and Cash (“Final Cash”), together each of the components thereof, and

Indebtedness (“Final Indebtedness”). The preparation of the Closing Statement and the calculation of Net Working Capital and Cash shall be based on the Books and Records, and shall be accompanied by (i) a certificate signed by the Chief Financial Officer of Buyer certifying that the Net Working Capital and Cash calculations were prepared in good faith based on the Books and Records and the Financial Statements, and (ii) detailed reasonable supporting documents for the calculation of Net Working Capital and Cash. Upon receipt of the Closing Statement, Seller Representative and its representatives shall be given reasonable on-site access to or copies of, as Seller Representative shall request, data, records or other documentation (including the Books and Records) for the purpose of verifying the Closing Statement.
(d)    Protest Notice. Within thirty (30) days following delivery of the Closing Statement, Seller Representative may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Seller Representative may have as to the Closing Statement. Such Protest Notice shall set forth in reasonable detail the nature and amount(s) of the dispute. The failure of Seller Representative to deliver such Protest Notice within the prescribed time period will constitute Seller Representative’s acceptance of the Final Net Working Capital, Final Cash and Final Indebtedness as set forth in the Closing Statement delivered by Buyer. The parties hereto agree that the purpose of the adjustment contemplated by this Section 2.9 with respect to Net Working Capital is to measure the amount of changes in Net Working Capital using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Most Recent Balance Sheet, and such adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Net Working Capital. Buyer and the Seller Representative shall have a period of thirty (30) Business Days from Buyer’s receipt of the Protest Notice in which to resolve such objections.
(e)    Resolution of Protest. If Buyer and Seller Representative are unable to resolve any disagreement as to the Closing Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then the amounts in dispute will be promptly referred to the Dallas, Texas office of Grant Thornton LLP, or to another independent accounting firm mutually acceptable to the Seller Representative and Buyer that has no conflict with either the Company, the Seller Representative, the Surviving Corporation or Buyer (the “Accountants”) for final arbitration, which arbitration shall be completed within sixty (60) days after the matter is submitted to the Accountants, and which arbitration shall be final and binding on the parties hereto absent manifest error and shall constitute an arbitral award that is final, binding and unappealable, and shall be used to determine the Final Net Working Capital, the Final Cash and/or the Final Indebtedness. Buyer and the Seller Representative shall request that their respective agents cooperate with the Accountants during its engagement. The Accountants shall act as an arbitrator to determine, based solely on presentations (so long as representative of both Parties are in attendance) and submissions by Buyer and Seller Representative (which presentations and submissions shall be made to the Accountants no later than thirty (30) days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute. In addition, to the extent that a value has been assigned to any objection that remains in dispute, the Accountants shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. Buyer and Seller Representative agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Buyer and the Seller Representative so that the Seller Representative’s (on behalf of the Seller Parties’) share of such fees and expenses shall be equal to the product of (x) the aggregate amount of such fees and expenses, and (y) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller Representative (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. Any such fees or costs payable by Seller Representative may be set off against the Escrow Amount at the discretion of Buyer. The term “Final Closing Statement,” as used in this Agreement, shall mean the definitive Closing Statement accepted by Seller Representative or agreed to by Seller Representative and Buyer in accordance with Section 2.9(d) or the definitive Closing Statement resulting from the determinations made by the Accountants in accordance with this Section 2.9(e).
(f)    Payment. Within five (5) days of the determination of the Final Closing Statement:
(i)    if the sum of the Estimated Net Working Capital and Estimated Cash is greater than the sum of the Final Net Working Capital and Final Cash set forth on the Final Closing Statement (“Net Working Capital Deficit”), then such Net Working Capital Deficit shall be deducted from the Net Working Capital Escrow Amount and paid to Buyer, by wire transfer of immediately available funds to an account designated by Buyer; or
(ii)    if the sum of the Estimated Net Working Capital and Estimated Cash is less than the sum of the Final Net Working Capital and Final Cash set forth on the Final Closing Statement, then Buyer and the Surviving Corporation shall pay to the Exchange Agent (on behalf of the Seller Parties as of such date) such difference, by wire transfer of immediately available funds to an account designated by the Exchange Agent.
Within five (5) days of the determination of the Final Closing Statement, Buyer and Seller Representative shall deliver a joint written instruction to the Escrow Agent instructing it to disburse to Buyer any portion of the Net Working Capital Escrow Amount payable to Buyer under Section 2.9(f)(i) and the remainder of the Net Working Capital Escrow Amount to the Seller Representative as further provided in Section 2.11. For Tax purposes, any payment by Buyer or the Seller Representative pursuant to this Section 2.9(f) shall be treated as an adjustment to the Merger Consideration unless a contrary treatment is required by applicable Law.
2.10    Closing Deliveries.
(a)    Deliveries by the Company at the Closing. At the Closing, the Company and Seller Representative shall deliver, or cause to be delivered, to Buyer the following:
(i)    a certificate of good standing with respect to each Acquired Company issued by the Secretary of State of the State of Delaware or other Governmental Entity in the applicable jurisdiction in which such Acquired Company was formed, dated as of a date not more than ten (10) Business Days prior to the Closing Date;

(ii)    a copy of the resolution of the Company’s board of directors, certified by an appropriate officer of the Company as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by the Company of the Transactions;
(iii)    a copy of the written consent of the holders of at least eighty-five percent (85%) of the Company Capital Stock entitled to vote thereon pursuant to Section 228 of the DGCL pursuant to which such Common Stockholders and holders of Preferred Stock entitled to vote thereon approve the Transactions, including the Merger, certified by an appropriate officer of the Company as having been duly and validly adopted and being in full force and effect as of the Closing Date;
(iv)    a Payoff Letter, in a form reasonably acceptable to Buyer, from each holder of Indebtedness of the Acquired Companies as of immediately prior to the Effective Time (other than lessors under any capitalized leases and any Person owed short-term or long-term settled state escheat payments), indicating that upon payment of a specified amount, such Indebtedness shall be paid in full and, if applicable, such holder shall release its security interest and authorize Buyer to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release of record the security interests of all such holders;
(v)    an exchange agent agreement, in substantially the form of Exhibit C hereto, dated the Closing Date (the “Exchange Agent Agreement”), duly executed by Seller Representative;
(vi)    an escrow agreement, in substantially the form of Exhibit D hereto, dated the Closing Date (the “Escrow Agreement”), duly executed by Seller Representative;
(vii)    all fully executed notices, consents, approvals, and waivers of third parties, other than Governmental Entities, set forth on Schedule 3.5, unless waived in writing by Buyer as to any specific item, and in each case to the extent still necessary or required as of the Closing;
(viii)    a fully executed FIRPTA Certification, in a form reasonably acceptable to Buyer (dated as of the Closing Date), which states that the Capital Stock does not constitute “United States real property interests” under Code Section 897(c), for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certification”). In addition, simultaneously with delivery of such FIRPTA Certification, the Company shall have provided to Buyer, as agent for the Company, a properly executed notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) in a form reasonably acceptable to Buyer, which Buyer shall be authorized to deliver to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger;
(ix)    resignations, effective as of the Effective Time, of each officer and director of the Company; provided, however, that any resignation made by an officer who has an existing Employment Agreement shall constitute a “termination without cause” as defined in such

Employment Agreement and entitle the officer to the Severance Amounts as set forth in such Employment Agreement;
(x)     written evidence of the termination of group severance programs and arrangements and 401(k) plans, as applicable, in a form reasonably acceptable to Buyer; and
(xi)    the Company Closing Certificate.
(b)    Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller Representative and the Company, as applicable, the following:
(i)    an amount equal to the Payment Fund, by wire transfer of immediately available funds to the account designated by the Exchange Agent;
(ii)    a copy of the resolution of each of Buyer’s and Merger Sub’s governing body, certified by an appropriate officer of Buyer and Merger Sub, as applicable, as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer and Merger Sub, as applicable, of the Transactions;
(iii)    the Exchange Agent Agreement, duly executed by Buyer;
(iv)    the Escrow Agreement, duly executed by Buyer; and
(v)    the Buyer Closing Certificate.
2.11    Escrow; Holdback.
(a)    As provided in Section 2.7(b)(iii), at the Closing, Buyer shall deposit in escrow with Wells Fargo Bank, N.A. (the “Escrow Agent”) an amount equal to the Base Escrow Amount plus the Net Working Capital Escrow Amount (collectively, the “Escrow Amount”). The Escrow Amount shall be delivered by Buyer to the Escrow Agent at the Closing and shall be held in an account (the “Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. Any amounts owed by the Seller Parties to Buyer with respect to (i) the amount, if any, by which the Final Net Working Capital is less than Estimated Net Working Capital and (ii) Sellers indemnification obligations under Article IX (collectively, (i) and (ii), the “Escrow Matters”). Within five (5) days of the determination of the Final Net Closing Statement pursuant to Section 2.9, the Net Working Capital Escrow Amount (less the amount, if any, of any Net Working Capital Deficit) shall be released to the Seller Representative. Upon the eighteen month anniversary of the Effective Time (the “Escrow Release Date”) the remainder of the Escrow Amount (less the amount of any pending, paid or payable claims for Escrow Matters), will be released to the Seller Representative. Any amounts owed to Buyer or the Buyer Indemnitees with respect to the Escrow Matters pursuant to the terms and conditions of this Agreement shall be satisfied by deducting such amount from the Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement. Buyer and the Seller Parties will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.

(b)    Seller Representative shall hold the Holdback Amount as a fund from which Seller Representative shall reimburse itself for or pay directly any out-of-pocket fees, expenses or costs it incurs in performing its duties and obligations under this Agreement and the other Ancillary Documents (including the Escrow Agreement), including out-of-pocket fees and expenses incurred pursuant to the procedures and provisions set forth herein and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement. Seller Representative will not be liable for any loss of principal of the Holdback Amount other than as a result of its gross negligence or willful misconduct. From time to time as Seller Representative shall determine, Seller Representative shall pay by wire transfer of immediately available funds to an account specified by the Seller Parties the remainder of the Holdback Amount in accordance with the Stockholder Distribution Schedule attached hereto.
2.12    Further Actions. Subject to the terms and conditions set forth in this Agreement, the Company, Buyer and Merger Sub shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including making filings, recordings or publications required under the DGCL. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers, managers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:
3.1    Existence and Power. Each Acquired Company is a corporation duly formed and validly existing under the Laws of its jurisdiction of incorporation, has all corporate power and authority required to own and lease its property and to carry on its business as presently conducted, and, to the extent relevant in such jurisdiction, is in good standing and is duly qualified to transact business as a foreign corporation and is in good standing as a foreign corporation authorized to transact business and to own and lease property in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 3.1(a) of the Company Disclosure Schedules sets forth (a) a list of each jurisdiction in which each Acquired Company is licensed or qualified to do business as a foreign corporation and (b) the Organizational Documents of each Acquired Company. The Company has made available to Buyer and Merger Sub the corporate record books of each Acquired Company.

3.2    Authorization. The execution, delivery, and performance by the Company of this Agreement, the consummation of the Merger pursuant to the DGCL and the consummation of the Transactions hereby (a) are within the Company’s corporate powers, and (b) have been duly authorized by all necessary corporate action on the part of the Company (other than the approval of this Agreement and the Transactions by the Stockholders and the filing or recordation of the Certificate of Merger and other appropriate merger documents as required by the DGCL). The Board of Directors of the Company has (i) adopted a resolution declaring the advisability of this Agreement, (ii) determined and resolved that this Agreement is fair to, and in the best interests of, the Company and the Stockholders, and (iii) resolved to recommend that the Stockholders adopt this Agreement, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified. No additional proceedings or approvals on the part of the Company or the Stockholders (other than the written consent approving the Merger by the holders of a majority of the outstanding shares of Capital Stock entitled to vote on the consummation of on voting together as a single class) are necessary to authorize the execution and delivery of this Agreement and the Certificate of Merger and the consummation by the Company of the Transactions.
3.3    Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
3.4    Governmental and Third Party Authorizations. Except as set forth on Schedule 3.4, and except for (a) applicable requirements under “blue sky” laws of various states, and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, no material consent, notice, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any party to a Material Contract is required to be made or obtained in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions, except for such consents or approvals that would arise as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to Buyer.
3.5    Noncontravention. Except as set forth on Schedule 3.5 and except for (a) applicable requirements under “blue sky” laws of various states, and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, will not (i) violate or conflict with the Organizational Documents of any Acquired Company, (ii) violate or conflict with any Law or Order of any Governmental Entity or court applicable to any Acquired Company, (iii) conflict with, result in a breach of, constitute a default (or event that, with notice or lapse of time or both, would constitute a material breach of or material default) under, create in any party the right to terminate, cancel, modify or accelerate any Material Contract to which any Acquired Company is a party or by which it is bound or to which any of its assets are subject, or any Permit held by any Acquired Company of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled, under any Contract binding upon any Acquired Company, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, except, in case of clauses (iii) and (iv) for such violations, defaults or impositions that would (x) not be material to the Company’s business as a whole, or (y) arise as a result of the business or activities in which Buyer is or proposes to be engaged, or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer. As of December 31, 2013, the Acquired Companies have assets in Canada with an aggregate value of $618,004, and annual gross revenues from sales in, from or into Canada with an aggregate value of $1,856,508 as determined in accordance with the Competition Act. As of December 31, 2013, the Acquired Companies have assets in Canada with an aggregate value of $523,188, and the annual gross revenues from sales in or from Canada generated from those assets is $1,854,272, as determined in accordance with the Competition Act.
3.6    Capitalization; Subsidiaries.
(a)    Schedule 3.6(a) sets forth the authorized and issued shares of Company Capital Stock, including disclosure of the number of authorized and issued shares of each of the Company Common Stock, Series A Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. Schedule 3.6(a) of the Company Disclosure Schedules sets forth as of the Agreement Date all of the holders of the Shares and the Shares held by each such holder. Each Person listed on the attached Schedule 3.6(a) is the record owner of the Shares set forth opposite his, her or its name, free and clear of all Liens. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and non-assessable, and were issued in compliance with the Securities Act and applicable state securities Laws. None of the Outstanding Shares were issued in violation of any preemptive or anti-dilutive rights, rights of first refusal or other similar rights. All distributions, dividends, repurchases, stock splits, redemptions, cancellations of series of capital stock, recapitalizations of capital stock (or other equity interests) of the Company, and any similar corporate action, were properly authorized by the Board of Directors of the Company and the stockholders of the Company and was undertaken in compliance with the Organizational Documents of the Company then in effect, any agreement to which the Company then was a party and in compliance with applicable Law in all material respects.
(b)    Except as set forth in Schedule 3.6(b), there are no agreements restricting the transfer of, or affecting the rights of any holder of, the Shares, there are no preemptive or anti-dilutive rights on the part of any holder of any shares of stock of any Acquired Company created by statute, any Acquired Company’s Organizational Documents or any agreement to which any Acquired Company is a party or bound and no outstanding options, warrants, rights, convertible notes, purchase rights, rights of first offer, rights of first refusal, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind obligating any Acquired Company, contingently or otherwise, to issue or sell either any shares of stock of any Acquired Company or any securities or obligations convertible into, or exchangeable for, any class of stock of any Acquired Company (collectively, “Rights to Capital Stock”). A total of 501,251 shares of Company Common Stock are subject to outstanding Company Options, 367,105 of which are exercisable as of the Agreement Date. Except as set forth on Schedule 3.6(b), there are no (i) voting trusts, proxies, stockholder agreements or other agreements or understandings to which any

Acquired Company is a party or is bound with respect to the voting of any shares of stock of any Acquired Company, or (ii) outstanding bonds, debentures, notes, or other Indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of the capital stock of any Acquired Company may vote, or (iii) contracts, agreements, or understandings to purchase or redeem any shares of stock of any Acquired Company. All outstanding Rights to Capital Stock are in compliance with Law and with all requirements set forth in applicable Material Contracts. There are no rights to have any Acquired Company’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, including pursuant to any registration rights agreement. Except as set forth in the Acquired Companies’ Organizational Documents or on Schedule 3.6(b), there are no documents or agreements to which any Acquired Company is a party that grant or impose on the Outstanding Shares any right, preference, privilege or restriction with respect to the Transactions.
(c)    Schedule 3.6(c) sets forth each corporation, limited liability company, trust, partnership, joint venture or other entity in which any Acquired Company owns any stock, partnership interest, joint venture interest or other equity interest and the percentage such equity interest bears to the aggregate number of outstanding securities of such type and class of equity interest. For each Subsidiary, Schedule 3.6(c) lists (i) its name, (ii) the number of authorized shares of each class of its capital stock, and (iii) the number of issued and outstanding shares of each class of its capital stock. Except as disclosed in Schedule 3.6(c), the Company holds of record and owns beneficially all of the outstanding shares of capital stock of each Subsidiary, free and clear of any restrictions on transfer or other Liens (other than restrictions on transfer under the Securities Act and applicable state securities Laws), which shares have been duly authorized and are validly issued, fully paid, and non-assessable, and were issued in compliance with the Securities Act and applicable state securities Laws.
3.7    Financial Statements.
(a)    Schedule 3.7(a) contains true and complete copies of the following financial statements (collectively, the “Financial Statements”):
(i)    The audited consolidated balance sheet of the Company as of December 31, 2011, December 31, 2012 and December 2013, and the related statements of income, changes in members’ equity and cash flows for the period then ended (collectively, the “Audited Financial Statements”);
(ii)    The unaudited consolidated balance sheet of the Company as of July 31, 2014 (the “Most Recent Balance Sheet”) and the related statements of income, changes in members’ equity and cash flows for the six (6)-month period then ended (collectively, the “Interim Financial Statements”).
(b)    The Financial Statements have been prepared in accordance with GAAP (except as otherwise indicated in the notes thereto), applied on a consistent basis throughout the periods covered thereby, have been derived from the accounting records of the Acquired Companies and, with respect to the Interim Financial Statements, on a basis consistent with the Audited Financial Statements; provided, however, that the Interim Financial Statements are subject to normal year-

end adjustments, none of which are material (except as set forth in Schedule 3.7(a)), and do not include footnotes and other presentation items required by GAAP. The Financial Statements fairly present in all material respects the financial position and results of operations of the Acquired Companies, on a consolidated basis, as of the date thereof, or for the period related thereto, as applicable, and the results of operations and cash flows of the Acquired Companies, on a consolidated basis, for the periods set forth therein. Since December 31, 2011, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of the Company.
(c)    The Books and Records fairly reflect in all material respects the transactions, properties, assets and liabilities of Acquired Companies. The books of account and other financial records of the Acquired Companies have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquired Companies have been properly recorded therein. The Company retains and has had possession of the financial records of each Acquired Company for at least three (3) years prior to the Agreement Date. The revenue recognition policies of each Acquired Company and the application of those policies are in compliance with the applicable standards under GAAP. The Acquired Companies have not entered into any transactions involving the use of special purpose entities for any off balance sheet activity other than as specifically described in the Financial Statements.
3.8    Undisclosed Liabilities. Except as set forth on Schedule 3.8, no Acquired Company has any material liability or obligation, whether accrued, absolute, known, unknown, contingent or otherwise, except for (a) liabilities reflected in the Financial Statements, (b) liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, (c) obligations to be performed under the Material Contracts to which one or more of the Acquired Companies is a party, and (d) liabilities and obligations specifically disclosed in the Company Disclosure Schedules attached hereto.
3.9    Absence of Certain Changes. Except as disclosed in Schedule 3.9, as of the Agreement Date, the Acquired Companies have conducted their business since the most recent Balance Sheet Date only in the Ordinary Course of Business. Without limiting the generality of the foregoing, as of the Agreement Date, since the Most Recent Balance Sheet Date, except as disclosed in Schedule 3.9, there has not been any event, occurrence or development that has had a Material Adverse Effect, and none of the Acquired Companies has:
(a)    suffered any damage, destruction, or loss, whether or not covered by insurance, to any of the Company or the Subsidiaries’ properties or assets (whether owned or leased) in excess of $250,000 in the aggregate;
(b)    adopted or proposed any amendment to any Organizational Document of any Acquired Company;
(c)    acquired, sold, transferred, licensed or assigned, surrendered, waived, abandoned, released or otherwise disposed of any material right, power, claim debt, asset or property (tangible or intangible) of the Company, except in the Ordinary Course of Business;

(d)    made any capital expenditure or committed to make any capital expenditure which exceeded $250,000; unless (i) undertaken in the Ordinary Course of Business or (ii) substantially consistent with planned capital expenditures contemplated by the 2014 budget;
(e)    mortgaged, pledged or subjected to Liens, other than Permitted Liens, any assets of the Acquired Companies, except pursuant to Material Contracts;
(f)    assumed, incurred or guaranteed any Indebtedness, other than any borrowings under any existing credit facility, or modified the terms of any existing Indebtedness;
(g)    amended or modified any Material Contract or terminated any Material Contract;
(h)    made any material alteration in the manner of keeping the books, accounts, or records of any Acquired Company or in the accounting practices reflected therein, nor has any Acquired Company amended any Tax Returns;
(i)    made any material Tax election, changed its method of Tax accounting or settled any claim relating to Taxes;
(j)    created a new Benefit Plan, or any increase or modification in, or termination of, any Benefit Plan, except as required to keep any such Benefit Plan in compliance with applicable Laws (including the Code or ERISA);
(k)    increased or changed the compensation or benefits payable or to become payable by any Acquired Company to any of its directors, officers, or employees, except in the Ordinary Course of Business;
(l)    declared, set aside, or paid any dividend or other distribution with respect to the capital stock or equity of the Acquired Companies (other than from one Subsidiary to another Subsidiary or the Company or pursuant to any redemption, repurchase or other acquisition or agreement to redeem, repurchase or acquire any such capital stock or equity);
(m)    any redemption, split, combination or reclassification of any capital stock of any Acquired Company;
(n)    paid any payments or discounts granted to customers of any Acquired Company other than in the Ordinary Course of Business; or
(o)    agreed, whether in writing or otherwise, to do any of the foregoing.

3.10    Material Contracts.
(a)    Schedule 3.10(a) contains a list as of the Agreement Date of each Contract pursuant to which any Acquired Company has any executory rights or obligations that:
(i)    the Company reasonably anticipates will involve future aggregate annual payments (excluding face value of incentive payments or funds used for purchase of non-cash incentive rewards) or revenue by or to any Acquired Company of more than $750,000 (including without limitation the Acquired Companies' top 10 U.S. corporate solutions clients and top 25 U.S. consumer solutions clients (measured by revenue)) and cannot be cancelled by such Acquired Company with less than thirty-one (31) days’ notice;
(ii)    is a lease of personal property involving annual payments by any Acquired Company of greater than $250,000;
(iii)    is an agreement pursuant to which any Acquired Company is lessor, lessee, sublessor, or sublessee or otherwise occupies or otherwise uses any real property (the “Real Property Leases”);
(iv)    creates a partnership or joint venture;
(v)    is an active sales representative or agency agreement;
(vi)    is an employment agreement to which any Acquired Company is a party that is not terminable at will or contains any written severance obligation, or an agreement with officers, employees or consultants of the Company involving annual payments by the Company in excess of $250,000;
(vii)    is an agreement with any officer, director, Stockholder, or any Affiliate or Related Party thereof, of any Acquired Company, other than a Benefit Plan;
(viii)    restricts any Acquired Company from engaging, or competing with any Person, in any line of business in any geographic area;
(ix)    is with an Affiliate of any Acquired Company (other than any other Acquired Company);
(x)    relates to the acquisition or disposition, since January 1, 2011, of any business (whether by merger, sale of capital stock, sale of assets or otherwise) or the disposition of any material assets of the Company (other than in the Ordinary Course of Business), other than contract where the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining;
(xi)    relates to Indebtedness;
(xii)    is a collective bargaining agreement (or similar labor contract) covering any Employee;

(xiii)    imposes any confidentiality, standstill, or similar obligation on any Acquired Company, except for those entered into in the Ordinary Course of Business or in connection with this Agreement or with the sale process leading up to the Transactions and any prior acquisition or sale processes;
(xiv)    grants any exclusive marketing, sales, use or distribution rights to any third party;
(xv)    is a guaranty, warranty, or similar obligation by the Company of any kind or nature, other than warranty provisions contained in customer contracts, or similar instruments in the Ordinary Course of Business;
(xvi)    is an agreement that requires a payment thereunder upon, or in connection with, the consummation of the Transactions;
(xvii)    involves the license or sublicense of Intellectual Property owned by or licensed to any Acquired Company, except for those relating to commercial off-the-shelf software or otherwise entered into in the Ordinary Course of Business;
(xviii)    contains a right of first refusal, first offer or first negotiation in favor of any third party;
(xix)    is an agreement for the purchase by the Company of equipment or services involving outstanding commitments in excess of $250,000;
(xx)    is an agreement under which the Company has advanced or loaned any other Person amounts exceeding $250,000;
(xxi)    is a joint venture, strategic alliance, joint development, partnership contract or agreement or arrangement or any other such agreement pursuant to which any Acquired Company holds an equity interest in a Person; and
(xxii)    is an agreement to which any Governmental Entity is a party.
(b)    With respect to each Material Contract, except as disclosed in Schedule 3.10(b), as of the Agreement Date, (i) each Material Contract is valid, binding, enforceable and in full force and effect, (ii) none of the Acquired Companies is in default under or in breach of, the Company is not in receipt as of the Agreement Date of any written notice of any default or breach under any Material Contract in any material respect and, to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or default under, or would permit the termination or acceleration of any Material Contract, and (iii) to the Company’s Knowledge, no other party or parties to each Material Contract are in breach or default under such Material Contract, or have repudiated any material term of such Material Contract.
(c)    The Company has made available to Buyer a true and correct copy of each written Material Contract, as amended, as of the Agreement Date.

3.11    Suits. Except as set forth on Schedule 3.11, as of the Agreement Date and since January 1, 2011, there are and have been no material Suits (including any pending Suits) or, to the Company’s Knowledge, threatened against any Acquired Company. There is and has since January 1, 2011 been no investigation (with process or other written notice having been served on any Acquired Company) or, to the Company’s Knowledge, threatened against any Acquired Company, at law or equity, before or by an Governmental Entity or arbitrator of any kind. Except as disclosed on Schedule 3.11, as of the Agreement Date, there are no material Orders to which any Acquired Company is subject.
3.12    Compliance with Laws. Except as set forth on Schedule 3.12, since January 1, 2011, no Acquired Company has been in violation in any material respect of any Law to which it is subject or any Authorization necessary for the ownership of its assets or the operation of its business. Except as set forth on Schedule 3.12, as of the Agreement Date and since January 1, 2011, none of the Acquired Companies has been fined, cited or otherwise received written notice from any Governmental Entity of any violation or alleged violation by it of any applicable Law. Schedule 3.12 contains a list as of the Agreement Date of all material Authorizations currently issued in favor of any Acquired Company. Each Acquired Company currently holds all material Authorizations necessary for the lawful conduct its business as it is currently conducted pursuant to all applicable material Laws. All Authorizations are in full force and effect in all material respects. Each Acquired Company is in material compliance with the terms and conditions of each of the Authorizations held by it and no condition exists that, with notice or lapse of time or both, would constitute a default under any Authorizations in any material respect. To the Company’s Knowledge, there are no claims that any Acquired Company has materially violated the terms and conditions of any such Authorizations.
3.13    Tangible Personal Property. Each Acquired Company has good and marketable title to or, in the case of leased property, has valid leasehold interests in, all material tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) used by it in the conduct of its business as presently conducted or shown on the Interim Financial Statements, free and clear of all Liens other than Permitted Liens. The properties and assets owned and leased by the Acquired Companies constitute all of the properties and assets necessary to permit Buyer or the Surviving Corporation to carry on the business of the Acquired Companies in substantially the same manner as presently conducted.
3.14    Intellectual Property.
(a)    Schedule 3.14(a)-1 contains a complete list as of the Agreement Date (specifying the owner thereof and the registration or application number if applicable) of all patented or registered Owned Intellectual Property, and all applications for patent or registration therefor. Except as otherwise set forth on Schedule 3.14(a)-2, none of the Owned Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable or not in good standing, and all renewals and maintenance fees in respect of the Owned Intellectual Property which were due prior to the Agreement Date have been duly paid. Schedule 3.14(a)-3 sets forth a complete and correct list of all agreements, excluding those entered into in the Ordinary Course of Business or otherwise relating to commercial off-the-shelf software, under which the Company or any Subsidiary uses or has the right to use any Intellectual Property owned by a third party (“Licensed Intellectual

Property”), identifying for each such agreement the parties to the agreement, as applicable, and whether the subject license is exclusive or non-exclusive.
(b)    The Owned Intellectual Property, together with the Licensed Intellectual Property, is all of the Intellectual Property necessary for the Acquired Companies (and Surviving Corporation, after the Closing Date) to materially operate their businesses as they are operated on the Closing Date. Each item of Owned Intellectual Property will be owned and available for use by the Surviving Corporation, without any diminution, termination or forfeiture, immediately following the Closing. Each item of Licensed Intellectual Property will be available for use by the Surviving Corporation immediately following the Closing without any approvals or transfer fees or similar payments under any Contract, excluding those licensed under Contracts entered into in the Ordinary Course of Business or otherwise relating to commercial off-the-shelf software. The Acquired Companies have taken all commercially reasonable measures to protect the proprietary nature of each item of Owned Intellectual Property, and to maintain in confidence all material trade secrets and confidential information, that it owns or uses in connection with their respective businesses. Other than licenses in customer or vendor Contracts entered into in the Ordinary Course of Business, no other person or entity has any rights to any of the Owned Intellectual Property and the Owned Intellectual Property is free and clear of any Liens.
(c)    Except as set forth on Schedule 3.14(c), to the Company’s Knowledge, (i) none of the Acquired Companies are infringing, misappropriating or otherwise violating in any material respect the Intellectual Property of any other Person, (ii) no other Person is infringing, misappropriating or otherwise violating in any material respect the Intellectual Property owned by any Acquired Company, and (iii) the Owned Intellectual Property is valid and enforceable. Except as set forth on Schedule 3.14(c), within the last five (5) years, none of the Acquired Companies has received written notice asserting that such Acquired Company is infringing or misappropriating the Intellectual Property of any third party.
(d)    Schedule 3.14(d) identifies each license or other agreement pursuant to which the Company or any Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Owned Intellectual Property, other than customer Contracts entered into in the Ordinary Course of Business. Except as set forth on Schedule 3.14(d) there is no contract, agreement, license, or similar understanding grants to any third party any right to manufacture, produce, assemble, license, market, or sell any Owned Intellectual Property to any other party. Except as set forth on Schedule 3.14(d) and other than customer Contracts entered into in the Ordinary Course of Business, neither the Company nor any Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights.
(e)    All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the material elements of Owned Intellectual Property on behalf of the Company and/or the Subsidiaries have executed confidentiality, non-disclosure and assignment of inventions agreements, assigning intellectual property rights to the Company, including assignment of all Owned Intellectual Property, and either (i) have been a party to a “work-for-hire” arrangement (including employment) or otherwise entered into an agreement with the Company or such Subsidiaries, as applicable, in accordance with applicable Law that has accorded the Company or such Subsidiary, as applicable, full, effective, exclusive and original ownership of all tangible property and Intellectual Property rights thereby arising (except for any moral or other inalienable rights that are incapable of being assigned to the Company or such Subsidiary, as applicable, under the laws of certain foreign jurisdictions), or (ii) have executed appropriate instruments of assignment in favor of the Company or such Subsidiary, as applicable, as assignee that have conveyed to the Company or such Subsidiary, as applicable, full, effective and exclusive ownership of all tangible and intangible property rights thereby arising (except for any moral or other inalienable rights that are incapable of being assigned to the Company or such Subsidiary, as applicable, under the laws of certain foreign jurisdictions).
(f)    Schedule 3.14(f) lists all open source computer code contained in or used in the development of any Owned Intellectual Property or any Customer Deliverables that would subject the Owned Intellectual Property or Customer Deliverables to the terms of the open source license. Except as disclosed on Section 3.14(f), none of the Owned Intellectual Property or Customer Deliverables are subject to any contract to which the Company or any Subsidiary is a party that would require the Company, any Subsidiary, Buyer or the Surviving Corporation to divulge to any Person any source code or trade secret that is part of such Owned Intellectual Property and/or Customer Deliverables
(g)    The Acquired Companies’ use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable privacy policies, terms of use, laws or contracts, applicable to the Acquired Companies. The Acquired Companies maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Law and contracts applicable to the Acquired Companies. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any privacy or security policy regarding, or any unauthorized access of, any personally identifiable data or information used by the Acquired Companies that would require disclosure under applicable notification Laws.
3.15    Insurance; Banking.
(a)    Schedule 3.15(a) sets forth a list, as of the Agreement Date, of each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage, bond and surety arrangements) currently in effect to which an Acquired Company is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), together with the name of insurer, policy number, amount of coverage, expiration dates and status of any pending claims thereunder. With respect to each such insurance policy, except as set forth on Schedule 3.15(a): (a) as of the Agreement Date, the policy is valid, binding and in full force and effect; (b) all premiums with respect thereto covering all current periods have been paid to the extent due; (c) the Company is not in material breach of, or in material default under, any Insurance Policy and (c) no written notice of any actual or possible cancellation or invalidation, or any refusal of any coverage or rejection of any material claim under any Insurance Policy, has been received with respect to such policy as of the Agreement Date. Since December 31,

2011, the Company has not suffered an involuntary cancellation of any insurance policy relating to its business
(b)    Schedule 3.15(b) sets forth a true and complete list of (i) the names and locations of all banks in which the Company has accounts, deposits or safe deposit boxes, (ii) the applicable account names and numbers for any such bank account and (iii) the names of all Persons authorized to draw on each such account or have access to such boxes.
3.16    Real Property.
(a)    No Acquired Company owns or has any obligation to purchase any real property. Schedule 3.16(a) contains a true and complete list of each parcel of real property leased under the Real Property Leases (the “Real Property”), in each case setting forth the lessor and lessee thereof and the date and term of each of the leases, and the street address (where appropriate) of each property covered thereby. The Real Property constitutes all of the real property occupied or operated by any Acquired Company in connection with their business and constitutes all interests in real property necessary to the continued operation of the business of the Acquired Companies. The Company holds a valid and existing leasehold interest under each Real Property Lease free and clear of any Liens (except Permitted Liens). The Company has not assigned, transferred, subleased, licensed, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the Leased Property or granted occupancy rights in the Leased Property to any Person. To the Company’s Knowledge, no portion of the Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Schedule 3.16(b), there are no Contracts to which any Acquired Company is a party has assigned, transferred, subleased, licensed, conveyed, mortgaged, deeded in trust, encumbered any right or interest to any third party, nor otherwise granted to any third party the right or interest of use or occupancy of any portion of the parcels of the Real Property.
(b)    With respect to the Real Property, (i) no portion of the Real Property is subject to any pending or, to the Company’s Knowledge, threatened condemnation, lawsuits, administrative actions or other similar proceeding by any Governmental Entity, (ii) all facilities on the Real Property have received all required approvals of Governmental Entities (including Permits) and are operated and maintained in accordance with applicable Laws, and (iii) the Company has made available to Buyer a true and complete copy of each lease agreement under which each parcel of Real Property is held. Each such material lease agreement is valid, binding and in full force and effect in all material respects (except to the extent any of them expires in accordance with its terms), and there is no material default under any such material lease agreement by the Company or, to the Company’s Knowledge, by any other party thereto. The property subject to the Real Property Leases and all buildings, fixtures and improvements thereon, are in all material respects in good operating condition without known material structural defects, and all mechanical and other systems located thereon are in good operating condition.

3.17    Employees.
(a)    Schedule 3.17(a) hereto sets forth a true and complete list of the Employees, as of the Agreement Date, whose aggregate salary, wages, commissions and bonuses with respect to 2013 exceeded $150,000 (“Highly Paid Employees”), together with the amount of base salary or wages, bonus compensation and commission compensation paid to each such Highly Paid Employee in 2013.
(b)    No Acquired Company is a party to, or bound by, any labor agreement or collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, labor organization, or other body representing employees of any Acquired Company, and no such labor agreement, collective bargaining agreement or similar labor related agreement or arrangement is under negotiation. No employees of any Acquired Company are represented by a labor union or labor organization with respect to their employment with any Acquired Company. To the Company’s Knowledge, for the last three years to the present, no labor union, labor organization, or other group of employees has made a pending written demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing to be brought or filed before any Governmental Entity. To the Company’s Knowledge, for the last three years to the present, there has been no union organizing activities with respect to employees of the Company and there is no actual or threatened material labor dispute, grievance, lockout, strike or slowdown unfair labor practice charge or unfair labor practice complaint, or material labor grievance against or involving any Acquired Company.
(c)    Each Acquired Company is, and has, for the last three years, been, in material compliance with all applicable Laws respecting labor, employment and fair employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmation action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, applicant and employee background checking, the collection and payment of withholding or social security Taxes, and classification of individuals as employees or independent contractors.
(d)    Except as set forth in Schedule 3.17(d), for the last three years to the present, the Company has not received (i) written notice of any charge or complaint with respect to or relating to them before any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, payment of withholding Taxes or occupational safety and health laws, (ii) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, payment of withholding Taxes or occupational safety and health laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress, or (iii) written notice of any lawsuit or other proceeding pending or threatened in any judicial or arbitral forum by or on behalf of any present or former employee of the Acquired Companies, any applicant for employment or classes of the foregoing actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, medical condition, or similar illegal conduct, tortious injury, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract, or interference with actual or prospective economic advantage. No Acquired Company is a party to, or otherwise bound by, any consent decree with any Governmental Entity relating to employees of any Acquired Company or employment practices of any Acquired Company.
(e)    Except as set forth in Schedule 3.17(e), to the Company’s Knowledge, for the last three years to the present, the Company has not received written notice that any employee of the Company is, or is alleged to be, in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Acquired Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by such employer or (B) to the knowledge or use of trade secrets or proprietary information.
(f)    For the last three years to the present, the Company is in material compliance with all notice and other requirements under the WARN Act relating to plant closings or mass layoffs.
3.18    Benefit Matters.
(a)    Benefit Plans Generally. Schedule 3.18(a) attached hereto contains a true and complete list as of the Agreement Date of all Benefit Plans. The Company has separately identified in Schedule 3.18(a) each Benefit Plan that is maintained, sponsored, contributed to, required to be contributed by any Acquired Company or any ERISA Affiliate, or under which any Acquired Company or any ERISA Affiliate has any liability, that is primarily for the benefit of employees residing outside of the United States (a “Non-U.S. Benefit Plan”). Except as contemplated by the terms of this Agreement or in the Ordinary Course of Business, no Acquired Company has any plan or commitment to establish, adopt, enter into, modify or terminate any Benefit Plan. Subject to applicable Law, including the requirements of ERISA and the Code, each Benefit Plan can be amended, terminated or otherwise discontinued by the Company, Buyer or each of their ERISA Affiliates without material liability to any such party.
(b)    Multiemployer Plans. No Benefit Plan is a Multiemployer Plan. Neither the Company, the Subsidiaries nor any of their respective ERISA Affiliates has at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or (ii) incurred any liability, including withdrawal liability, to a Multiemployer Plan that has not been satisfied in full, and to the Company’s Knowledge, no events have occurred and no circumstances exist that could reasonably be expected to result in such liability to the Company or any Subsidiary.
(c)    Qualified Plans. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, such Benefit Plan has received a favorable determination letter, opinion or advisory letter from the Internal Revenue Service (the “IRS”) stating that the form of such plan is so qualified, and, to the Company’s Knowledge, no events have occurred or condition exists that would reasonably be expected to adversely affect such qualified status.
(d)    Compliance. Except as set forth on Schedule 3.18(d), each Benefit Plan complies in all material respects and has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, as applicable. With respect to each Benefit Plan, all annual reports required to be filed, including on IRS Form 5500, have been duly or timely filed with the appropriate Governmental Entity.
(e)    Contributions. Except as set forth on Schedule 3.18(e), each Acquired Company or ERISA Affiliate has made or properly accrued all payments and contributions to all Benefit Plans on a timely basis as required by the terms of each such Benefit Plan (and any insurance contract funding such plan) and any applicable Law, and all payments required to have been made to or under any Benefit Plan have been timely and properly made. To the Company’s Knowledge, nothing has occurred with respect to the operation of the Benefit Plans that would reasonably be expected to cause the imposition of any liability, penalty or tax under applicable Law, including ERISA and the Code.
(f)    Prohibited Transactions. Except as set forth on Schedule 3.18(f), (i) no nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Benefit Plan, including the engagement of any “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) in any transactions in connection with any Benefit Plan that would reasonably be expected to result in the imposition of any material penalty pursuant to ERISA or a material tax pursuant to the Code, and (ii) none of the Acquired Companies has material Tax liability under Section 4975 of the Code. Except as required by applicable Law, and except as could not reasonably be expected to have a Material Adverse Effect, the Company has not received written notice that any Benefit Plan, or any trust which serves as a funding medium for any such Benefit Plan, is currently under examination by any Governmental Entity, including the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS.
(g)    Pension Plans; MEWAs. No Acquired Company, nor any ERISA Affiliate maintains, sponsors, contributes or has or could reasonably be expected to have any liability with respect to any Benefit Plan that is (a) an Employee Pension Benefit Plan that is subject to Title IV of ERISA or Code Section 412 or Section 302 of ERISA, (b) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA; or (c) a multiple employer plan as described in Section 4063(a) of ERISA or Section 413 of the Code.
(h)    Documentation. The Company has made available to Buyer correct and complete copies of the following documents relating to each Benefit Plan: (i) to the extent applicable, all plan documents, amendments and trust or other funding agreements (or, if not written, a written summary of such documents’ terms), including any insurance contracts under which benefits are provided, as currently in effect; (ii) to the extent applicable, the most recent annual and periodic accountings, actuarial reports, and financial statements; (iii) all material communications with any Governmental Entity, including,  to the extent applicable, the most recent Internal Revenue Service notification, opinion or determination letter; (iv) to the extent such reports were required, all discrimination testing and annual reports, including those filed on Form 5500 or 5500C/R, as applicable, for the most recent plan year for which such form is currently required, (v) the current summary plan description, if any is required by ERISA to be prepared and distributed to participants, or other material employee communication; and (vi) for any terminated Benefit Plan, all material consents, resolutions or other corporate action reflecting such termination and evidence of the proper distribution of assets under such terminated Benefit Plan..
(i)    Post-Retirement Benefits. Except as set forth on Schedule 3.18(i), no Acquired Company or ERISA Affiliate has any obligation to provide post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits other than as required under Section 4980B of the Code or any similar state or local law.
(j)    No Payments Triggered. Except as set forth on Schedule 3.18(j) or as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any payment becoming due to any employee of any Acquired Company.
3.19    Environmental Matters.
(a)    Except as set forth on Schedule 3.19, (i) as of the Agreement Date, and since December 31, 2010, each Acquired Company is and has been in material compliance with all applicable Environmental Laws, (ii) as of the Agreement Date, none of the Acquired Companies has, since December 31, 2010, received any written notice with respect to its business or any Real Property from any Governmental Entity or other third party alleging any Acquired Company is not in material compliance with any Environmental Law (iii) to the Company’s Knowledge, since December 31, 2010, there has been no disposal, spill, discharge, or “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., in violation of Environmental Laws or Environmental Licenses by an Acquired Company in, under, beneath or on any Real Property, and (iv) each Acquired Company holds all material Environmental Licenses necessary to authorize the Company to operate its assets in a manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted, and is in compliance in all material respects with such Environmental Licenses.
(b)    Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 3.19 shall constitute the sole and exclusive representations and warranties made by the Company with respect to environmental matters, and no other representation or warranty contained in any other Section of this Agreement, shall be deemed to be made with respect to environmental matters.
3.20    Taxes. Except as set forth in Schedule 3.20,
(a)    All Tax Returns required to be filed by the Acquired Companies have been timely and duly filed with the appropriate taxing authorities, all such Tax Returns and amendments thereto are true, complete and correct. The Company has made available to Buyer copies of all Tax

Returns that any Acquired Company has filed since December 31, 2008. Each Acquired Company has paid or remitted all Taxes (whether or not shown on any Tax Return) required to be paid by such Acquired Company.
(b)    The Acquired Companies have duly withheld, collected, remitted and paid all Taxes required to have been withheld, collected, remitted and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party, and all forms (including Forms W-2 and 1099a and their foreign equivalents, as applicable) required with respect thereto have been properly completed and timely filed.
(c)    No deficiencies or adjustments for any amount of Tax potentially owing by any Acquired Company has been claimed, proposed, assessed in writing or, to the Company’s Knowledge, otherwise threatened during the past five years (including in any jurisdiction where the Acquired Companies do not file Tax Returns). No Acquired Company is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.
(d)    No Acquired Company has waived any statute of limitations in respect of the assessment or collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (nor is the Company subject to a waiver or extension given by any Person);
(e)    No claim has been made by a Governmental Entity in any jurisdiction in which any Acquired company does not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction.
(f)    There are no Liens arising from or related to Taxes on any of the assets of any Acquired Company, other than statutory Liens for Taxes that are not yet due and payable. Further, all of the material assets of each Acquired Company have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the assets of any Acquired Company constitutes omitted property for property Tax purposes.
(g)    None of the Acquired Companies are currently being, or have been for taxable periods ended on or after December 31, 2008, audited by any Governmental Entity with respect to Taxes, and no such audit is pending or, to the Company’s knowledge, threatened.
(h)    Except as disclosed in Schedule 3.20(h), (i) no Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the Transactions, and (ii) there is no contract, or other arrangement, whether or not a Benefit Plan (collectively, a “Nonqualified Plan”) to which any Acquired Company is a party that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(a) of the Code). Each Nonqualified Plan to which any Acquired Company is a party complies in form and in operation with the requirements of Section 409A of the Code and no amounts under any such Nonqualified Plan are, have been or are required to be subject to the interest and additional tax set forth under Section 409A of the Code. No Seller has an obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A of the Code.

(i)    As of December 31, 2013, the Company had net operating loss carryovers of at least $30,000,000. Except as set forth in Schedule 3.20(i), none of the net operating loss carryovers are, without giving effect to the Merger, presently subject to limitation under Section 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state or local Tax law (the “Agreed Tax Benefit”).
(j)    No Acquired Company has any liability or obligation for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law, including, but not limited to, Texas Tax Code Chapter 171), as a transferee or successor, by contract, or otherwise.
(k)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) intercompany transaction (within the meaning of Treasury Regulation Section 1.1502-13) or any excess loss account (within the meaning of Treasury Regulation Section 1.1502-19), (iv) installment sale or open transaction made on or prior to the Closing Date (v) prepaid amount received on or prior to the Closing Date, (vi) election under Section 108(i) if the Code, (vii) of the foregoing elections or foregoing rules, under any similar provision of state, local, or non-U.S. law; or (viii) unpaid amounts previously deducted in computing the income of any Acquired Company, including under non-US Tax Laws.
(l)    No Acquired Company resident in Canada has, directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom the particular Acquired Company was not dealing at Arm’s Length, for consideration the fair market value of which was less than the fair market value of the property or service at the time of (in the case of property) the disposition or acquisition thereof or (in the case of services) the provision or receipt thereof, or been a party to any contract or transaction that could result in a liability for Tax under section 160 of the ITA or any substantially similar provision of other applicable Tax Laws. Each Acquired Company resident in Canada has provided the Buyer with copies of all contracts, minutes and any other documents relating to transactions entered into by it prior to the Closing Date with Persons with whom the particular Acquired Company was not dealing at Arm’s Length at the time the transaction occurred.
(m)    No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b), or any other transaction requiring disclosure under similar provisions of state, local, or non-U.S. Law.
(n)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(o)    Each Acquired Company (i) has not been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state, local or foreign Law), (ii) has not been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of United States state, local or foreign Law), (iii) has not been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iv) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(p)    Except as included in the Most Recent Balance Sheet, there is no property or obligation of any Acquired Company, including unredeemed prepaid card balances or other unredeemed prepaid products, that is escheatable or payable to any state or municipality under any applicable escheatment or unclaimed property Laws or that may at any time become escheatable to any state or municipality under any such Laws.
(q)    The Books and Records set out and disclose, in all material respects, all unclaimed input tax credits under the Excise Tax Act (Canada) for purposes of the goods and services or harmonized sales tax and all unclaimed input tax refunds under an Act respecting the Quebec sales Tax.
(r)    For all transactions between each Acquired Company and any person with whom it was not dealing at Arm’s Length and was resident for tax purposes in a jurisdiction that is different from the jurisdiction of residence of the particular Acquired Company, the particular Acquired Company has made or obtained records or documents that meet the applicable transfer pricing requirements, including, in the case of an Acquired Company resident in Canada, the requirements set out in paragraphs 247(4)(a) to (c) of the ITA.
(s)    The Acquired Companies are not and have not been a United States real property holding corporations within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(t)    The Acquired Companies have timely filed all reports of foreign bank and financial accounts they are required to have filed, and each such filing is true and complete.
(u)    The Acquired Companies have not taken any action, or failed to take any action, that will result in any loss, liability, cost or expense for any amount reflected under the category “FIN 48 Liability” or “Contingent Liability” on the Company’s Financial Statements, including but, not limited to, contingent liabilities representing uncashed check funds for states with whom the Acquired Companies have not agreed to a settlement.
3.21    Material Customers. Schedule 3.21 sets forth (a) the thirty (30) largest customers (collectively, the “Material Customers”) (by dollar volume) during each of its last two fiscal years and for its current fiscal year through June 30, 2014, together with the amount of consideration paid by each Material Customer during such periods. No Acquired Company provides or sells its products or services through any distributor under Contracts involving annual revenue in excess of $250,000. Except in the Ordinary Course of Business, since January 1, 2014, no Material Customer has canceled or otherwise terminated, or, to the Company’s Knowledge, has threatened, to cancel or otherwise terminate, its relationship with any Acquired Company. Except as set forth on Schedule 3.21 of the Company Disclosure Schedules, no Acquired Company has received any written notice of the intent of any Material Customer cancel its relationship with any Acquired Company, except for such cancellations that are in the Ordinary Course of Business.
3.22    Related Party Transactions. Schedule 3.22 lists: (a) all of the material business arrangements or relationships between any Related Party, on the one hand, and any Acquired Company, on the other hand; and (b) any other material asset, tangible or intangible, owned by any Related Party that is used in the business of any Acquired Company. To the Company’s Knowledge, no Related Party owns, directly or indirectly, or is a director, member, officer, or employee of, or consultant to, any business organization that is a competitor, supplier, or customer having business dealings with any Acquired Company.
3.23    Accounts Receivable. Except as may be reflected in reserves set forth on the Interim Balance Sheet or as disclosed in Schedule 3.23, all accounts receivable, notes receivable, and other obligations owed to any Acquired Company: (a) have arisen in the Ordinary Course of Business of such Acquired Company; (b) represent valid obligations due to such Acquired Company; and (c) to the Company’s Knowledge, are not subject to any material claims or set-offs or other defenses or counterclaims.
3.24    Illegal Payments.
(a)    Neither any Acquired Company nor, to the Company’s Knowledge, any Affiliate, Related Party or other Person affiliated with any Acquired Company, has offered, made or received on behalf of any Acquired Company any illegal payment or contribution of any kind, directly or indirectly, to any United States or foreign national, state or local government official, employees or agents or candidates therefor or other Persons, including, without limitation, any (i) payments, gifts or gratuities, (ii) bribes, kickbacks or other similar payments, (iii) unlawful contributions to a domestic or foreign political party or candidate, or (iv) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 16 U.S.C. § 78dd-1 et seq.).
(b)    The operations of each Acquired Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding involving any Acquired Company with respect to the Anti-Money Laundering Laws is pending or, to the Company’s Knowledge, threatened by or before any court or governmental agency, authority or body or any arbitrator.
(c)    No Acquired Company, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate or customer of any Acquired Company, is currently subject to any U.S. sanction programs administered in the U.S. by the Office of Foreign Assets Control of the U.S. Department of the Treasury and in Canada by the Canadian Department of Foreign Affairs,

Trade and Development. Each Acquired Company has at all times complied in all material respects with all applicable Laws relating to export control and trade sanctions or embargoes.
3.25    Brokers. Except for Raymond James & Associates, Inc., no investment banker, broker, finder or other intermediary has been retained by, is authorized to act on behalf of any Acquired Company or is entitled to any fee or commission from any Acquired Company in connection with the Transactions.
3.26    Investment Canada Act. No Acquired Company is engaged in a “cultural business” within the meaning of the Investment Canada Act.
3.27    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. Without limiting the generality of the foregoing, and except as set forth in this Article III, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer hereby represents and warrants to the Company as follows:
4.1    Existence and Power. Each of Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
4.2    Authorization. The execution, delivery, and performance by Buyer and Merger Sub of this Agreement and the consummation of the Transactions (a) are within each of Buyer’s and Merger Sub’s corporate powers, and (b) have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.
4.3    Enforceability. This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes a valid and legally binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub, respectively, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.
4.4    Governmental and Third Party Authorizations. Except as set forth on Schedule 4.4, and except for (a) applicable requirements under “blue sky” laws of various states, and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, no material consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by in connection with the execution, delivery and performance by either Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the Transactions, except for such consents or approvals the failure of which to obtain would not materially adversely affect the ability of Buyer or Merger Sub to consummate the Transactions.
4.5    Noncontravention. Except as set forth on Schedule 4.5 and except for (a) applicable requirements under “blue sky” laws of various states, and (b) assuming all filings required under the HSR Act are made and any waiting periods thereunder have expired or been terminated, the execution, delivery and performance by each of Buyer and Merger Sub of this Agreement, and the consummation of the Transactions, will not (i) violate the Organizational Documents of Buyer or Merger Sub, (ii) violate any Law applicable to Buyer or Merger Sub, or (iii) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of Buyer or Merger Sub or to a loss of any benefit to which Buyer or Merger Sub is entitled, under any agreement or other instrument binding upon Buyer or Merger Sub, except for such violations, defaults or impositions that would not materially adversely affect the ability of Buyer or Merger Sub to consummate the Transactions.
4.6    Brokers. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or Merger Sub who is entitled to any fee or commission in connection with the Transactions.
4.7    Investment Representations. Each of Buyer and Merger Sub acknowledges that it is relying on its own investigation and analysis in entering into the Transactions. Each of Buyer and Merger Sub is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time.
4.8    Capacity to Close; Solvency. Buyer at Closing will have immediately available funds which are in the aggregate amount sufficient to make payment of the Purchase Price on the Closing Date and any other payments required hereunder and to consummate the transactions contemplated hereby, all without any third party consent or approval required. The financial statements of Buyer as of December 28, 2013 and June 14, 2014 and for the periods then ended, which have been previously delivered to the Company, fairly present, in all material respects, the financial condition and results of operations of Buyer as of the dates and for the periods then ended in accordance with GAAP, on a basis consistent with the financial statements of Buyer as of December 31, 2013; provided, however, that the financial statements of Buyer as of June 14, 2014 are subject to normal year-end adjustments, none of which are material and do not include footnotes and other presentation items required by GAAP. Upon the consummation of Transactions, (a) Buyer and each of the Acquired Companies will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (b) Buyer and each of the Acquired Companies will not be left with insufficient capital, (c) Buyer and each of the Acquired Companies will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Buyer and each of the Acquired Companies will not be impaired. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including each Acquired Company).
4.9    Independent Investigation. Buyer and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects,

condition (financial or otherwise) or assets of the Company, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Company for such purpose. Buyer and Merger Sub acknowledge and agree that (a) in making their decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions, Buyer and Merger Sub have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedules), and (b) neither the Company nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedules).
ARTICLE V
COVENANTS OF THE COMPANY
5.1    Conduct of Business. Except as set forth on Schedule 5.1 and except as Buyer may otherwise consent to in writing, from the Agreement Date through the Closing, the Company shall, and shall cause each other Acquired Company to:
(a)    conduct its business in all material respects only in the Ordinary Course of Business;
(b)    not (i) amend or propose to amend any Acquired Company’s Organizational Documents, (ii) split, combine, or reclassify the Company Capital Stock, or (iii) declare, set aside, or pay any dividend or distribution payable in cash, stock, property or otherwise;
(c)    maintain its properties, machinery and equipment in sufficient operating condition and repair to enable it to conduct its business in all material respects in the manner in which it is currently conducted, except for maintenance or repair required by reason of fire, flood, earthquake or other manmade or natural disasters or acts of God;
(d)    continue all insurance policies listed on Schedule 3.15(a) in full force and effect (or obtain replacement insurance policies on commercially reasonable terms in such amounts and against such risks and losses as are consistent with past practice);
(e)    not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, capital stock of any Acquired Company or any debt or equity securities convertible into or exchangeable for capital stock of any Acquired Company or any units or other rights that are tied to capital stock of any Acquired Company (e.g., restricted stock units or stock appreciation rights); provided, however, that the issuance of any securities pursuant to Contracts existing or the conversion of securities outstanding as of the Agreement Date will be permissible;
(f)    not increase the rate or terms of compensation payable to any of the directors, officers or Employees of any Acquired Company, and not increase the rate, contribution or terms of any bonus, pension or other employee benefit plan covering any of the directors, officers or

Employees of any Acquired Company, except in each case in the Ordinary Course of Business, or as required by Law or by any pre-existing contract (any such contract has been made available to Buyer);
(g)    use its commercially reasonable efforts to preserve its relationships and goodwill with the material lenders, suppliers, distributors and customers of each Acquired Company’s business and other third parties having material business dealings with it;
(h)    not mortgage, pledge or subject to any Lien (other than any Permitted Lien) any material assets of any Acquired Company;
(i)    except as contemplated by the terms of this Agreement or in the Ordinary Course of Business, not (a) make any change in the compensation or other employment terms for any of their respective directors, officers and Highly Paid Employees, (b) pay or agree to pay any bonus, incentive compensation, service award or other like benefit, except as required under agreements outstanding as of the date of this Agreement, copies of which have previously been made available to Buyer (iii) accelerate any material right or benefit under any Benefit Plan (except as provided in this Agreement), or (iv) enter into or modify any Benefit Plan in any material respect;
(j)    except as required by GAAP or applicable Law, not materially change any accounting methods, principles, procedures or practices, change its fiscal year from past practice, or make or change any election in respect of Taxes (other than on a Tax Return), fail to timely pay any estimated Taxes, adopt or change any accounting method in respect of Taxes, or settle or compromise any claim, notice, audit report or assessment in respect of Taxes;
(k)    not settle, release, waive or compromise, or agree to settle, release, waive or compromise, any action (i) involving payments by any Acquired Company in excess of $250,000 in a single transaction or $1,000,000 in aggregate, (ii) entailing the incurrence of any liability of any Acquired Company in excess of $250,000 in a single transaction or $1,000,000 in aggregate, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of any Acquired Company or (iii) that is brought by any current, former or purported holder of any capital stock or other equity interests or debt securities of any Acquired Company relating to the Transactions;
(l)    not make or authorize any capital expenditure exceeding $250,000; unless (i) undertaken in the Ordinary Course of Business or (ii) substantially consistent with planned capital expenditures contemplated by the 2014 budget;
(m)    not accelerate, postpone or otherwise alter the timing of payment of any account receivable to or any account payable from any Acquired Company except in the Ordinary Course of Business; and
(n)    not authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing items which are prohibited.

5.2    Notices and Consents. The Company shall give the notices, make the filings, and use commercially reasonable efforts to obtain the consents set forth on Schedule 5.2. Buyer and Merger Sub shall use commercially reasonable efforts to cooperate with and assist the Company in giving such notices, making such filings, and obtaining such consents; provided, that, except as expressly set forth in this Agreement, neither Buyer nor Merger Sub shall be required to expend any funds or incur any liabilities to obtain any third party or governmental consents.
5.3    Exclusivity. Between the date of this Agreement and the Closing or earlier termination of this Agreement, neither any Acquired Company nor the Seller Representative shall, nor shall they permit any of their respective directors, officers, employees, agents, investment bankers or other representatives to, take, or cause or permit any Person to take, any of the following actions with any Person other than Buyer, Merger Sub, and their designees: (b) except as contemplated by this Agreement, solicit, initiate, or participate in, directly or indirectly, any negotiations, discussions, or inquiries with, or encourage the submission of any proposal or offer from, any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Acquired Companies (including any acquisition structured as a merger, consolidation, or share exchange) (each of the foregoing, a “Restricted Transaction”);(c) enter into any agreement relating to a Restricted Transaction; or (c) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 5.3 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to seek specific performance through injunctive relief in addition to any other remedy to which such party may be entitled.
5.4    Stockholder Consent; Disclosure.
(a)    As soon as practicable and, in any event, within ten (10) Business Days after the Agreement Date, the Company shall deliver to Buyer (i) a written consent in lieu of special meeting of the holders of Company Capital Stock entitled to vote in substantially the form of Exhibit E approving the terms of the Merger and the Transactions, executed by Stockholders holding a majority of the outstanding shares of Company Capital Stock entitled to vote as of the time of such written consent, voting on an as converted to Common Stock basis together as a single class (the “Stockholder Consent”).
(b)    As soon as practicable and, in any event, within ten (10) Business Days after the Agreement Date, and prior to receiving any executed Stockholder Consent from any holder of Company Capital Stock entitled to vote on the Merger, the Company shall deliver to such holder of Company Capital Stock, a Stockholder Disclosure Statement pursuant to the DGCL, which shall comply with applicable Law and shall include (i) a summary of this Agreement, the Transactions and such other matters as are appropriate for such a disclosure document, (ii) a statement that appraisal rights are available for the shares of Capital Stock pursuant to the Appraisal Statute and a copy of the Appraisal Statute and (iii) except in the case of the Stockholder Disclosure Statement given to the stockholders executing the Stockholder Consent, notice that the necessary percentage of stockholders has been obtained pursuant to the Stockholder Consent following execution and delivery of this Agreement. The Company, acting through its Board of Directors, shall solicit the written consent of each holder of Company Capital Stock entitled to vote on the Merger, in favor of adopting the Merger, and shall include in the Stockholder Disclosure Statement the recommendation of its Board of Directors that the holders of Capital Stock entitled to vote on the Merger cast their vote in favor of the adoption of the Merger and sign the Stockholder Consent. The Company shall comply with all requirements of the Appraisal Statute. The Company will ensure that the information in the Stockholder Disclosure Statement will not, at the time the Disclosure Statement is provided to any holder of Company Capital Stock entitled to vote on the Merger, contain any statement that is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statement made therein, in light of the circumstances under which they are made, not false or misleading.
5.5    Stockholder Consent; Seller Support Agreements; Option Cancellation Agreements. The Company shall use commercially reasonable efforts to cause (a) each holder of more than five percent (5%) of Company Capital Stock entitled to vote on the Merger to execute and deliver its signature page to the Stockholder Consent prior to Closing, (b) eighty-five percent (85%) of Seller Parties to execute and deliver a signature page to the Seller Support Agreement or the Stockholder Consent prior to Closing, and (c) each Optionholder to execute and deliver to Buyer a signature page to such Optionholder’s Option Cancellation Agreement prior to Closing.
5.6    Termination of Group Severance Programs. The Acquired Companies and their respective ERISA Affiliates, if any, each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are, or could reasonably be determined to be, subject to ERISA immediately prior to Closing. Prior to or at the Closing, Buyer shall receive from the Company evidence that such group plan(s) of any Acquired Company and any of their respective ERISA Affiliates, if any, have been terminated pursuant to resolution of each such entity’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Buyer), effective as of the day immediately preceding Closing.
5.7    Termination of 401(k) Plans. The Acquired Companies and their respective ERISA Affiliates each agree to terminate any and all plan(s) established or maintained pursuant to Code Section 401(k) on the day preceding the Closing, unless the Buyer, in its sole and absolute discretion, agrees to sponsor and maintain such plan(s) by providing the Company with written notice of such election at least three (3) Business Days before the Closing Date. Unless the Buyer provides such notice to the Company, the Buyer shall receive from the Company evidence that the 401(k) plan(s) of the each Acquired Company and their respective ERISA Affiliates have been terminated; such evidence shall include: (i) resolutions of each such entity’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of the Buyer) effective as of the day immediately preceding the Closing Date, (ii) such other requirements as set forth in the plan document(s), and (iii) such other actions as would be necessary or appropriate to effectuate the 401(k) plan termination.
5.8    Payoff Letters. At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer (a) payoff letters (or other evidence in form and substance reasonably satisfactory to Buyer) with respect to any Indebtedness outstanding as of the Closing Date, evidencing the satisfaction of all liabilities thereunder upon receipt of the amounts set forth therein, and (b) releases in customary forms concurrently with the repayment of obligations giving rise thereto of all Liens with respect to the equity interests, property and assets of the Acquired Companies resulting from the Indebtedness outstanding as of the Closing Date (collectively, the “Payoff Letters”).
5.9    Optionholder Schedule. The Company shall, at least two (2) Business Days prior to the Closing, deliver a schedule that sets forth an accurate and complete list of (i) Optionholders immediately prior to the Effective Time, together with the amount of Aggregate Option Consideration due each such Optionholder, and (ii) Optionholders immediately prior to the Effective Time for whom Tax withholding is required at Closing, together with the correct amount required to be withheld as of the Closing for each such Optionholder.
5.10    Releases. The Company shall use commercially reasonable efforts to obtain releases within three (3) days of the Agreement Date from Employees and/or officers that are required to execute such releases as a condition of receiving the Severance Amounts pursuant to Section 2.7(b)(vi).
ARTICLE VI
COVENANTS OF BUYER
6.1    Access to Books and Records. Buyer shall maintain until the seventh (7th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any of their assets or liabilities prior to the Closing. After the Closing, Buyer shall provide Seller Representative and its representatives with access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Surviving Corporation and its Affiliates, and (b) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Seller Representative and its representatives shall have the right to make copies of such Books and Records at its sole cost. Without limiting the generality of the foregoing, Buyer shall make available the Employees of the Acquired Companies to the extent such availability is reasonably requested by Seller Representative in connection with the investigation, preparation, conduct, or settlement of or for any dispute, claim, Suit, audit, or other proceeding by or against any Seller Party (or any of its Affiliates); provided that (i) Seller Representative may not be entitled to access to Employees if such access unreasonably interferes with the business of the Acquired Companies or places an undue burden on such Employees, and (ii) Buyer shall be reimbursed by Seller Representative for all reasonable out-of-pocket expenses in connection therewith.
6.2    Indemnification; Directors and Officers Insurance.
(a)    For a period of six (6) years from and after the Closing Date, the Organizational Documents of each Acquired Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors and officers of any Acquired Company (each, a “Covered Party”) than are currently set forth in their respective Organizational Documents. Any indemnification agreements with Covered

Parties in existence on the date of this Agreement shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.
(b)    On or prior to the Closing Date, the Acquired Companies shall obtain a non-cancelable run-off insurance policy for directors’ and officers’, employment practices, errors and omissions and fiduciary liability, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the Transactions, for all persons who were directors, managers or officers of any Acquired Company, as applicable, on or prior to the Closing Date (the “D&O Tail Insurance”). Notwithstanding any other provision of this Agreement, Buyer and the Company shall each be equally responsible, and shall each pay fifty percent (50%) of all costs associated with procuring the D&O Tail Insurance pursuant to this Section 6.2.
(c)    In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.
6.3    No Additional Representations; Disclaimer. Buyer acknowledges and agrees that none of the Seller Parties, the Acquired Companies, any of their Affiliates or any Representatives of any of the foregoing (a) has made (and Buyer and its Affiliates have not relied on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies or their businesses or assets, except as expressly set forth in Article III and qualified by the Company Disclosure Schedules, or (b) will have or be subject to any liability or obligation to Buyer or any other Person resulting from the distribution to Buyer or any of its Affiliates, or Buyer’s or any of its Affiliates’ use of, any such information, including any information, document or material made available to Buyer or its Affiliates or any of their Representatives in certain “data rooms” and online “data sites,” management presentations or any other form in connection with the Transactions or otherwise. In connection with Buyer’s and its Affiliates’ investigation of the Acquired Companies, Buyer and its Affiliates have received from or on behalf of the Acquired Companies certain projections, including projected statements of operating revenues and income from operations of the Acquired Companies and certain business plan information of the Acquired Companies. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and its Affiliates’ are familiar with such uncertainties, that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer and its affiliates shall have no claim against the Seller Parties, the Acquired Companies, any of their Affiliates or any Representatives of the foregoing with respect thereto.
ARTICLE VII
COVENANTS OF BUYER AND THE COMPANY

7.1    Public Announcements. Neither Buyer nor the Company shall, nor shall any of their respective Affiliates, without the approval of the other party, issue any press release or otherwise make any public statement with respect to this Agreement or the Transactions, except as may be required by applicable Law, in connection with any required filing or communication with the Securities and Exchange Commission or any other Governmental Entity, or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, that a Seller Party who is a private equity firm may disclose necessary information to its partners.
7.2    Antitrust Approvals.
(a)    The Company and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the Agreement Date, file, or cause to be filed, with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Transactions and the Ancillary Documents and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the Transactions pursuant to any Laws relating to antitrust and competition applicable to any Acquired Company, if any (“Other Antitrust Laws”). Each of the parties hereto shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. and the Parties shall promptly comply with any requests for additional information. Notwithstanding any other provision of this Agreement, Buyer and the Company shall each be equally responsible, and shall each pay fifty percent (50%) of all filing fees payable in connection with such filings and any local counsel fees.
(b)    The Company and Buyer shall each, respectively, use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Transactions and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request, including providing additional information. The Parties agree that nothing herein shall require any party (i) to dispose of or make any change in any portion of their businesses or to incur any other burden (financial or otherwise) in connection with consummating the Closing, and (ii) that neither Party, or any of their respective Affiliates, shall be obligated to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the Transactions.
(c)    Each of the parties hereto agrees to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to promptly inform the other party’s counsel of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. No party shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).
7.3    Supplemental Disclosure. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Schedules for all purposes hereunder, including Sections 8.1, 8.2 and 9.2; provided, however, that in the event such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that has had or could be reasonably be expected to have a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 8.2(a).
7.4    Efforts to Close. Subject to the terms of this Agreement (including the limitations set forth in this Section 7.4), each of Buyer and the Company shall use their commercially reasonable efforts to cause the conditions to Closing to be satisfied and for the Closing to occur. The “commercially reasonable efforts” of the Company shall not require the Company or any of its Affiliates to provide financing to Buyer for the consummation of Transactions and shall not require Buyer to pay any funds or incur any expense, except as expressly set forth in this Agreement, in connection with the obtaining of any consent of any third party or Governmental Entity.
7.5    Tax Matters.
(a)    Preparation of Tax Returns.
(i)    Seller Representative shall prepare, or cause to be prepared, all Tax Returns for the Acquired Companies for all Tax periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) with an initial due date (taking into account any valid extensions) after the Closing Date (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns shall be prepared consistent with the past practice of the Acquired Companies, except as otherwise required by applicable Law, and any Pre-Closing Tax Return relating to income Taxes (a “Pre-Closing Income Tax Returns”) shall reflect a deduction for the Transaction Deductions. At least thirty (30) days prior to the date on which any Pre-Closing Tax Return is required to be filed (taking into account any valid extensions), Seller Representative shall submit such Pre-Closing Tax Return to Buyer for Buyer’s review. Buyer shall provide written notice to Seller Representative of its disagreement with any items in such Pre-Closing Tax Return within ten (10) days of its receipt of such Pre-Closing Tax Return, and if Buyer fails to provide such notice, such Pre-Closing Tax Return shall become final and binding upon the parties hereto, and the Surviving Corporation shall sign and timely file, or cause to be signed and timely filed, such Pre-Closing Tax Return as prepared by Seller

Representative. If Buyer and Seller Representative are unable to resolve any dispute regarding any Pre-Closing Tax Return within five (5) days after Buyer delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accountants in accordance with the dispute resolution procedure set forth in Section 2.9(e); provided, that if the dispute cannot be resolved at least two (2) days before the Tax Return is due, the Pre- Closing Tax Return will be filed in the manner that the Seller Representative deems to be correct. The Surviving Corporation shall sign and file, or cause to be signed and filed, any Pre-Closing Tax Return after the final resolution by the Accountants of any such dispute or if such Pre-Closing Tax Return is filed prior to such resolution, the Surviving Corporation shall cause an amended Tax Return to be filed in accordance with such determination. Seller Representative and Buyer shall cooperate to cause to be paid from the Escrow Amount to Buyer on or before the date which is later than ten (10) days before the due date of such a Pre Closing Tax Return (after giving effect to any valid extensions), or five (5) days after the final resolution of any dispute with respect to such Pre-Closing Tax Return, the amount of the Taxes as set forth on such Pre-Closing Tax Return and any amendment made thereto pursuant to this Section 7.5(a)(i).
(ii)    If applicable Laws do not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which begins before the Closing Date and ends after the Closing Date (the “Straddle Period”), Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Acquired Companies for all Straddle Periods (the corresponding Tax Return, a “Straddle Period Tax Return”) and for all taxable periods beginning after the Closing Date. At least thirty (30) days prior to the date on which any or Straddle Period Tax Return is required to be filed (taking into account any valid extensions), Buyer shall submit such Straddle Period Tax Return to Seller Representative for Seller Representative’s review. Seller Representative shall provide written notice to Buyer of its disagreement with any items in such Straddle Period Tax Return within ten (10) days of its receipt of such Straddle Period Tax Return, and if Seller Representative fails to provide such notice, such Straddle Period Tax Return shall become final and binding upon the parties hereto, and the Surviving Corporation shall sign and file, or cause to be signed and filed, such Straddle Period Tax Return. If Buyer and Seller Representative are unable to resolve any dispute regarding any Straddle Period Tax Return within five (5) days after Seller Representative delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accountants in accordance with the dispute resolution procedure set forth in Section 2.9(e); provided, that if the dispute cannot be resolved at least two (2) days before the Tax Return is due, the Straddle Period Tax Return will be filed in the manner that the Buyer deems to be correct. The Surviving Corporation shall sign and file, or cause to be signed and filed, any Straddle Period Tax Return after the final resolution by the Accountants of any such dispute or if such Straddle Period Tax Return is filed prior to such resolution, the Surviving Corporation shall cause an amended Tax Return to be filed in accordance with such determination. Seller Representative and Buyer shall cooperate to cause to be paid from the Escrow Amount to Buyer on or before the date which is later than ten (10) days before the due date of such a Straddle Period Tax Return (after giving effect to any valid extensions), or five (5) days after the final resolution of any dispute with respect to such Pre-Closing Tax Return, the amount of the Taxes as set forth on such Straddle Period Tax Return and any amendment made thereto pursuant to this Section 7.5(a)(ii).

(b)    Allocation of Straddle Period Tax Liability. For all purposes under this Agreement, in the case of any Straddle Period, Taxes (or any Tax refund and amount credited against any Tax) shall be allocated between (i) the period up to and including the Closing Date, and (ii) the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Acquired Companies as of the Closing Date, provided that (A) any franchise Tax or other Tax providing the right to do business shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax and (B) that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (C) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(c)    Tax Benefits and Refunds. Subject to satisfying the covenant to provide the Agreed Tax Benefit, the Seller Parties shall be entitled, to the value of all Tax benefits relating to the Transaction Deductions, and any state Tax refunds attributable to the Pre-Closing Income Tax Returns (as described in Section 7.2(d) below), and Buyer and the Surviving Corporation shall be entitled to (i) any net operating loss carryforwards from a Tax period (or portion thereof) ending on or before the Closing Date, in each case that are available to offset income (including through carryforwards) of Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) for any Tax period (or portion thereof) of the Surviving Corporation, Buyer or any of their respective Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) beginning after the Closing Date, and (ii) subject to state Tax refunds attributable to the Pre-Closing Income Tax Returns, any Tax refunds that are received by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) become entitled, that relate to any Tax Period. To the extent permitted by applicable Law, Buyer, the Surviving Corporation or an Affiliate may carry back, or cause or permit the Surviving Corporation and any Affiliate to carry back, for U.S. federal, state, local or non-U.S. Tax purposes for any taxable year or period, or portion thereof, ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) occurring on or after the Closing Date, except to the extent that the Sellers would be adversely affected by such carryback. Any refunds of Taxes resulting from such carrybacks shall be for the benefit of Buyer and the relevant Buyer Indemnitee, and the Sellers shall have no entitlement thereto.
(d)    In preparing the Pre-Closing Income Tax Returns, the Seller Parties shall be entitled to credit against any Tax owed by the Acquired Companies thereunder any Tax refunds owed to the Acquired Companies with respect to such Pre-Closing Income Tax Returns. To the extent any Tax refunds are payable in connection therewith (but not for any other periods, including any portion of any Straddle Period), after any such credit such refunds shall be for the account of Seller Parties, and Buyer shall pay over to the Seller Representative (for further distribution to the Seller Parties as of such date) as additional purchase price for the Shares, any such refund within fifteen (15) after receipt thereof.
(e)    The Agreed Tax Benefit shall exist as of the Closing Date and shall be for the benefit of Buyer in Buyer’s consolidated post-Closing Tax Returns with the Acquired Companies.
(f)    Cooperation; Agreed Tax Treatment.
(i)    Buyer shall be a “C corporation” for purposes of the Code. Buyer shall cause the Surviving Corporation and each other Acquired Company eligible to do so to (i) join Buyer’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date, and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of such Acquired Companies (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.
(ii)    Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to, except upon Seller Representative’s written request, (i) file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Tax period ending on or before the Closing Date, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Closing Date, (iii) make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the Transactions, (iv) take any action relating to Taxes or that could create a Tax liability on the Closing Date that is outside the Ordinary Course of Business.
(g)    Transfer Taxes. Buyer and the Seller Parties shall each shall pay fifty percent (50%) of any Transfer Taxes arising out of or in connection with the Transactions. The Surviving Corporation, Buyer and the Seller Representative shall cooperate in filing all necessary Tax Returns under applicable Laws with respect to Transfer Taxes.
7.6    Additional Agreements.
(a)    Employment and Benefits Matters
(i)    Subject to Buyer’s normal application and hiring process, for the remainder of the 2014 calendar year, Buyer shall or shall cause the Surviving Corporation to provide each eligible Employee who remains employed with the Surviving Corporation immediately after the Closing (“Continuing Employee”) with (A) base salary or hourly wages, as applicable, which are substantially similar to the base salary or regular hourly wages provided by the Company immediately prior to the Closing and (B) bonus opportunities and employee benefits substantially similar in the aggregate to the bonus opportunities and employee benefits offered or provided to similarly situated employees of Buyer and its affiliates. With respect to Employees who have benefits under the Company’s 401(k) plan (which shall be terminated prior to or at Closing), Buyer shall provide such Employees with the opportunity to roll over any such benefits into an Individual Retirement Account (IRA) for the remainder of the 2014 calendar year, and such Employees shall be permitted to enroll in Buyer’s 401(k) plan beginning on January 1, 2015. Buyer shall provide or shall cause the Surviving Corporation to provide each Continuing Employee with full credit for service with the Company and its ERISA Affiliates (including predecessor companies) for purposes of determining eligibility to participate, vesting and, with respect to vacation, accrual under each plan, program, policy or arrangement to be provided by the Surviving Corporation to such employee after the Closing to the same extent such service was credited under a similar Benefit Plan as of the Closing Date pursuant to records made available to Buyer by the Company; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or would conflict with the Benefit Plan of the Company and/or the Surviving Corporation. Buyer shall or shall cause the Surviving Corporation to ensure that any eligibility or other conditions on benefits under these programs, including with respect to credit for deductibles and co-payment, will be administered by applying such Continuing Employee’s experience under any of the Benefit Plans in which each Continuing Employee (and, if applicable, such Continuing Employee’s dependents) was participating immediately before Closing.
(ii)    Nothing herein expressed or implied (A) is intended to, or does, confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Section 7.6, (B) shall create any right to continued employment with the Surviving Corporation, Buyer or any of its Affiliates, (C) shall interfere with the Surviving Corporation, Buyer or any of its Affiliates’ right to amend, modify or terminate any Benefit Plan, or any employee benefit plan arrangement of Buyer or its Affiliates, or to terminate the employment of any employee of the Company for any reason (or no reason) after the Closing, or (D) shall be an amendment to any Benefit Plan, or other benefit plan or arrangement of the Surviving Corporation, or Buyer or its Affiliates.
(iii)    Buyer shall be responsible for providing and discharging any and all WARN notifications (as approved by the Company), benefits, and liabilities to employees of the Company and Governmental Entities caused by plant closings or employee separations occurring on or after the Closing Date, including coordinating with the Company to ensure any required pre-Closing notices are sent, and if pre-Closing notices are unable to be timely sent, paying damages to the applicable employees.
(g)    Incentive Bonus Plans. Buyer shall or shall cause the Company to maintain the Incentive Bonus Plans through the end of the fiscal year of the Company and following the last day of the fiscal year, cause to be paid to each Incentive Bonus Recipient and to each Pro Rata Bonus Recipient who is employed following the Closing the Remaining Bonus Payment. The “Remaining Bonus Payment” shall be calculated as follows:
(i)    For each Annual Bonus Recipient, an amount calculated pursuant to the following formula, provided that such amount is greater than zero: (A) the amount payable pursuant to the original terms of the applicable Incentive Bonus Plan, less (B) any amounts previously paid pursuant to the applicable Incentive Bonus Plan pursuant to Section 2.7(b)(v);
(ii)    For each Pro Rata Bonus Recipient who is employed following the Closing, an amount calculated pursuant to the following formula, provided that such amount is greater than zero: (A) the amount payable pursuant to the original terms of the applicable Incentive Bonus Plan in which such Pro Rata Bonus Recipient participates, less (B) any amounts previously paid to such Pro Rata Bonus Recipient as the Incentive Bonus pursuant to the applicable Incentive Bonus Plan pursuant to Section 2.7(b)(v); and
(iii)    For each Quarterly Bonus Recipient, an amount calculated pursuant to the following formula, provided that such amount is greater than zero: (A) the amount payable pursuant to the original terms of the applicable Incentive Bonus Plan for any quarters ending after the Closing Date, less (B) the sum of all quarterly bonus amounts paid under the Incentive Bonus Plan during the fiscal year, and any amount paid under the Incentive Bonus Plan pursuant to Section 2.7(b)(v).
ARTICLE VIII
CONDITIONS TO CLOSING; TERMINATION
8.1    Conditions to Each Party’s Obligations. The respective obligations of Buyer and the Company to consummate the Transactions are subject to the satisfaction (or waiver of both parties in their sole discretion) of the following conditions, and promptly following the satisfaction or waiver of the following conditions Buyer and the Company shall, subject to Sections 8.2 and 8.3, cause the Closing to occur:
(a)    The Merger shall have been approved, without revocation, by at least the holders of a majority of the outstanding shares of Company Capital Stock entitled to vote at the record date of such consent, which such approval shall be contained in the Stockholder Consent.
(b)    All applicable waiting periods under the HSR Act and Other Anti-Trust Laws shall have expired or been terminated.
(c)    No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall be in effect.
(d)    There shall not be any pending Suit, Order or investigation before any Governmental Entity or by any other Person (i) challenging or seeking material damages in connection with the Merger, or (ii) seeking to restrain, prohibit, or limit the exercise of full rights of ownership or operation by Buyer, Merger Sub or their Affiliates of all or any material portion of the business or assets of the Company.
8.2    Conditions to Obligation of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Transactions is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions, and promptly following the satisfaction by the Company or waiver by Buyer of the following conditions Buyer and Merger Sub shall, subject to Sections 8.1 and 8.3, cause the Closing to occur:
(a)    The Company Fundamental Representations shall be true and correct in all respects on the Closing Date with the same effect as though made at and as of such date (except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date or (ii) for changes contemplated by this Agreement). The representations and warranties of the Company contained in Article III, excluding the Company Fundamental Representations, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of such date (except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date and (ii) for changes contemplated by this Agreement).
(b)    The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.
(c)    The Company shall have provided the closing deliveries required by Section 2.10(a).
(d)    Buyer shall have received fully executed Seller Support Agreements from Sellers holding not less than eighty-five percent (85%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time, together with any shares of Company Capital Stock issuable upon the exercise or conversion of any Company Option that is outstanding immediately prior to the Effective Time.
(e)    All written employment agreements of the Acquired Companies (except for all written employment agreements with employees of Acquired Companies located in the United Kingdom) shall have been terminated.
(f)    No event shall have occurred since the Agreement Date that has resulted in a Material Adverse Effect.
(g)    Buyer shall have received a certificate dated the Closing Date signed by the Company to effect that the conditions set forth in Section 8.2(a) and 8.2(b) have been satisfied (the “Company Closing Certificate”).
(h)    The Offer Letters and Releases shall be in full force and effect and the recipients of such Offer Letters and Releases shall not have taken any action or expressed any intent to terminate or modify such Offer Letters or Releases.
8.3    Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions, and promptly following the satisfaction by Buyer and Merger Sub or waiver by the Company of the following conditions the Company shall, subject to Sections 8.1 and 8.2, cause the Closing to occur:
(a)    Each of the representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
(b)    Buyer and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer and Merger Sub at or prior to the Closing Date.
(c)    Buyer shall have provided the closing deliveries required by Section 2.10(b).
(d)    The Company shall have received a certificate dated the Closing Date signed by Buyer to effect that the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied (the “Buyer Closing Certificate”).
8.4    Frustration of Closing Conditions. Neither the Company nor Buyer or Merger Sub may rely on the failure of any condition set forth in this Article VIII, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
8.5    Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:
(a)    by the mutual written consent of the Company and Buyer;
(b)    by either the Company or Buyer, if any Governmental Entity shall have enacted, promulgated, issued, entered or enforced any Order enjoining or prohibiting any of the parties from consummating the Transactions and such Order has become final and non-appealable;
(c)    by Buyer, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which has prevented or would prevent the satisfaction of one or more of the conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in this Article VIII and such breach has continued without cure for a period of thirty (30) days after the notice of breach (provided that Buyer may terminate this Agreement immediately if there is a breach of the covenants set forth in Section 5.3 or 5.4(a));
(d)    by the Company, if (i) a breach or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement shall have occurred which has prevented or would prevent the satisfaction of one or more of the conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in this Article VIII and such breach has continued without cure for a period of thirty (30) days after the notice of breach; or
(e)    by Buyer or the Company if the Closing shall not have occurred on or before November 15, 2014 (provided, however, that if the non-terminating party hereto is in material compliance with its covenants set forth in Section 7.2 and either or both of (i) the conditions set forth in Section 8.1(a) have not been satisfied, and (ii) the condition set forth in Section 8.1(b) have not been satisfied as a result of the effectiveness of a temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions arising with respect to the HSR Act or any Other Anti-Trust Laws, then this date shall be extended to December 31, 2014, unless the failure of the Closing to occur shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.
8.6    Effect of Termination. The valid termination of this Agreement in accordance with this Article VIII shall terminate all rights and obligations of the parties hereunder and none of the parties hereto shall have any liability to the other party hereunder, except that (a) this Section 8.6, Article X, Article X, Article XI and the Confidentiality Agreement shall survive any such termination, (b) nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination, and (c) nothing herein shall limit the right of any non-breaching party to seek specific performance and all other remedies available at low or in equity.
ARTICLE IX
INDEMNIFICATION
9.1    Survival of Representations, Warranties and Covenants. All of the representations and warranties set forth in this Agreement and the indemnification obligations under Section 9.2(a)(i) shall survive until the Escrow Release Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The indemnification obligations under this Article IX in respect of a breach of representation, warranty, covenant or agreement shall terminate when the survival of the applicable representation, warranty, covenant or agreement terminates pursuant to this Section 9.1; provided, however, that the indemnification obligations under this Article IX with respect to Losses arising prior to such termination date shall not terminate if a claim with respect to such Losses is made by the Indemnified Party in accordance with this Agreement prior to such termination.
9.2    Indemnification.
(a)    From and after the Effective Time, subject to the limitations set forth in this Article IX, the Seller Parties, severally, but not jointly, in accordance with their respective percentage of the Merger Consideration to be received by such Seller Party in accordance with the terms of this Agreement, shall indemnify, defend and hold harmless each Buyer Indemnitee from and against any and all claims, demands, suits, actions, causes of action, proceedings, hearings, investigations,

Orders, losses, damages, amounts paid in settlement, fines, liabilities, penalties, Taxes, judgments, interest and expenses, including reasonable attorneys’ fees and expenses, court or arbitration costs and costs incurred in investigating, defending or prosecuting any of the foregoing or in enforcing claims under this Agreement (“Losses”) that any Buyer Indemnitee suffers, sustains or incurs by as a result of or in connection with:
(i)    any breach of, inaccuracy in, or any misrepresentation with respect to any representation or warranty made by the Company in this Agreement or any other Ancillary Document;
(ii)    any breach or non-performance by the Company of any of its covenants or agreements contained in this Agreement or any other Ancillary Document;
(iii)    Losses attributable to Taxes, as set forth in Section 9.2(c);
(iv)    any Indebtedness outstanding as of the Effective Time to the extent not deducted from the Final Aggregate Common Purchase Price;
(v)    any Transaction Expense to the extent not deducted from the Final Aggregate Common Purchase Price;
(vi)    any Dissenter Payments to the extent not paid from the Final Aggregate Common Purchase Price;
(vii)    Losses attributable to the failure of any Optionholder to deliver an Option Cancellation Agreement on the Closing Date; and
(viii)    Losses (including, without limitation, costs and expenses of third party consultants and voluntary correction submissions to any Governmental Entity) associated with the 401(k) Plans disclosure set forth on Schedule 3.18 (c) (the “401(k) Plan Matter”).
(b)    From and after the Effective Time, subject to the limitations set forth in this Article IX, Buyer shall indemnify, defend and hold harmless each Seller Indemnitee from and against any and all Losses incurred by such Seller Indemnitee that are caused by:
(i)    any breach of, inaccuracy in, or any misrepresentation with respect to, any representation or warranty made by Buyer or Merger Sub in this Agreement or any other Ancillary Document; or
(ii)    any breach or non-performance by Buyer or Merger Sub of any of their covenants or agreements contained in this Agreement.
(c)    Subject to the provisions of this Article IX, from and after the Effective Time, the Seller Parties severally, but not jointly, in accordance with their respective percentage of the Merger Consideration to be received by such Seller Party in accordance with the terms of this Agreement, shall indemnify, defend and hold harmless each Buyer Indemnitee from and against any and all Losses that any Buyer Indemnitee suffers, sustains, incurs by as a result of or in connection with or which are attributable to (i) all Taxes (or the non-payment thereof) of any Acquired Company for Pre-Closing Tax Period and the portion through the end of the Closing Date of any Straddle Period, (ii) all Taxes of any member of an affiliated group or combined group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or non-U.S. law including, but not limited to, Texas Tax Code Chapter 171), (iii) any and all Taxes of any Person (other than any Acquired Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, (iv) any failure by the Seller Parties to cooperate with Buyer to timely cause all Taxes required to be borne by the Seller Parties pursuant to Section 7.5 to be paid out of the Escrow Account, (v) all Taxes on any income resulting from any election by any Acquired Company under Section 108(i) of the Code on or prior to the Closing Date, and (vi) the failure of the Agreed Tax Benefit to exist as of the Closing Date, except, in cases of clauses (i) through (iv) to the extent included in the Final Net Working Capital.
9.3    Limitations on Liability.
(a)    Buyer Threshold. Notwithstanding anything to the contrary contained herein, no Seller Party shall have any obligation to indemnify a Buyer Indemnitee under Section 9.2(a) unless and until the aggregate of all such Losses suffered by all such Buyer Indemnitees hereunder exceeds half of one percent (0.5%) of the Merger Consideration paid or payable to the Seller Parties (the “Buyer Threshold”), whereupon, subject to the other limitations and requirements of this Article IX, the Seller Parties shall be liable to indemnify any Buyer Indemnitee for only the excess of Losses over the amount of the Buyer Threshold; provided, however, that the Buyer Threshold shall not apply to any claim arising from a breach of a Company Fundamental Representation or from items listed in Sections 9.2(a)(ii)-(viii), or claims arising from fraud.
(b)    Cap. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate of all indemnification paid by the Seller Parties hereunder exceed two percent (2%) of the Base Purchase Price, except with respect to any claim arising from fraud.
(c)    Mitigation; Insurance and Third Party Indemnification. If any Losses sustained by a Buyer Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Buyer Indemnitee), Buyer Indemnitee shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article IX, the payment under this Article IX with respect to such Losses shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments, less reasonable attorney’s fees, other reasonable out-of-pocket expenses incurred in connection with such recovery. If Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Losses, Buyer Indemnitee shall pay to the Seller Representative (on behalf of the Seller Parties) the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery, or (ii) the aggregate amount paid by the Seller Parties to any Buyer Indemnitee with respect to such Losses. No Buyer Indemnitee shall have any right to assert any claims with respect to any Losses that would have been covered by insurance had Buyer maintained or caused its Affiliates to maintain materially the same insurance coverage following the Closing that was in effect for any Acquired Company immediately prior to Closing. In addition, any payment made by an Indemnitor to a Buyer Indemnitee or Seller Indemnitee, as applicable, in respect of any Loss shall be reduced by an amount equal to any Tax benefits actually realized by the Indemnitee which are attributable to such Loss.
(d)    The parties agree that, except with respect to any claim arising from fraud, the Escrow Amount shall serve as the sole source of funding for any payment obligations of the Seller Parties under Section 2.9 and the indemnification obligations of the Seller Parties under this Article IX and any amounts payable under Section 2.9 and any indemnity payment due to any Buyer Indemnitee under this Article IX shall be made solely from the Escrow Amount in accordance with the terms of the Escrow Agreement.
(e)    Limitation on Damages. Except as otherwise specifically provided in Section 11.12, in no event shall any party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) special damages, business interruption, exemplary, remote, or punitive damages (unless paid in connection with a Third-Party Claim), and (ii) any loss, liability, damage or expense to the extent reflected as a liability on the Financial Statements or Final Closing Statement, but in each case, excluding any contingent liability referred to in Section 3.20(u). Notwithstanding anything in this Article IX to the contrary, if any representation made by the Company based on facts in existence as of the Closing Date is rendered incorrect because of a change in Law or GAAP subsequent to the Closing Date, such representation shall not be deemed to have been incorrect as of the Closing Date.
(f)    Limitation on Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnitees shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses (in excess of the Agreed Tax Benefit), credits or other Tax attributes from a Tax period (or portion thereof) ending on or prior to the Closing Date, or (iii) result from transactions or actions taken by the Surviving Corporation or any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies) on or after the Closing.
(g)    Reliance on Representations and Warranties. Each Party shall be entitled to rely on the representations and warranties made herein by the other Parties, and therefore, the right of an Indemnified Party to indemnification pursuant to this Article IX shall not be affected by any investigation conducted by or on behalf of such Indemnified Party or its Affiliates or any knowledge acquired by an Indemnified Party or its Affiliates, whether before or after the date of this Agreement or the Effective Time, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnifications hereunder.
9.4    Indemnification Procedures.
(a)    Third-Party Claims. The party making a claim under this Article IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this

Article IX is referred to as the “Indemnitor.” If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim, arbitration, mediation or other legal proceeding or demand made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnitor(s) may seek indemnification under this Agreement, the Indemnified Party shall give the Indemnitor prompt written notice thereof; The failure to give such prompt written notice shall not, however, relieve the Indemnitor(s) of its indemnification obligations, except and only to the extent that the Indemnitor(s) is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all written evidence thereof and all correspondence from or to such third party (or its representatives) related to the matter giving rise to such Third-Party Claim and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor(s) shall have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) days of the receipt of the claim notice provided by the Indemnified Party, to assume and control the defense of any Third-Party Claim at the Indemnitor(s)’ expense and by the Indemnitor(s)’ own counsel (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed), and the Indemnified Party shall cooperate in good faith in such defense; provided, however, (i) the Indemnitor(s) shall not be entitled to assume the defense of such Third Party Claim if counsel to the Indemnified Party shall have in good faith concluded that there is or is reasonably likely to be an actual conflict of interest between the Indemnitor(s) and the Indemnified Party in such action that would reasonably be expected to adversely affect the Indemnitor(s); ability to defend the interest of the Indemnified Party in such Third Party Claim, and (ii) such assumption and control of the defense of such Third Party Claim shall be deemed to be an acceptance and assumption of the liability of such third Party Claim by the Indemnitor(s) and an admission that any Losses arising from such claim are indemnifiable Losses for which the Indemnitor(s) are liable hereunder. In the event that the Indemnitor(s) assumes the defense of any Third-Party Claim, subject to Section 9.4(b), (v) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, (w) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnitor(s)’ right to control the defense thereof, (x) the Indemnitor(s) will at all times keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which they are maintaining, (y) the reasonable expenses and fees incurred by the Indemnified Party prior to the assumption of a Third Party Claim by the Indemnitor(s) shall be borne by the Indemnifying Party, and (z) the Indemnitor(s) may not compromise or settle any Third Party Claim except as provided in Section 9.4(b). Seller Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including reasonable access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records at the cost of the defending party, as may be reasonably requested for the defense and preparation of the defense of such Third-Party Claim.
(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnitor(s) nor the Indemnified Party shall enter into settlement of, or consent to the entry of any judgment with respect to, any Third-Party Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise provided in this Section 9.4(b). If the Indemnitor(s) and the applicable third party wish to settle, or consent to the entry of any judgment with respect to, a Third-Party Claim and the proposed settlement or judgment (i) does not involve any finding or admission of wrongdoing by the Indemnified Party or violation of Law (ii) does not include any monetary damages payable by the Indemnified Party or any material restriction on the operations of the Indemnified Party and (iii) also provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities in connection with such Third-Party Claim, the Indemnitor(s) shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such proposed settlement or judgment within fifteen (15) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor(s) as to such Third-Party Claim shall not exceed that which would have been paid or payable by Indemnitor(s) hereunder had such proposed settlement or judgment been effected. If the Indemnified Party fails to consent to such proposed settlement or judgment and also fails to continue to contest or defend such Third-Party Claim, the Indemnitor(s) may settle or consent to the entry of any judgment with respect to the Third-Party Claim upon the terms set forth in such proposed settlement or judgment.
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnitor(s) prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor(s) of its indemnification obligations, except and only to the extent that the Indemnitor(s) is prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been sustained by the Indemnified Party. The Indemnitor(s) shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnitor(s) and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnitor(s)’ investigation by giving such information and assistance (including access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor(s) or any of its professional advisors may reasonably request. If the Indemnitor(s) does not so respond within such thirty (30)-day period, the Indemnitor(s) shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, as to the 401(k) Plan Matter , the Sellers agree that Buyer shall have the right to control all aspects of addressing, defending and settling any Loss, liability or contingent liability associated therewith , including without limitation, unilaterally initiating contact and negotiating with any applicable Governmental Entity.
9.5    Indemnification Exclusive Remedy. Except as may be required to enforce post-Closing covenants or other agreements through specific performance as contemplated by this Agreement, from and after the Closing, indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the Transactions. Without limiting the generality of the preceding sentence, from and after the Closing, Buyer, for itself and the other Buyer Indemnitees, (a) agrees that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by any party hereto, any Buyer Indemnitee, Seller Indemnitee or any other Person for any breach of this Agreement or otherwise with respect to the subject matter of this Agreement and the Transaction, and (b) hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any Law or any similar rules of law embodied in the common law. The limitations in this Section 9.5 shall not apply with respect to any intentional misrepresentation or fraud committed by a party hereto in connection with this Agreement or the Transactions.
9.6    Characterization of Indemnity Payments. Except as otherwise required by applicable Law, any payment made pursuant to this Article IX shall be treated, for Tax purposes, as an adjustment to the Merger Consideration paid or payable to the Seller Parties.
ARTICLE X
SELLER REPRESENTATIVE
10.1    Designation. Seller Representative is hereby authorized, appointed and empowered to serve as the representative of each Seller Party with respect to the matters expressly set forth in this Agreement to be performed by Seller Representative, with full power of substitution. Such appointment is not as an agent but as a term of the Merger contemplated by this Agreement and accordingly such appointment is irrevocable by action of any Seller Party.
10.2    Authority. The Seller Representative, in its capacity as such, shall have the authority to act for and on behalf of the Seller Parties (including the full power and authority on such holder’s behalf (a) to consummate the Transactions, (b) to pay such Seller Party’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred before, on or after the Agreement Date), (c) to negotiate, make any determination and settle disputes any matters in connection with the Final Aggregate Common Purchase Price adjustments contemplated by Section 2.9 hereof, any other provision of this Agreement (including Article IX hereof, and the other Ancillary Documents, (d) to hold and distribute any funds with respect to the Holdback Amount or payable by Buyer hereunder which are for the account of the Seller Parties or which are released from any Escrow Account for the benefit of the Seller Parties, (e) to make decisions with respect to any claim for indemnification by a Buyer Indemnitee and any claim with respect to the Escrow Amount, including the release of any portion of the Escrow Amount to a Buyer Indemnitee, (g) to give all approvals and take any other actions with respect to the Seller Parties in connection with the subject matter of this Agreement and the other Ancillary Documents, (h) to deduct and/or hold back any funds which may be payable to any Seller Party pursuant to the terms of this Agreement or the Escrow Agreement in order to pay any amount which may be payable by such Seller Party hereunder, including, without limitation, with respect to any Final Aggregate Common Purchase Price adjustments in accordance with Section 2.9 hereof, (i) to defend, resolve or settle any claim made by any Buyer Indemnitee pursuant to Article IX or against the Escrow Account, (g) to consent to any amendment to this Agreement or the other Ancillary Documents, (h) to retain funds for reasonably anticipated expenses and liabilities, (i) to interpret all of the terms and provisions of this Agreement and the other Ancillary Documents, and (j) to do each and every act and exercise any and all rights of the Seller Parties which such Seller Party or Seller Parties collectively are permitted or required to do or exercise under this Agreement or any Ancillary Document). All decisions and actions by the Seller Representative shall be binding upon all of the Seller Parties, and no Seller Party shall have the right to object, dissent, protest, or otherwise contest the same. Buyer, Merger Sub (before the Effective Time), and the Surviving Corporation (after the Effective Time) may deal solely with and rely solely on the Seller Representative as the representative of all of the Seller Parties. Buyer, Merger Sub (before the Effective Time), and the Surviving Corporation (after the Effective Time) shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller Party by the Seller Representative, as fully binding on such Seller Party. Each Seller Party further agrees that Seller Representative shall be entitled to cause the Escrow Agent to pay over to Seller Representative, from the amounts then held in the Escrow Account, the amount of any fees or expenses for which Seller Representative is entitled to reimbursement pursuant to this Agreement. Any notice to Seller Representative, delivered in the manner provided in Section 11.1, shall be deemed to be notice to any or all Seller Parties, as the case may be, for the purposes of this Agreement.
10.3    Resignation or Removal of Seller Representative. Seller Representative may be removed by the Seller Parties at any time upon the vote of the Persons who were the holders of a majority of the outstanding shares of Company Common Stock as of immediately prior to the Closing which vote shall be binding on all Seller Parties.) Subject to the appointment and acceptance of a successor Seller Representative as provided below, Seller Representative may resign at any time thirty (30) days after giving notice thereof to the Seller Parties. Upon any such removal or resignation, the Seller Parties may appoint a successor Seller Representative by a vote of the Persons who were the holders of a majority of the outstanding shares of Company Common Stock as of immediately prior to the Closing (which vote shall be binding on all Seller Parties). If no successor Seller Representative shall have been appointed by the Seller Parties and accepted such appointment within twenty (20) days after the retiring Seller Representative’s giving of notice of resignation or the Seller Parties’ removal of Seller Representative, then the retiring or removed Seller Representative may, on behalf of the Seller Parties, appoint a successor (which shall be binding on all Seller Parties). Upon the acceptance of any appointment as Seller Representative hereunder, such successor Seller Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Seller Representative, and the retiring or removed Seller Representative shall be discharged from its duties and obligations hereunder. After any retiring or removed Seller Representative’s resignation or removal, as applicable, hereunder as Seller Representative, the provisions of Sections 10.5 and 10.6 shall continue in effect for such retiring Seller Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as Seller Representative.
10.4    Expenses. The Holdback Amount shall be sole source of payment to Seller Representative for any and all expenses and fees incurred in connection with the performance of its obligations as Seller Representative.
10.5    Exculpation.

(a)    Neither Seller Representative nor any agent employed by it shall incur any liability to any Seller Party by virtue of the failure or refusal of Seller Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. For the avoidance of doubt, Buyer and Merger Sub shall be entitled to rely on the acts of Seller Representative.
(b)    Except as set forth in this Agreement, Seller Representative shall have no obligations to make any payments, including on behalf of any Seller Party or any other Person, other than any obligations as a Seller Party in its capacity as such hereunder and the distributions of the consideration for the Transactions in accordance with the terms hereof.
(c)    Each Seller Party agrees that K&L Gates has acted as counsel for the Company, and no other Seller Party or Person, in connection with this Agreement.
10.6    Indemnification. The Seller Parties shall severally, but not jointly, based on their respective percentage of the Merger Consideration paid to such Seller Party in accordance with the terms of this Agreement (as determined in good faith by Seller Representative), indemnify and hold harmless, Seller Representative from any and all reasonable losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with Seller Representative’s execution and performance (solely in its capacity as Seller Representative and not in its capacity as a Seller Party) of this Agreement and the Ancillary Documents, except for fraud or willful misconduct by Seller Representative. Seller Representative may in its sole discretion satisfy any such obligations by withholding such amounts from any funds remaining in the Holdback Amount or, subject to the terms of the Escrow Agreement, the Escrow Amount, which shall be the sole sources for any indemnification claims hereunder by Seller Representative. This indemnification will survive the termination of this Agreement and until the first anniversary of the Closing Date.
ARTICLE XI
MISCELLANEOUS
11.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent via e-mail or facsimile (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer and Merger Sub, to:
Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
Attention: David Durant, General Counsel
Email: david.durant@bhnetwork.com

With a required copy (which shall not constitute notice) to:
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Victor B. Zanetti
Email: viczanetti@andrewskurth.com

If to the Company, to:
Parago, Inc.
700 State Highway 121 Bypass
Suite 200
Lewisville, TX 75067
Attention: Edward Woodson, General Counsel
E-mail: ed.woodson@parago.com

With a required copy (which shall not constitute notice) to:
K&L Gates LLP
1717 Main Street
Suite 2800
Dallas, TX 75201
Attention: Soren Lindstrom
E-mail: soren.lindstrom@klgates.com
If to Seller Representative, to:
TH Lee Putnam Advisors, L.P.
1120 Avenue of the Americas
Suite 1807
New York, NY 10036
Attention: Warren “Renny” Smith
E-mail: rsmith@staleycapital.com

With a required copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
100 Federal Street
Floor 34
Boston, MA 02110
Attention: Marilyn French
E-mail: marilyn.french@weil.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

11.2    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Prior to the Closing, the Company, Buyer, and Merger Sub may amend this Agreement after adoption of this Agreement by the Stockholders to the extent permitted under the DGCL.
11.3    Expenses. Except as otherwise provided in this Agreement (including Sections 2.9, 7.4 and 7.5(g)), each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Documents and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated.
11.4    Successors and Assigns. This Agreement, or any of its rights, interests or obligations, may not be assigned by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that, without such consent, Buyer may (a) transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates or to a purchaser of all or substantially all of the stock or assets of the Surviving Corporation, its right, title and interest in and to this Agreement, (b) assign its rights, title and interest in and to this Agreement to its lenders providing financing in connection with the Transactions for collateral security purposes, but in each case, no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
11.5    Governing Law; Venue. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of Laws provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
11.6    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. Any suit, action or other proceeding arising out of or relating to this Agreement, any Ancillary Document or the Transactions shall be brought exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. Each Party agrees to commence any action, suit or proceeding relating there in the Delaware Chancery Court. Each party further agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.1 above shall be effective service of process. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Documents or the Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Suit brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any Suit. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE TRANSACTIONS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
11.7    Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Documents and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.
11.8    No Third Party Beneficiaries. Other than Article IX and Section 6.2, which are intended to benefit and may also be enforced by the Covered Parties and the Indemnified Parties, as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
11.9    Entire Agreement. This Agreement, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the Transactions. All Schedules, including any Company Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
11.10    Company Disclosure Schedules. Except as otherwise provided in the Company Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Company Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, could reasonably be expected to have a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material for purposes of this Agreement. Information disclosed in any Company Disclosure Schedule delivered will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer, based on the location and content of such disclosure, the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Company Disclosure Schedule or the absence of a reference or cross-reference to such Company Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
11.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
11.12    Specific Performance. The parties hereto agree that each party would suffer irreparable damage in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by any party of its covenants or obligations set forth in this Agreement, the Company shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. the parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party. Each party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
11.13    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.14    Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties agrees that no party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.
11.15    Conflicts of Interest; Privilege.
(a)    If Seller Representative or the Seller Parties so desire, and without the need for any consent or waiver by any Acquired Company or Buyer, K&L Gates LLP (“K&L Gates”) shall be permitted to represent Seller Representative or any Seller Party after the Closing in connection with any matter, including anything related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, K&L Gates shall be permitted to represent Seller Representative or any Seller Party, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, any Acquired Company or any of their agents or Affiliates under or relating to this Agreement, any Transaction, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with K&L Gates, unless and to the extent K&L Gates is specifically engaged in writing by an Acquired Company to represent such Acquired Company after the Closing and either such engagement involves no conflict of interest with respect to Seller Representative or any Seller Party or Seller Representative or any such Seller Party consents in writing at the time to such engagement. Any such representation of any Acquired Company by K&L Gates after the Closing shall not affect the foregoing provisions hereof.
(b)    Buyer further agrees that, as to all communications among K&L Gates and the Acquired Companies, Seller Representative, any Seller Party and/or any of their respective Affiliates and all attorney work product that in either case relate in any way to the transactions contemplated hereby (collectively, the “Protected Information”), the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to Seller Representative or any such Seller Party, as applicable, and may be controlled by Seller Representative or any such Seller Party and shall not pass to or be claimed by Buyer or the Acquired Companies. The Protected Information is the property of Seller Representative or the Seller Parties, as applicable, and from and after the Closing none of the Acquired Companies, or any Person purporting to act on behalf of or through the Acquired Companies will seek to obtain such communications or work product, whether by seeking a waiver of the attorney-client privilege or attorney work product protection or through other means. As to any such Protected Information prior to the Closing Date, Buyer agrees that none of Buyer, the Acquired Companies or any of their respective Affiliates, successors or assigns will after the Closing use or rely on any of the Protected Information in any action against or involving Seller Representative or the Seller Parties. The Protected Information may be used by Seller Representative, any Seller Party and/or any of their Affiliates in connection with any dispute that relates in any way to the transactions contemplated hereby, including in any claim for indemnification brought by Buyer. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Acquired Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Acquired Companies may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by K&L Gates to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Seller Representative.
11.16    Non-recourse. This Agreement may only be enforced against, and any claim or Suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Company and the Seller Parties and then only with respect to the specific obligations set forth herein with respect to the Company or any such Seller Party. No current or former director, manager, officer, employee or advisor of any Acquired Company shall have any liability of any nature to any Buyer Indemnitee or other Person with respect to the breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the Transactions.
11.17    Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing party in any such Suit shall be entitled to recover from the other party its costs and expenses, including, without limitation, reasonable legal fees and expenses as well as all costs and fees of any appeal or action to enforce any judgment entered therein.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
COMPANY:
PARAGO, INC.
By: /s/ Juli Spottiswood
Name: Juli Spottiswood
Title: President & CEO

BUYER:
BLACKHAWK NETWORK HOLDINGS, INC.
By:     /s/ William Tauscher
Name: William Tauscher
Title: Chief Executive Officer
MERGER SUB:
BH MONARCH MERGER SUB, INC.
By:    /s/ Jerry Ulrich
Name: Jerry Ulrich
Title: Chief Financial Officer

SELLER REPRESENTATIVE:
TH LEE PUTNAM VENTURES, L.P.
By:    TH Lee Putnam Fund Advisors, L.P., its
General Partner

By:    TH Lee Putnam Fund Advisors, LLC, its
General Partner

By: /s/ Warren C. Smith, Jr.
Name: Warren C. Smith, Jr.
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Seller Support Agreement

SELLER SUPPORT AGREEMENT
This Seller Support Agreement (this “Agreement”) is made and entered into as of the 24th day of September, 2014 by and among Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), BH Monarch Merger Sub, Inc., a Delaware corporation and direct or indirect subsidiary of Buyer (“Merger Sub”), Parago, Inc., a Delaware corporation (the “Company”), and TH Lee Putnam Ventures, L.P., as the Seller Representative (the “Seller Representative”), and each of the undersigned holders (each, a “Seller” and, collectively, the “Sellers”) of the Company Capital Stock set forth opposite such Seller’s name on Exhibit A.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company desires to enter into the Agreement and Plan of Merger by and among the Company, Buyer, Merger Sub and the Seller Representative, substantially in the form attached hereto as Exhibit B (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly-owned subsidiary of Buyer;
WHEREAS, terms is not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;
WHEREAS, the Merger will result in the conversion of the Company Capital Stock into the right to receive a portion of the Merger Consideration as set forth in the Merger Agreement;
WHEREAS, as an inducement to Buyer’s willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, each Seller desires, concurrently with the execution and delivery of the Merger Agreement by the parties thereto, to enter into this Agreement for the benefit of Buyer;
WHEREAS, the Merger Agreement, this Agreement and the other Ancillary Documents constitute the entire agreement of the Sellers with respect to the subject matter hereof, and any and all previous agreements or arrangements between any of the Sellers regarding the subject matter hereof, whether written or oral, are superseded by this Agreement; and
WHEREAS, the parties hereto recognize that Buyer and Merger Sub are entitled to rely on this Agreement in connection with the consummation of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto consent and agree as follows:
1.    Adoption of the Merger Agreement.
(a)Merger Agreement. Each Seller hereby adopts and approves the Merger Agreement, this Agreement, the other Ancillary Documents and the Transactions.  Each Seller agrees that, upon execution of this Agreement, it will not bring any claim for appraisal rights under Section 262 of the Delaware General Corporation Law relating to the Merger and other

Transactions. Without limiting in any respect the effect of the foregoing sentence, each Seller hereby approves and consents to the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, this Agreement and the other Ancillary Documents, including all exhibits and annexes thereto.

(b)Revocation of Proxies. Each Seller revokes any and all proxies and voting instructions with respect to its Capital Stock, as applicable, and any other securities or interests having the right to vote or convertible into, or exercisable or exchangeable for, Capital Stock.

(c)Termination of Investor Rights Agreements. Conditioned upon the Closing of the Merger and to the extent a Seller is a party to (i) that certain Investor Rights Agreement, dated as of June 15, 2001, by and among the Company and the stockholders party thereto, (ii) those certain Investor Rights Agreements, dated as of March 30, 2000, by and among the Company and the stockholders party thereto, (iii) that certain Investor Rights Agreement, dated as of September 19, 2000, by and among the Company and the stockholders party thereto, and (iv) that certain Investor Rights Agreement, dated as of December 13, 2001, by and among the Company and the stockholders party thereto (collectively, the “Investor Rights Agreements”), such Seller consents to the termination of the Investor Rights Agreements effective immediately upon the Effective Time. To the extent any of the Investor Rights Agreements provides a Seller with a right of first refusal or similar right with respect to the Merger or other Transactions, such Seller agrees that all such rights are hereby waived.
2.    Undertakings in Relation to the Merger Agreement.
(a)    Each of the Sellers appoints TH Lee Putnam Ventures, L.P. to serve as the “Seller Representative” with respect to the matters expressly set forth in the Merger Agreement to be performed by Seller Representative, with full power of substitution, in accordance with Article X of the Merger Agreement.

(b)Each Seller acknowledges and understands that such Seller will be liable for any breach by such Seller of its covenants and obligations under this Agreement and no other Seller shall be liable for such breach, subject to the limitations and other provisions set forth in Article IX of the Merger Agreement.
3.    Representations and Warranties of the Sellers. Each of the Sellers represents and warrants, as to such Seller and the Company Capital Stock held by such Seller only, and not as to any other Seller or Company Capital Stock held by any other Seller that:
(a)    Title to Securities. Such Seller is the record and beneficial owner of, and has title to, that number of Equity Securities (as defined below) as set forth beside such Seller’s name on Exhibit A of this Agreement, free and clear of all Liens. Such Seller has sole power to issue instructions with respect to voting, disposition, exercise or conversion, in each case, with respect to all of such Seller’s Equity Securities. Except as set forth beside such Seller’s name on Exhibit A of this Agreement, such Seller does not own any (i) shares of Company Capital Stock or other securities of the Company, or (ii) Rights to Capital Stock ((i) and (ii), collectively, “Equity

Securities”). In addition, except as set forth beside such Seller’s name on Exhibit A of this Agreement, such Seller does not own any phantom stock or any similar rights with respect to the securities of the Company.
(b)    Authority. Such Seller has the requisite right, power, legal capacity and authority to enter into, execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated herein have been duly authorized by all necessary corporate, limited liability or partnership action, as applicable, on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and constitutes its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. Such Seller understands and agrees that this Agreement shall become a legal, valid and binding obligation of such Seller, and shall inure to the benefit of Buyer upon its execution by such Seller, without regard to its execution (or the absence of execution) by the other Sellers.

(c)    Receipt of Delaware Appraisal Rights Statute. Such Seller has received and had the opportunity to review Section 262 of the Delaware General Corporation Law attached hereto as Exhibit C.
4.    Taxes. Each Seller acknowledges and understands that (a) the Surviving Corporation, Buyer and the Exchange Agent shall be entitled to deduct and withhold from consideration otherwise payable to such Seller pursuant to the Merger Agreement such amounts as Buyer or the Surviving Corporation is required to deduct and withhold pursuant to any Law, with respect to the making of such payment, and (b) to the extent that amounts are so withheld by Buyer or the Surviving Corporation, any such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the Person to which such amounts would otherwise have been paid. Each Seller acknowledges and agrees that such Seller shall be solely responsible for any and all obligations imposed now or hereafter upon such Seller by applicable Tax law with respect to any payment or distribution of consideration received by such Seller in connection with the Merger Agreement.
5.    Releases.
(a)    Conditioned upon the Closing of the Merger and from and after the Effective Time, each of the Sellers (in such capacity, “Releasors”), upon Buyer’s payment to the Exchange Agent of the Payment Fund of the amounts specified in Section 2.7(b) of the Merger Agreement, irrevocably releases and discharges each and every other Releasor and the Company, Buyer, the Surviving Corporation, the Seller Representative and their respective Affiliates, shareholders, subsidiaries, partners, officers, members, directors, managers, employees and agents in their capacities as such (collectively, the “Releasees”) from any claims, liabilities, costs, expenses, actions, suits or demands (“Claims”) however arising, whether at law or in equity, contingent, known or unknown, which each such Releasor and its respective heirs, successors or assigns may have or assert, in respect of any interest in the Company, the Subsidiaries and their respective Affiliates arising at or before the Effective Time, including, but not limited to, any such Claims arising out of (i) any Equity Securities (including any claims for the acts or omissions of any Releasees associated with the oversight, operation and management of the Company or any Subsidiary prior to the Effective Time) (ii) the Board of Director’s negotiation, approval and/or recommendation of the Merger, (iii) any director or partnership relationship with the Company, the Subsidiaries or their respective Affiliates which such Releasor or such Releasor’s heirs, successors or assigns may have or have had at any time up to and including the Effective Time (collectively, the “Released Claims”); provided that (a) this release shall not extend to (i) any breach of the Merger Agreement, this Agreement or the other Ancillary Documents by any parties hereto or thereto, and/or (ii) any payroll expenses accrued in the Company’s Ordinary Course of Business relating to the last payroll period prior to the Closing Date, including any accrued salary or bonus, severance benefits, vacation and other employee benefits, or reimbursement of business expenses; and (b) nothing contained herein shall affect in any manner (i) the right of the Releasors, acting by and through the Seller Representative, to pursue or defend themselves against any indemnification or other claims under the Merger Agreement or any Ancillary Document, (ii) the rights, liabilities, or obligations of any party under the Merger Agreement, including without limitation the right of any Seller to receive all the Merger Consideration to which Seller is or may become entitled under the Merger Agreement and the obligations of Buyer and the other parties under the Merger Agreement, or (iii) the rights of the Releasors to be indemnified under (A) the certificate of incorporation and bylaws of the Company and the Surviving Corporation or (B) any employment and non-competition agreement in existence as of the date hereof or entered into in anticipation of the consummation of the Merger between the Seller on the one hand and Buyer, the Company or any of their respective subsidiaries on the other hand, or (iv) the rights of any Seller to compensation or other employment benefits earned or accrued by or for the benefit of such Seller prior to the Effective Time in respect of services performed by such Seller as an employee of the Company, solely to the extent not paid by the Company prior to the Effective Time. Each Releasor confirms that such Releasor has been given a reasonable period within which to consider this release and its consequences and that such Releasor has been advised prior to executing this Agreement to consult with any attorney or any personal or financial advisor such Releasor chooses.

(b)    Conditioned upon the Closing of the Merger and from and after the Effective Time, each Releasor will not, and will cause such Releasor’s Affiliates not to, bring, continue or maintain any Released Claims against any Releasee before any court, administrative agency or other forum. Although a Releasor may file a charge with state or federal agencies, from and after the Effective Time the Releasors agree not to seek or accept any money damages or other relief upon the filing of any such administrative charges or complaints, or in judicial proceedings arising therefrom. If any court, administrative agency or other forum assumes jurisdiction over any Released Claim against any Releasee from and after the Effective Time, then the Releasors will, and will cause the Releasors’ Affiliates to, promptly direct such court, agency or forum to withdraw from or dismiss the Released Claim with prejudice. If any Releasor or any of such Releasor’s Affiliates violates this Agreement by suing a Releasee for any Released Claim, then such Releasor will pay all costs and expenses (including reasonable attorney’s fees and costs) incurred by the Releasee in defending against such suit from and after the Effective Time.

(c)    Buyer covenants and agrees that it will not bring any claim, and it will not permit any of its Subsidiaries, including the Surviving Corporation, to bring any claims against any Seller signing this Agreement relating to such Seller’s role as an officer, director or stockholder of the Company prior to the Closing other than any claims permitted by or arising out of the Merger Agreement, this Agreement or any other Transaction Document, including, without limitation, any claims for fraud.
6.    Non-Disclosure; Confidential Information.
(a)    Except with respect to asserting any rights under the Merger Agreement or any other Transaction Document, no Seller shall use or disclose the Confidential Information for any purpose other than the Surviving Corporation’s business, except as authorized in writing by the Surviving Corporation and except as may be required by applicable Law; provided, however, that a Seller who is a private equity firm may disclose the Confidential Information to its partners but solely to the extent that such Confidential Information is reasonably required to be disclosed pursuant to its organizational documents or to the extent reasonably necessary to provide information to its limited partners about the rate of return of its portfolio investments..

(b)    “Confidential Information” means (a) information of the Company or any Subsidiary that (i) relates to the business of the Company or any Subsidiary, (ii) possesses an element of value to the Company or any Subsidiary, and (iii) is not generally known to the Company or any Subsidiary’s competitors, and (b) information of any third party provided to the Company or any Subsidiary which the Company or any Subsidiary is obligated to treat as confidential. Confidential Information includes, but is not limited to: (i) business plans, (ii) information regarding independent contractors, employees, suppliers, customers or any third party, (iii) the Company or any Subsidiary’s financial information, and (iv) information regarding the Company or any Subsidiary’s operations methods, procedures, techniques, programs, systems, processes and trade secrets. Confidential Information shall not include any information that (A) was, is or becomes generally available to the public other than as a result of a breach of any agreement by the respective Seller or any representative of such Seller, (B) has been independently developed and disclosed by such Seller or any other Person without access to the Confidential Information, (C) otherwise enters the public domain through lawful means, (D) becomes available to such Seller after the date hereof on a non-confidential basis from a third party not bound by a confidentiality agreement or a legal or fiduciary obligation restricting disclosure or (E) is required by Law or Order to be disclosed in connection with any Suit; provided, however, if required by Law or Order to disclose any Confidential Information, such Seller will provide Buyer prior written notice of such requested disclosure (x) within five (5) days of its receipt of any demand for disclosure pursuant to such Law or Order, and (y) at least ten (10) days prior to the date such disclosure is required to be made.

(c)    The obligations of this Section 6 shall remain in effect for a two (2) year period commencing on Closing Date.

(d)    The confidential, property and proprietary rights and protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company or any Subsidiary is entitled under Law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.

(e)    Except for such activities, as applicable, performed on behalf of, and solely for the benefit of, the Surviving Corporation or its subsidiaries in such Seller’s capacity as an officer, director, employee or other agent of the Surviving Corporation or its subsidiaries, following the Effective Time, following the Effective Time, each Seller will, to the extent reasonably practicable, return to the Company or destroy all materials furnished by the Company or any Subsidiaries to such Seller containing Confidential Information, together with all copies and summaries of Confidential Information in the possession or under the control of such Seller. In addition, each Seller will return all property in the possession or under the control of such Seller belonging to the Company or any Subsidiary, including all files, lists, memoranda, research, plans, records, drawings, forms, materials, keys, access devices and codes, computers, software, computer files, mobile phones and other devices or equipment, and credit cards whether or not they contain Confidential Information. Seller acknowledges that all such documents and equipment, whether supplied by Company or any Subsidiary, or created by Seller, are and remain the sole and exclusive property of the Company and the Subsidiaries. Notwithstanding the foregoing, Sellers shall have access to all such information for purposes of pursuing or defending any indemnification or other claims under the Merger Agreement or any Ancillary Document.
7.    Non-Solicitation.
(a)    Except while acting on behalf of the Surviving Corporation or its subsidiaries in its capacity as an officer, director, employee or other agent of such Person, each Seller agrees that, for a one (1) year period commencing on Closing Date, such Seller shall not solicit, seek to hire or hire, whether as an employee, agent, independent contractor, manager, partner, venturer or otherwise, any of the retained employees set forth on Exhibit D (each, a “Restricted Employee”), unless Buyer or the Surviving Corporation gives its written consent to such employment or offer of employment; provided, however, that the provisions of this subsection (a) shall not apply to the solicitation or hiring of (i) any Restricted Employee after the expiration of one hundred and eighty (180) days from the time such Restricted Employee ceases to be employed by the Company or (ii) any Restricted Employee who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to employees of the Company or any Subsidiary.

(b)    Each Seller acknowledges that (a) the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of Buyer and the Surviving Corporation, and (b) any violation of this Section 7 will result in irreparable injury to Buyer, the exact amount of which will be difficult to ascertain, and the remedies at law for any such violation would not be reasonable or adequate compensation to Buyer for such a violation. Accordingly, each Seller agrees that if it violates the provisions of this Section 7, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to seek specific performance and injunctive relief in any action instituted in any court of competent jurisdiction, without posting bond or other security, and without the necessity of proving actual damages.

8.    Injunctive Relief; Specific Performance. Sellers acknowledge that each party's obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, then each party acknowledges that it may be extremely impracticable to measure the resulting damages. Thus, each party agrees that a breach of this Agreement would cause irreparable damage to the other parties and that the other parties will not have an adequate remedy at Law. Accordingly, the obligations of the parties, including the obligations to comply with any restrictions of a Seller, release any Releasee, safeguard Confidential Information and/or consent to and adopt the Merger and the Transactions, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Additionally, each party expressly waives the defense that a remedy in damages would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any Party may have under this Agreement or otherwise. No party shall be obligated to post any bond in order to seek such injunctive relief.
9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail in portable document format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
10.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
11.    Enforceability. Upon execution of this Agreement by any Seller or Sellers, the validity of this Agreement with respect to such Seller or Sellers and any waiver, consent or amendment made by such Seller or Sellers hereunder shall be unaffected by the failure of any one or more other Sellers to execute this Agreement or such waiver, consent or amendment.
12.    Governing Law.
(a)    This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law thereof. Each Party and each Seller irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court for the purposes of any Suit arising out of this Agreement, the Merger Agreement, any of the other Ancillary Documents or any of the Transactions. Each party agrees to commence any Suit relating there in the Delaware Chancery Court. Each party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth underneath their signature on the signature page attached hereto shall be effective service of process. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Merger Agreement, the other Ancillary Documents and the Transactions in the Delaware Chancery Court, and hereby further irrevocably and unconditionally waives and shall not assert by way of motion, defense, or otherwise, in any such Suit, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Suit is brought in an inconvenient forum, that the venue of the Suit is improper, or that this Agreement or any other Ancillary Document or the Merger may not be enforced in or by any of the above named courts.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY AND EACH SUCH SELLER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(b). EACH PARTY EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR AGREEMENT WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO IT IN AGREEING TO WAIVE JURY TRIAL.
13.    Confidentiality. Except for disclosures to professional advisors in such capacity and equity holders of any Seller (each of whom will be subject to the same duties as the Sellers set forth in this paragraph) and in circumstances related to pursuing or defending an indemnification or other claim under the Merger Agreement or any Ancillary Document or as required by applicable Law or Order, each of the Sellers hereby agrees to hold in confidence the Merger Agreement, this Agreement, all of the terms thereof and all of the transactions contemplated thereby and hereby until such time as the material terms thereof and hereof are publicly disclosed by the Company and thereafter with respect to such terms that are not publicly disclosed.
14.    Public Announcements. Each Seller shall not, and shall not permit any of its representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld).
15.    Amendment and Modification. This Agreement may only be amended with the consent of all of the following parties: (i) Buyer, (ii) the Seller Representative and (iii) Sellers holding at least a majority of the shares of Company Capital Stock outstanding immediately prior to the Effective Time, together with any shares of Company Capital Stock issuable upon the exercise or conversion of any Company Option that is outstanding immediately prior to the Effective Time.
16.     No Third Party Beneficiaries. Except as provided in Section 2, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANY:

PARAGO, INC.
By:_________________________________
Name:    _________________________________
Title:     _________________________________

BUYER:

BLACKHAWK NETWORK HOLDINGS, INC.

By_________________________________
Name:    _________________________________
Title:    _________________________________

MERGER SUB:

BH MONARCH MERGER SUB, INC.

By    _________________________________
Name:    _________________________________
Title:    _________________________________

SELLER REPRESENTATIVE:

TH LEE PUTNAM VENTURES, L.P.
By:    TH Lee Putnam Fund Advisors, L.P., its
General Partner

By:    TH Lee Putnam Fund Advisors, LLC, its
General Partner

By:    _________________________________
Name:
Title:

SELLERs:

TH LEE PUTNAM VENTURES, L.P.
By:    TH Lee Putnam Fund Advisors, L.P., its
General Partner

By:    TH Lee Putnam Fund Advisors, LLC, its
General Partner

By:    _________________________________
Name:
Title:

TH LEE PUTNAM PARALLEL VENTURES, L.P.
By:    TH Lee Putnam Fund Advisors, L.P., its
General Partner

By:    TH Lee Putnam Fund Advisors, LLC, its
General Partner

By:    _________________________________
Name:
Title:

THLI COINVESTMENT PARTNERS, LLC
By:    TH Lee Putnam Fund Advisors, L.P., its
General Partner

By:    TH Lee Putnam Fund Advisors, LLC, its
Managing Member

By:    _________________________________
Name:
Title:

_______________________________________
Thomas H. Lee, individually

WATERSHED CAPITAL I, L.P.
By: WATERSHED CAPITAL G.P. I, L.P.,
a Delaware limited partnership

By: WATERSHED CAPITAL G.P. I, L.L.C.,
a Delaware limited liability company

By: ______________________________
Name: David S. Lundeen
Title: Managing Member

_________________________________________
David S. Lundeen, individually

_________________________________________
Juli Spottiswood, individually

_________________________________________
Mae Reeves, individually

_________________________________________
Rodney Mason, individually

_________________________________________
Bob Freeburg, individually

_________________________________________
Dan Hawtof, individually

_________________________________________
Michael Larson, individually

_________________________________________
Mike Reynolds, individually

_________________________________________
David White, individually

_________________________________________
Ed Woodson, individually

_________________________________________
Lindesay Brown, individually

Exhibit A
Equity Securities held by each Seller
Company Common Stock This listing does not include state-owned accounts holding escheated shares held for the benefit of any Seller.

Seller	Shares of Common Stock
David S Lundeen	6,311
THLee.Putnam Ventures L.P.	2,296
THLee.Putnam Parallel Ventures L.P.	1,718
Watershed Capital I L.P.	1,159
THLi Coinvestment Partners LLC	135
TOTAL	11,619

Preferred Stock

Seller	Shares of Series A	Shares of Series B	Shares of Series C	Shares of Series D	Shares of Series E	Shares of Series A-3	Preferred Shares (aggregate)
Lundeen, David S.	0	0	0	0	10,425	1,687	12,112
Reynolds, Michael D.	0	0	0	0	0	132	132
Spottiswood, Juli C.	0	0	0	0	0	1,190	1,190
TH Lee.Putnam Parallel Ventures, L.P.	0	0	160,466	13,542	354,194	14,950	543,152
TH Lee.Putnam Ventures, L.P.	0	0	217,443	18,350	478,859	19,712	734,364
THLi Coinvestment Partners, LLC	0	0	12,386	1,040	28,774	1,108	43,308
Thomas H. Lee	0	0	4,705	402	9,380	431	14,918
Watershed Capital I, L.P.	0	100,000	20,000	16,667	0	0	136,667
TOTAL	0	100,000	415,000	50,001	881,632	39,210	1,485,843

Company Options

Seller	Shares Granted	Strike Price	Grant Date	Expiration Date	Vesting Schedule	Shares Vested as of 10/31/2014
Woodson, Ed	2,651	$17.65	01/01/06	01/01/16	*	2,651
Freeburg, Bob	7,922	$17.65	01/01/06	01/01/16	*	7,922
Larson, Michael	13,135	$17.65	01/01/06	01/01/16	*	13,135
Reynolds, Mike	13,135	$17.65	01/01/06	01/01/16	*	13,135
Spottiswood, Juli	17,570	$17.65	01/01/06	01/01/16	*	17,570
Reeves, Mae	29,557	$17.65	03/22/07	03/22/17	**	29,557
Spottiswood, Juli	60,850	$17.65	05/23/07	05/23/17	**	60,850
Freeburg, Bob	13,000	$17.65	05/23/07	05/23/17	*	13,000
Reeves, Mae	19,522	$17.65	08/19/09	08/19/19	**	19,522
Spottiswood, Juli	37,054	$17.65	08/19/09	08/19/19	**	37,054
Spottiswood, Juli	50,000	$16.77	04/19/12	04/19/22	**	50,000
Reeves, Mae	30,000	$16.77	04/19/12	04/19/22	**	30,000
Reynolds, Mike	24,000	$16.77	04/19/12	04/19/22	**	24,000
Larson, Michael	24,000	$16.77	04/19/12	04/19/22	**	24,000
Freeburg, Bob	9,000	$16.77	04/19/12	04/19/22	**	9,000
Woodson, Ed	16,000	$16.77	04/19/12	04/19/22	**	16,000
Brown, Lindesay	7,500	$16.77	04/19/12	04/19/22	*	4,687
Brown, Lindesay	5,000	$16.77	04/19/12	04/19/22	*	3,125
Mason, Rodney	10,000	$16.77	02/01/13	02/01/23	*	3,750
Mason, Rodney	5,000	$22.33	12/31/13	12/31/23	*	937
White, David	15,000	$22.33	12/31/13	12/31/23	*	2,812
Hawtoff, Daniel	8,200	$22.33	05/01/14	05/01/24	**	8,200
Freeburg, Bob	8,500	$22.33	05/01/14	05/01/24	**	8,500
Woodson, Ed	8,500	$22.33	05/01/14	05/01/24	**	8,500
White, David	1,000	$22.33	05/01/14	05/01/24	*	62
Hawtoff, Daniel	2,500	$22.68	06/20/14	06/20/24	*	156
TOTAL	438,596					408,125

* = Quarterly vesting over four years
** = Quarterly vesting over four years with full acceleration on a change of control
*** = Quarterly vesting over 18 months

See Schedule 3.6(b) of the Company Disclosure Schedule.

Exhibit B
Agreement and Plan of Merger

Exhibit C
Delaware Appraisal Rights Statute

Exhibit D
Restricted Employees

1.	Juli Spottiswood

2.	Bob Freeburg

3.	Mike Reynolds

4.	David White

5.	Dan Hawtof

6.	Rodney Mason

7.	Lindesay Brown

Exhibit B
Form of Letter of Transmittal

FORM OF LETTER OF TRANSMITTAL

CONFIDENTIAL

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY BEFORE COMPLETING THIS LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL

To the Equity Stockholders of Parago, Inc.:

1.    Cancellation of Shares. Pursuant to that certain Agreement and Plan of Merger, dated as of September 24 , 2014 (the “Merger Agreement”), by and among Parago, Inc., a Delaware corporation (the “Company”), Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), BH Monarch Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and TH Lee Putnam Ventures, L.P., solely in its capacity as “Seller Representative,” Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Buyer. The undersigned hereby surrenders for cancellation to Computershare Inc., N.A. and its wholly-owned subsidiary Computershare Trust Company, N.A. (the “Exchange Agent”), in accordance with the Merger Agreement, the stock certificates (each, a “Stock Certificate”) or, if any Stock Certificate shall have been lost, stolen, mislaid or destroyed, an affidavit of that fact, together with an indemnity agreement in a form reasonably acceptable to Buyer (“Lost Certificate Affidavit”), evidencing the shares of the Company’s Series A Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the “Preferred Stock”) and the Company’s common stock (the “Company Common Stock”) outstanding immediately prior to the Effective Time of the Merger owned by the undersigned (the “Shares”), as described below under “Certificate Information-Description of Shares Surrendered” to be exchanged for the consideration described in the Merger Agreement under the terms and conditions of the Merger Agreement and this Letter of Transmittal (this “Letter of Transmittal”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.
2.    Consideration. Effective upon the later of the date hereof and the Effective Time, the undersigned surrenders to the Exchange Agent all right, title, and interest in and to the Shares, and irrevocably constitutes and appoints the Exchange Agent lawful attorney-in-fact of the undersigned, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to effect the cancellation of such Shares and Stock Certificates on the books of the Company. Upon surrender of such Shares and Stock Certificates for cancellation to the Exchange Agent, together with this Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Exchange Agent, the undersigned will be entitled to receive in exchange therefor an amount of cash equal to the applicable consideration calculated and paid pursuant to Section 2.7(b)(ii) of the Merger Agreement, and the Stock Certificate so surrendered will forthwith be cancelled. The undersigned acknowledges that, from and after the Effective Time, no Shares will be deemed to be outstanding, and the undersigned will cease to have any rights with respect thereto except as expressly provided in the Merger Agreement or by applicable Law.
3.    Conversion of Preferred Stock.
(a)    To the extent the undersigned is a holder of the Company’s Series A-3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock, the undersigned understands, acknowledges, and agrees that, pursuant to and as more fully described in the Company’s certificate of incorporation, any holder of shares of the Company’s Series A-3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or Series E Preferred Stock has the option prior to the Effective Time to convert each share of Series A-3 Preferred Stock into [____] shares of Company Common Stock, each share of Series C Preferred Stock into [____] shares of Company Common Stock, each share of Series D Preferred Stock into [____] shares of Company Common Stock, and each share of Series E Preferred Stock into [____] shares of Company Common Stock, respectively. The table below presents, by way of example and not by way of limitation, several sample calculations of the gross proceeds that the holders of each applicable series of Preferred Stock would be entitled to receive from the Merger if all of their shares of such series of Preferred Stock are converted, or are not converted, to shares of Company Common Stock immediately prior to the Effective Time, based on an Estimated Per Share Common Price of $1.

Series of Preferred Stock	Gross Proceeds if Not Converted	Gross Proceeds if Converted
Series A-3 Preferred Stock
Series C Preferred Stock
Series D Preferred Stock
Series E Preferred Stock

(b)    Each conversion of shares of Preferred Stock pursuant to Section 3(a) above will be deemed to have been effected upon the later of (i) the date on which the Stock Certificate or Stock Certificates representing the shares of Preferred Stock to be converted, together with a duly completed and properly executed notice of conversion in the form attached hereto as Exhibit A (a “Notice of Conversion”), have been surrendered for conversion to the Exchange Agent and (ii) immediately prior to the Effective Time. At such time as a conversion has been effected (the “Conversion Time”), the rights of the holder of such shares of Preferred Stock will cease and the Person or Persons in whose name or names any certificates or certificates for shares of Company Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Company Common Stock represented thereby (the “Conversion Shares”). Effective upon the later of the Conversion Time and the Effective Time, the undersigned surrenders to the Exchange Agent all right, title, and interest in and to the Conversion Shares, and irrevocably constitutes and appoints the Exchange Agent lawful attorney-in-fact of the undersigned, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to effect the cancellation of such Conversion Shares on the books of the Company. Upon surrender of such Conversion Shares for cancellation to the Exchange Agent, together with this Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Exchange Agent, the undersigned will be entitled to receive in exchange therefor an amount of cash equal to the applicable consideration calculated and paid pursuant to Section 2.7(b)(ii) of the Merger Agreement. The undersigned acknowledges that, from and after the Effective Time, no Conversion Shares will be deemed to be outstanding, and the undersigned will cease to have any rights with respect thereto except as expressly provided in the Merger Agreement or by applicable Law.
(c)    The undersigned hereby waives any and all rights to which the undersigned might be entitled under the Company’s certificate of incorporation that might require certificates representing any shares of Preferred Stock or Conversion Shares to be delivered to the undersigned in connection with any conversion of shares of Preferred Stock pursuant to this Section 3.
4.    Adoption and Ratification of Merger Agreement Terms. The undersigned:
(a)    accepts and agrees to be bound by the Stock Certificate exchange provisions set forth in Section 2.8 of the Merger Agreement; and
(b)    accepts and agrees to be bound by the provisions relating to the Escrow Amount and the Holdback Amount set forth in Section 2.11 of the Merger Agreement and indemnification set forth in Article IX of the Merger Agreement as if the undersigned were a signatory and party to the Merger Agreement.
5.    Acknowledgement of Escrow Amount. The undersigned understands, acknowledges, and agrees that, pursuant to and as more fully described in the Merger Agreement, a portion of the consideration the undersigned may become entitled to receive following the Effective Time pursuant to the terms of the Merger Agreement was deposited with Wells Fargo Bank, N.A., as the escrow agent (the “Escrow Agent”), in the Escrow Account as part of the Escrow Amount pursuant to the terms of the Merger Agreement and the Escrow Agreement. The undersigned further understands, acknowledges, and agrees that the Escrow Amount is being held in escrow to, among other things, secure in part any amounts owed by the Seller Parties with respect to (i) the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital and (ii) the indemnification obligations of the Seller Parties under Article IX of the Merger Agreement. The amounts actually distributed to the undersigned from the Escrow Amount may be reduced by claims for indemnification and other payments as described more fully in the Merger Agreement and the Escrow Agreement.
6.    Acknowledgement of Holdback Amount. The undersigned understands, acknowledges, and agrees that, pursuant to and as more fully described in Section 2.11(b) of the Merger Agreement, a portion of the consideration the undersigned is entitled to receive pursuant to the terms of the Merger Agreement has been withheld by Buyer and paid to Seller Representative as part of the Holdback Amount to be used by Seller Representative in accordance with Article X of the Merger Agreement.
7.    Acknowledgement of Indemnification Obligations. The undersigned understands, acknowledges, and agrees to be bound by, and perform his, her or its obligations under, Article IX of the Merger Agreement and to indemnify Buyer, Merger Sub, the Surviving Corporation, their respective Affiliates, and their respective directors, officers, partners, stockholders, members, employees, Affiliates, direct and indirect beneficial owners, controlling persons, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”), pursuant to the terms and conditions of the Merger Agreement.
8.    Appointment of the Representative. The undersigned acknowledges, agrees, and accepts that pursuant to the Merger Agreement and on behalf of the undersigned and all of his, hers or its affiliates, heirs, personal representatives, assigns, and successors, TH Lee Putnam Advisors, L.P. is authorized, appointed and empowered to serve as the representative of each Seller Party with respect to the matters expressly set forth in the Merger Agreement to be performed by Seller Representative, with full power of substitution, to the extent, and subject to the limitations, set forth in the Merger Agreement. This appointment is not as an agent but as a term of the Merger contemplated by the Merger Agreement and accordingly such appointment is irrevocable by action of any Seller Party. Further, this appointment is deemed coupled with an interest and may not be revoked for any reason, except as expressly otherwise provided in the Merger Agreement. The undersigned hereby agrees to be bound by (a) the appointment of Seller Representative as the undersigned’s representative for the purposes of the Merger Agreement and (b) the taking by Seller Representative, in its capacity as such, of any and all actions and the making of any decisions required or permitted to be taken by it under the Merger Agreement and the Ancillary Documents (including the Escrow Agreement) for and on behalf of the Seller Parties. The undersigned agrees, severally, but not jointly, based on his, her or its respective percentage of the Merger Consideration paid to the undersigned in accordance with the terms of the Merger Agreement (as determined in good faith by Seller Representative), to indemnify and hold harmless Seller Representative from any and all reasonable losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with Seller Representative’s execution and performance (solely in its capacity as Seller Representative and not in its capacity as a Seller Party) of the Merger Agreement and the Ancillary Documents, except for fraud or willful misconduct by Seller Representative. The undersigned agrees and consents to the payment to Seller Representative of the Holdback Amount in accordance with the terms of the Merger Agreement. The undersigned agrees to otherwise abide by and be bound by the terms of the Merger Agreement relevant to Seller Representative. Buyer, the other Buyer Indemnitees, and the Escrow Agent shall be entitled to conclusively rely upon any action taken and any agreements or amendments entered into by Seller Representative in its capacity as such and shall have no liability or obligation to any Seller Party of the Company in respect thereof.
9.    Waiver of Appraisal Rights.
(a)    As a result of the Merger, the undersigned is entitled to seek appraisal of the fair value of the Shares pursuant to Section 262 of the Delaware General Corporation Law (“Section 262”), attached hereto as Exhibit B (all such rights collectively, the “Dissenter’s Rights”).
(b)    The undersigned, with respect to only himself, herself or itself, hereby waives the Dissenter’s Rights and withdraws any and all written objections to the Merger and/or demands for appraisals, if any, with respect to the Shares.
10.    Waiver of Notice. The undersigned hereby waives any and all notices or notifications to which the undersigned might be entitled under the Delaware General Corporation Law, or the

Company’s certificate of incorporation or bylaws, any stockholders’ agreement, or any other agreement or document that might require notice to be given in connection with the Merger Agreement and the Transactions.
11.    Releases.
(a)    Conditioned upon the Closing of the Merger and from and after the Effective Time, the undersigned (in such capacity, “Releasor”), upon Buyer’s payment to the Exchange Agent of the Payment Fund of amounts specified in Section 2.7(b) of the Merger Agreement, hereby irrevocably releases and discharges each and every other Seller Party and the Company, Buyer, the Surviving Corporation, Seller Representative and their respective affiliates, shareholders, subsidiaries, partners, officers, members, directors, managers, employees and agents in their capacities as such (collectively, the “Releasees”) from any claims, liabilities, costs, expenses, actions, suits or demands (“Claims”) however arising, whether at law or in equity, contingent, known or unknown, which Releasor and Releasor’s respective heirs, successors or assigns may have or assert, in respect of any interest in the Company, its subsidiaries and their respective affiliates arising at or before the Effective Time, including, but not limited to, any such Claims arising out of (i) any shares of Company Common Stock or Preferred Stock or any Rights to Capital Stock (including any claims for the acts or omissions of any other Seller Party associated with the oversight, operation and management of the Company or any of its subsidiaries prior to the Effective Time), (ii) the Board of Director’s negotiation, approval and/or recommendation of the Merger, or (iii) any director or partnership relationship with the Company, its subsidiaries or their respective affiliates which Releasor or Releasor’s heirs, successors or assigns may have or have had at any time up to and including the Effective Time (collectively, the “Released Claims”); provided that (a) this release shall not extend to (i) any breach of the Merger Agreement or the Ancillary Documents by any parties thereto, and/or (ii) any payroll expenses accrued in the Company’s ordinary course of business relating to the last payroll period prior to the Closing Date, including any accrued salary or bonus, severance benefits, vacation and other employee benefits, or reimbursement of business expenses; and (b) nothing contained herein shall affect in any manner (i) the right of Releasor, acting by and through Seller Representative, to pursue or defend themselves against any indemnification or other claims under the Merger Agreement or any Ancillary Document, (ii) the rights, liabilities, or obligations of any party under the Merger Agreement, including without limitation the right of any Seller Party to receive all the Merger Consideration to which Seller Party is or may become entitled under the Merger Agreement and the obligations of Buyer and the other parties under the Merger Agreement, (iii) the rights of Releasor to be indemnified under (A) the certificate of incorporation and bylaws of the Company and the Surviving Corporation or (B) any employment and non-competition agreement in existence as of the date of the Merger Agreement or entered into in anticipation of the consummation of the Merger between Releasor on the one hand and Buyer, the Company or any of their respective subsidiaries on the other hand, or (iv) the rights of Releasor to compensation or other employment benefits earned or accrued by or for the benefit of Releasor prior to the Effective Time in respect of services performed by Releasor as an employee of the Company, solely to the extent not paid by the Company prior to the Effective Time.
(b)    Releasor confirms that Releasor has been given a reasonable period within which to consider the foregoing release and its consequences and that Releasor has been advised prior to executing this action by written consent to consult with any attorney or any personal or financial advisor Releasor chooses.
(c)    Conditioned upon the Closing of the Merger and from and after the Effective Time, Releasor will not, and will cause Releasor’s affiliates not to, bring, continue or maintain any Released Claims against any Releasee before any court, administrative agency or other forum.
(d)    Although Releasor may file a charge with state or federal agencies, from and after the Effective Time Releasor agrees not to seek or accept any money damages or other relief upon the filing of any such administrative charges or complaints, or in judicial proceedings arising therefrom.
(e)    If any court, administrative agency or other forum assumes jurisdiction over any Released Claim against any Releasee from and after the Effective Time, then Releasor will, and will cause Releasor’s affiliates to, promptly direct such court, agency or forum to withdraw from or dismiss the Released Claim with prejudice.
(f)    If Releasor or any of Releasor’s affiliates violates this Letter of Transmittal by suing a Releasee for any Released Claim, then Releasor will pay all costs and expenses (including reasonable attorney’s fees and costs) incurred by the Releasee in defending against such suit from and after the Effective Time.
12.    Representations and Warranties. The undersigned represents and warrants that:
(a)    the undersigned has read, understands the terms of, and has had an opportunity to seek legal counsel regarding the Merger Agreement and this Letter of Transmittal;
(b)    the undersigned has full power and authority to execute and deliver this Letter of Transmittal and to surrender the Stock Certificate(s) for the Shares surrendered herewith;
(c)    the undersigned is the true and lawful owner of, and has good and valid title to, the Shares, free and clear of all liens, pledges, restrictions, charges, or claims, or any other encumbrances of any kind (other than limitations on transfers imposed by securities laws); and
(d)    if the undersigned is an individual resident of any state or jurisdiction that is subject to community property laws, unless the signature of the undersigned’s spouse appears below, the undersigned is not married or the Shares do not constitute community property.
13.    Additional Terms Concerning Payment.
(a)    The undersigned understands that surrender of the Shares is not made until receipt by the Exchange Agent of any Stock Certificates representing such Shares (or an executed Lost Certificate Affidavit and such indemnity as Buyer may reasonably require), together with this Letter of Transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Exchange Agent. The undersigned hereby acknowledges that delivery of this Letter of Transmittal shall be effected and risk of loss and title to the Shares shall pass only upon proper delivery thereof to the Exchange Agent as described in Item 1 of the “Instructions for Completing Letter of Transmittal” attached hereto.
(b)    The Exchange Agent reserves the right to reject any and all Stock Certificates representing Shares or Letters of Transmittal not in proper form or to waive any irregularities or defects in the surrender of any Shares delivered in connection herewith, and the Exchange Agent’s reasonable interpretation of the terms and conditions of the Merger Agreement and this Letter of Transmittal (including all instructions) with respect to such irregularities and defects shall be conclusive, final, and binding. A surrender will not be deemed to have been made until all irregularities have been cured by the undersigned or waived by the Exchange Agent. All authority herein conferred on the Exchange Agent shall survive the death, incapacity, dissolution, or liquidation of the undersigned and all obligations of the undersigned hereunder shall be binding on the heirs, personal representatives, successors, or assigns of the undersigned.
(c)    Unless the undersigned indicates otherwise under “Special Payment Instructions,” any payment check (the “Payment”) representing the consideration into which the Shares represented by the Stock Certificate(s) surrendered herewith have been converted (less any portion thereof contributed to the Escrow Amount and the Holdback Amount pursuant to the terms of the Merger Agreement and less any applicable withholding and similar taxes) will be delivered to the registered holder(s) appearing under “Certificate Information-Description of Certificates Surrendered” below. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” any Payment will be delivered to the address of the registered holder(s) in accordance with the instructions appearing under “Description of Certificates Surrendered.” The undersigned hereby acknowledges that the undersigned shall be responsible for any transaction fees associated with any wire transfer and hereby authorizes the Exchange Agent to deduct such amounts from the consideration otherwise payable to the undersigned if a wire transfer is used to make the Payment to the undersigned.
14.    Taxes. The undersigned registered holder shall timely pay all transfer, documentary, sales, use, stamp, registration, and other taxes arising from or relating to the transactions contemplated by the Merger Agreement, and the undersigned shall, at his or her own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other taxes. In the event that any transfer, documentary, sales, use, stamp, registration, or other taxes becomes payable as a result of the Payment in any name other than that of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable. Buyer will have no responsibility with respect to such transfer, documentary, sales, use, stamp, registration, or other taxes.
15.    Miscellaneous.
(a)    The undersigned, upon request, will execute and deliver any additional documents deemed by the Company or the Exchange Agent to be reasonably necessary or desirable to complete the surrender of the Stock Certificate(s) evidencing the Shares.
(b)    This Letter of Transmittal shall be binding upon and shall inure to the benefit of the Company, Buyer, the Surviving Corporation, Merger Sub, their respective successors and assigns, and the undersigned and, in the case of the undersigned, shall be binding upon and shall inure to the benefit of the undersigned’s spouse, heirs, successors, permitted assigns, representatives, and agents. The undersigned intends for the authorizations and agreements in this Letter of Transmittal to remain in full force and effect and not be affected if the undersigned subsequently dies or becomes mentally or physically disabled, incapacitated, or incompetent.
(c)    This Letter of Transmittal shall be governed by the laws of the State of Delaware, excluding its choice of law principles.
IN ORDER TO ENSURE THE PAYMENT OF AMOUNTS, IF ANY, DUE TO THE UNDERSIGNED OUT OF THE HOLDBACK AMOUNT AND THE ESCROW AMOUNT, THE UNDERSIGNED MUST INFORM THE EXCHANGE AGENT OF ANY CHANGES OF ADDRESS BY A WRITTEN NOTICE TO THE EXCHANGE AGENT AT THE ADDRESS LISTED IN INSTRUCTION 1 TO THIS LETTER OF TRANSMITTAL.

Please see the attached Instructions FOR GUIDANCE IN COMPLETING THIS LETTER OF TRANSMITTAL.

CERTIFICATE INFORMATION

(TO BE COMPLETED BY ALL STOCKHOLDERS)

DESCRIPTION OF CERTIFICATES SURRENDERED (See Instructions 1 and 2)
Name(s) and Address(es) of Registered Holder(s) (Please fill in exactly as name(s) appear(s) on the Stock Certificate(s))	Name(s) and Address(es) of Registered Holder(s) (Please fill in exactly as name(s) appear(s) on the Stock Certificate(s))
Name: Address:	Certificate Number(s)	Number of Shares Represented by the Stock Certificate(s)

Total Shares:

Lost Certificates I have lost my Stock Certificate(s) that represented __________ shares of __________ stock of the Company. I have completed the Lost Certificate(s) Affidavit attached hereto.

Special Instructions

(NOT APPLICABLE TO ALL STOCKHOLDERS. Please see the attached Instructions FOR MORE INFORMATION.)

SPECIAL PAYMENT INSTRUCTIONS*	SPECIAL DELIVERY INSTRUCTIONS*
*To be completed ONLY if the Payment is to be issued in a name other than the undersigned (See Instructions 1-5 under “Instructions for Completing Letter of Transmittal”).
Issue to:
Name:
Address:

TIN of Payee:

*To be completed ONLY if the Payment is to be delivered to the undersigned at an address other than that shown under “Description of Stock Certificates Surrendered” (See Instructions 1-5 under “Instructions for Completing Letter of Transmittal”).
Mail to:
Name:
Address:

WIRE TRANSFER INSTRUCTIONS

(To be completed ONLY if the Payment is to be made by wire transfer (and not by check))

WIRE TRANSFER INSTRUCTIONS	SPECIAL PAYMENT INSTRUCTIONS*
Bank: Bank Address: ABA No.: SWIFT Code: Account Name: Account No.: Reference:
* To be completed ONLY if the wire transfer is to be made to an account name other than the Registered Holder (See Instructions 1-5 under “Instructions for Completing Letter of Transmittal”).
Transfer to:

Bank:
Bank Address:
ABA No.:
SWIFT Code:
Account Name:
Account No.:
Reference:

TIN of Payee:

STOCKHOLDER SIGNATURE PAGE

(TO BE SIGNED BY ALL STOCKHOLDERS)

(Must be signed by the registered holder(s) exactly as the name(s) appear(s) on the Stock Certificate(s) or by person(s) authorized to become registered holder(s) by documents transmitted herewith.)

STOCKHOLDER SIGNATURE:

(Signature(s) of Registered Holder(s))

Name:
(Please Print or Type)
Dated: ______________________, 20___

SIGNATURE OF SPOUSE (IF STOCKHOLDER RESIDES IN CALIFORNIA, TEXAS, OR ANY OTHER COMMUNITY PROPERTY JURISDICTION):

(Signature of Spouse of Registered Holder(s))

Name:
(Please Print or Type)

Dated: ______________________, 20___

REPRESENTATIVE SIGNATURE PAGE

Complete only if signature is by an attorney-in-fact, trustee, executor, administrator, guardian, officer of a corporation, or other person acting in a fiduciary or representative capacity. (See Instructions 1, 2, and 4 under “Instructions for Completing Letter of Transmittal.”)

SIGNATURE OF REPRESENTATIVE:

By:
Name:
Title:
Address:

Phone:

Tax ID or
Social Security No.:

Dated: ______________________, 20___

INSTRUCTIONS FOR COMPLETING LETTER OF TRANSMITTAL

1.
Delivery of Letter of Transmittal. The Stock Certificate(s) (or an executed Lost Certificate(s) Affidavit) and an executed Form W-9 or Form W-8BEN (as applicable) must be sent or delivered with this Letter of Transmittal, when completed and executed, to:

Computershare Trust Company, N.A.
c/o Computershare, Inc.
[______________]
[______________]
[______________]

Do not send them to the Company. The method of delivery and risk of loss of the Stock Certificate(s) to be surrendered to the Exchange Agent at the address listed above is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received, duly completed and properly executed, together with any accompanying evidences of authority in form satisfactory to the Exchange Agent. If the Stock Certificate(s) is sent by U.S. mail, registered mail with return receipt requested and proper insurance is suggested.

2.
Signatures on the Letter of Transmittal. If the Payment is to be issued in the same name(s) as the surrendered Stock Certificate(s) is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered Stock Certificate(s) is registered. Do not sign the Stock Certificate(s).

If any of the Shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the Stock Certificate(s). If any Shares are registered in different names on several Stock Certificates, it will be necessary to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations. If any holder of record of the Shares submitted with this Letter of Transmittal is a married individual and is a resident of California, Texas, or another jurisdiction subject to community property laws, both the holder and his or her spouse must sign this Letter of Transmittal.

3.
Payment Issued in a Different Name - Special Payment Instructions. If (a) the surrendered Stock Certificate(s) is/are registered in the name of a person other than the signer of this Letter of Transmittal, or (b) the Payment is to be made to a person other than the registered owner(s) of the Shares, then the surrendered Stock Certificate(s) must be endorsed or accompanied by duly executed stock power(s), in either case signed exactly as the name(s) of the registered owner(s) appear on such Stock Certificate(s) or stock power(s).

In the case of endorsements or signatures by attorneys, executors, administrators, trustees, guardians, officer of a corporation, agents, or others acting in a fiduciary or representative capacity, the Stock Certificate(s) surrendered herewith must be accompanied by evidence reasonably satisfactory to the Exchange Agent of the authority of the persons to make the endorsement or to sign, together with all supporting documents necessary to validate the surrender.

4.	Special Delivery Instructions. Indicate the name and address to which the Payment is to be sent, if different from the name and/or address of the person(s) signing this Letter of Transmittal.

5.
Letter of Transmittal Required for Surrender of Stock Certificate(s); Lost Stock Certificate(s). You will not receive payment in exchange for your Shares unless and until you deliver this Letter of Transmittal, duly completed and properly executed, to the Exchange Agent, together with the Certificate(s) evidencing the Shares and any required accompanying evidences of authority or other documents. If your Stock Certificate has been lost, stolen, mislaid, or destroyed, check the box where indicated on the signature page of this Letter of Transmittal, complete the remainder of this Letter of Transmittal pursuant to the instructions, complete the attached Lost Certificate(s) Affidavit and return both to the Exchange Agent.

6.
Stock Transfer Taxes. If payment for surrendered Shares is to be issued by check to any person(s) other than the registered holder(s) of the surrendered Shares, it shall be a condition of such payment that the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such person(s)) payable on account of the transfer (or transfers) of the surrendered Shares shall be delivered to the Exchange Agent or satisfactory evidence of the payment of such taxes or nonapplicability thereof shall be submitted to the Exchange Agent before such payment will be made.

7.
Inadequate Space. If the space provided on this Letter of Transmittal is inadequate, any of the required information should be listed on a separate schedule attached hereto and separately signed on each page thereof.

8.	Requests for Additional Copies. Requests for additional copies of this Letter of Transmittal may be directed to the Exchange Agent at the address and telephone number indicated in Instruction 1.

9.
Form W-9 and Form W-8BEN. Under federal income tax laws, each holder surrendering a Stock Certificate or Stock Certificates is required to provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) on Form W-9, which is provided under “Important Tax Information,” and to indicate if such holder is not subject to backup withholding by signing and dating the Form W-9. Failure to provide the information on the form may subject the surrendering holder(s) to a $50 penalty imposed by the Internal Revenue Service and any Payment will be subject to backup withholding taxes of 28%. See “Important Tax Information” below. To prevent backup withholding, a non-U.S. holder who is the beneficial owner of a Stock Certificate or Stock Certificates or holds the Stock Certificate(s) directly must certify, under penalties of perjury, that it is not a U.S. person and provide certain other information on a properly executed Form W-8BEN or other Form W-8 appropriate for such stockholder. To determine whether Form W-8BEN is the appropriate Form W-8, please visit the Internal Revenue Service’s website at www.irs.gov, where you can find all Forms W-8. If a beneficial owner holds the Stock Certificate(s) through a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business and that holds the Stock Certificate(s) in such capacity, then such financial institution must certify, under penalties of perjury, that such statement has been received from the beneficial owner by it and furnish the payer with a copy thereof. If a non-U.S. beneficial owner holds the Stock Certificate(s) through certain other foreign intermediaries or partnerships, then the beneficial owner may be required to provide a Form W-8BEN to such foreign intermediary or partnership, and the foreign intermediary or partnership may be required to provide Purchaser with a Form W-8IMY. Please consult your accountant or tax advisor for further guidance in completing the Form W-9 or W-8BEN, as applicable.

10.
Requests for Assistance. Requests for assistance on how to complete this Letter of Transmittal and inquiries regarding the Merger should be made directly to [NAME] at [PHONE NUMBER] or [EMAIL ADDRESS].

LOST CERTIFICATE(S) AFFIDAVIT

Re:	Certificates representing shares of _________ stock, par value $0.01 per share, of
[]
Certificate Number(s) ______________,
Number of Shares _____________,
Stockholder Name _____________________________ (the “Certificate(s)”)

___________________________ (“Owner”), being duly sworn, affirms the following:
1.    My name is _____________________________. I am the sole true and lawful legal and beneficial owner of the Lost Certificate(s) and the shares of ________________ stock evidenced thereby (the “Shares”) and entitled to the possession of the Certificate(s). This Affidavit is executed by me in such capacities. I am of lawful age and have personal knowledge of the facts and circumstances hereinafter set out.
2.    This Affidavit is made in connection with the redemption of the Certificate(s) referenced above.
3.    I have made or caused to be made a diligent search for the original of the Certificate(s), have been unable to locate same and I have no knowledge or information on the whereabouts of the Lost Certificates.. None of the Certificate(s), the Shares, or any interest in the Certificate(s) or Shares has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged, canceled, or disposed of in any manner by me, and and I have no no knowledge of any information that the absolute title of the Lost Certificates have been altered. No person, entity, or governmental authority, other than me, has or has asserted any right, title, claim, equity, or interest in, to, or respecting the Certificate(s) or the Shares.
4.    In the event the original Certificate(s) comes into my possession at any time, I will deliver it or cause it to be delivered to Computershare Inc., N.A. and its wholly-owned subsidiary Computershare Trust Company, N.A., or their successor, in order that same may be canceled.
5.    I hereby agrees to indemnify, defend and hold harmless Blackhawk Network Holdings, Inc., Parago, Inc. and each of their respective affiliates, officers, directors, agents and affiliates and their respective successor(s) and/or assign(s), officers, directors, and stockholders (individually, an “Indemnified Party”) from and against all manner of loss, damage, claim, action, suit, liability, and expense of any nature whatsoever arising from or by reason of (i) delivery of a new certificate in replacement of any Certificate (ii) any claim which may be made in respect of any Certificate, (iii) any other matter or thing arising out of the Certificates or this Agreement, whether or not caused by the action or inaction of any members of the Indemnified Parties. In the event any Indemnified Party suffers any loss, damage, claim, liability, or expense as a result of the presentation of the Certificate(s) the Affiant shall wholly compensate such Indemnified Party therefor immediately upon notice of such loss, claim, liability, or expense.
[Signature page follows]

The Affiant is authorized to execute and deliver this Agreement on behalf of the owner or holder of the Certificates.

OWNER:

______________
Printed Name: ______________
STATE OF ______________        §
§
COUNTY OF ____________        §

The foregoing instrument was subscribed, sworn to and acknowledged before me this ___ day of ____________, 20___, by ______________________.
______________
Notary Public, State of __________
My Commission Expires:

______________

IMPORTANT TAX INFORMATION
Under U.S. federal income tax law, a former Company stockholder whose Shares have been converted into the right to receive cash under the Merger Agreement, and, if applicable, each other payee, is required to provide the Exchange Agent with such person’s correct TIN on the Form W-9 below, or in the case of a foreign individual, provide the Exchange Agent with a Form W-8BEN. If such payee is an individual, the TIN is his or her social security number. If such payee is an entity, the TIN is usually such entity’s employer identification number.
If the Exchange Agent is not provided with the correct TIN, the Internal Revenue Service may subject the payee to a $50 penalty. In addition, payments that are made to such payee with respect to Shares exchanged pursuant to the Merger Agreement may be subject to 28% backup withholding. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.
Except as provided below with respect to foreign individuals, to prevent backup withholding, each payee is required to notify the Exchange Agent of its correct TIN by completing a Form W-9 certifying that the TIN provided on the Form W-9 is correct (or that such payee is awaiting a TIN) and that (1) such payee has not been notified by the Internal Revenue Service that it is subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified such stockholder or payee that it is no longer subject to backup withholding.
Certain payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt payees must enter their correct TIN in Part 1 in the Form W-9, write “Exempt” in Part 2 of such Form, and sign and date the Form. In order for a foreign individual to qualify as an exempt recipient, such payee must submit a Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to such individual’s exempt status. Please contact the Exchange Agent if you require a Form W-8BEN. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Form W-9 for additional details on whether a particular payee is exempt.
The box in Part 3 of the Form W-9 may be checked if the payee has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked, the stockholder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part 3 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 28% of all payments made prior to the time a properly certified TIN is provided to the Exchange Agent.
Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Form W-9 for additional details.

PLEASE COMPLETE AND SIGN THE FORM W-9 PROVIDED ON THE FOLLOWING PAGE OR, IN THE CASE OF A FOREIGN INDIVIDUAL, PLEASE COMPLETE AND SIGN A FORM W-8BEN

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	GIVE THE SOCIAL SECURITY NUMBER OF-	For this type of account:	GIVE THE SOCIAL SECURITY NUMBER OF-
1.Individual	The individual	9.A valid trust, estate or pension trust	The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)
2.Two or more individuals(joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	10. Corporate	The corporation
3.Husband and wife (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	11. Religious, charitable or educational tax-exempt organization	The organization
4.Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	12. Partnership account held in the name of the business	The partnership
5.Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor (1)	13. Association, club or other tax-exempt organization	The organization
6.Account in the name of guardian or committee for a designated ward, minor or incompetent person	The ward, minor or incompetent person (3)	14. A broker or registered nominee	The broker or nominee
7.a.The usual revocable savings trust account (grantor is also trustee) b.So-called trust account that is not a legal or valid trust under state law	The grantor-trustee (1) The actual owner (1)	15. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments	The public entity
8.Sole proprietorship	The owner (4)

(1)    List first and circle the name of the person whose number you furnish. If only one person has a social security number, that person’s number must be furnished.
(2)    Circle the minor's name and furnish the minor's social security number.
(3)    Circle the ward's, minor's, or incompetent person's name and furnish such person's social security number.
(4)    Show the name of the owner. You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).

(5)    List first and circle the name of the legal trust, estate or pension trust.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number. If you do not have a TIN or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt From Backup Withholding. Even if the payee does not provide a TIN in the manner required, you are not required to backup withhold on any payments you make if the payee is:

1.	An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

2.	The United States or any of its agencies or instrumentalities.

3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

5.	An international organization or any of its agencies or instrumentalities.
Other payees that may be exempt from backup withholding include:

6.	A corporation.

7.	A foreign central bank of issue.

8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A common trust fund operated by a bank under section 584(a).

13.	A financial institution.

14.	A middleman known in the investment community as a nominee or custodian.

15.	A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt From Backup Withholding

Dividends and patronage dividends that generally are exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Interest payments that generally are exempt from backup withholding include:

•
Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if the payee has not provided a TIN or has provided an incorrect TIN.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•	Payments described in section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

Other types of payments that generally are exempt from backup withholding include:

•	Wages.

•	Distributions from a pension, annuity, profit-sharing or stock bonus plan, any IRA, or an owner-employee plan.

•	Certain surrenders of life insurance contracts.

•	Gambling winnings if withholding is required under section 3402(q). However, if withholding is not required under section 3402(q), backup withholding applies if the payee fails to furnish a TIN.

•	Real estate transactions reportable under section 6045(e).

•	Cancelled debts reportable under section 6050P.

•	Distributions from a medical savings account and long‑term care benefits.

•	Fish purchases for cash reportable under section 6050R.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TIN, WRITE "EXEMPT" ON THE FACE OF THE FORM AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends and patronage dividends not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Internal Revenue Code sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N.

Privacy Act Notice. Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report, among other things, interest, dividends, and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states and the District of Columbia to carry out their tax laws. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish TIN. If you fail to furnish your TIN to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Failure to Report Certain Dividend and Interest Payments. If you fail to include any portion of an includible payment for interest, dividends or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 20% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.
(3) Civil and Criminal Penalties for False Information. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a $500 penalty. Falsifying certifications or affirmations may also subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit A

NOTICE OF CONVERSION

This NOTICE OF CONVERSION is made as of this ____ day of ___________, 2014 by the undersigned holder (“Holder”) of outstanding shares of Series A-3 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series E Preferred Stock (collectively, “Preferred Stock”) of Parago, Inc. (the “Company”).

WHEREAS, pursuant to the Company’s Certificate of Designations, Preferences and Rights of each series of Preferred Stock (each, as amended, a “Certificate”), the Holder of the Preferred Stock may elect, at any time, to convert each share of Preferred Stock held by the Holder into the number of shares of the Company’s common stock (“Company Common Stock”) set forth in the applicable Certificate (the “Conversion Shares”);

WHEREAS, in anticipation of the transactions described in that certain Agreement and Plan of Merger by and among the Company, Blackhawk Network Holdings, Inc., a Delaware corporation, BH Monarch Merger Sub, Inc., a Delaware corporation, and TH Lee Putnam Ventures, L.P., solely in its capacity as the Seller Representative, dated as of September 24, 2014 (the “Merger Agreement”), the Holder hereby desires to convert, and affirm conversion of, certain shares of Preferred Stock held by the Holder into the Conversion Shares, immediately prior to the Effective Time:

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

NOW, THEREFORE, the Holder hereby elects and demands that the following shares of Preferred Stock held by the Holder (“Holder’s Shares”) be converted into the Conversion Shares, immediately prior to the Effective Time:
______________ shares of Series A-3 Preferred Stock
______________ shares of Series C Preferred Stock
______________ shares of Series D Preferred Stock
______________ shares of Series E Preferred Stock

The Holder hereby acknowledges that the Holder shall surrender to the Exchange Agent the certificate or certificates for all of Holder’s Shares, provided, that such new shares of Common Stock be issued to the undersigned Holder.

IN WITNESS WHEREOF, the undersigned Holder has hereunto executed this Notice of Conversion as of the date first written above.
HOLDER:

______________
Printed Name:

Exhibit B
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit C
Form of Exchange Agent Agreement

Paying Agent Agreement
Between
TH Lee Putnam Ventures, L.P.
and
Computershare Trust Company, N.A.
and
Computershare Inc.

THIS PAYING AGENT AGREEMENT, dated as of ________, 2014 (the “Effective Date”), is by and between TH Lee Putnam Ventures, L.P., solely in its capacity as the Seller Representative (“Seller Representative”), having its principal office and place of business at 1120 Avenue of the Americas, Suite 1807, New York, NY 10036, and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

1.    APPOINTMENT.

1.1    Seller Representative hereby appoints Agent to act as paying agent with respect to the surrender of shares of common stock, $0.01 par value per share, and preferred stock, $0.01 par value per share (collectively, the “Shares”), of Parago, Inc., a Delaware corporation (the “Company”), in exchange for payment of the portion of the consideration (the “Merger Consideration”) as set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 24, 2014, by and among Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), BH Monarch Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), the Company and Seller Representative, providing for the merger of Merger Sub with and into the Company (the “Merger”). Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.
1.2    The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.” Seller Representative shall inform Agent of the Effective Time at least five business days prior thereto.

1.3    Seller Representative has furnished Agent, or will furnish Agent prior to the Effective Time, with copies of the following documents:

(a) a letter from the President and Chief Executive Officer of the Company, to holders of the registered Shares, announcing the effectiveness of the Merger;
(b)    the letter of transmittal (the “Letter of Transmittal”) to accompany certificates for Shares when surrendered for cash (such Letter of Transmittal to be in a form supplied by Agent, and subject to any modifications by Seller Representative which are acceptable to Agent); and

(c)    a copy of a letter from an authorized representative of the Company to each transfer agent for the Shares (collectively, the “Transfer Agent”), instructing the Transfer Agent:

(i)	to close the transfer books for the Shares at the Effective Time; and

(ii)     if Seller Representative should authorize the Transfer Agent retroactively to reopen the transfer books for a special transaction, to send a copy of the transaction journal covering that transaction to Agent as paying agent.

1.4    At the Effective Time, Seller Representative will furnish Agent with a certified list, in a format acceptable to Agent, of holders of Shares of record at the Effective Time, including each such holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail, any certificate detail or indication of accounts holding shares through the Direct Registration System (“Book Entry Shares”) and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.5    Subject to the terms and conditions of this Agreement and Seller Representative’s confirmation of the Effective Time pursuant to Section 1.2 hereof, Agent in its capacity as paying agent hereunder shall:

(a)	with respect to accounts with certificated or mixed certificated and Book Entry Shares:

(i)	mail, by first class mail, each of the documents described in Sections 1.3(a) and 1.3(b) above, to holders of record of certificated Shares at the Effective Time as set forth in the Record

Stockholders List, such mailing to include a return envelope and, if the TIN associated with a stockholder account has not been certified, Form W-9 or W-8, as applicable; and

(ii)
(A) accept certificates representing Shares, together with the accompanying Letters of Transmittal, sent to Agent by such holders for surrender and (B) make payment of the Merger Consideration, less any applicable tax withholding, to each such holder by the mailing of a check (by first class mail) or such other payment method as mutually agreed by Seller Representative and Agent per our standard business process; and

(b) With respect to accounts with only Book Entry Shares that are not held through the Depository Trust Company (“DTC”), if any:

(i)	debit all Book Entry Shares held in the stockholder accounts of holders of record of Book Entry Shares at the Effective Time as set forth in the Record Stockholders List; and

(ii)
make payment of the Merger Consideration, less any applicable tax withholding, to each such holder by the mailing of a check (by first class mail) or such other payment method as mutually agreed by Seller Representative and Agent.

(i)	With respect to shares held through DTC,

(i)	accept DTC’s original Shipment Control List (“SCL”);

(ii)	verify that the number of Shares listed on the SCL matches the number of Shares registered to DTC’s nominee at the Effective Time, as set forth on the Record Stockholders List;

(iii)	if such Share totals are in balance, debit all Shares registered to DTC’s nominee at the Effective Time, as set forth on the Record Stockholders List; and

(iv) make payment of the Merger Consideration to DTC provided that the Payment Funds are delivered to Computershare in accordance with Section 4, and provided the foregoing steps in this Section 1.5(c) (i), (ii), and (iii) are satisfied.

(d)	All amounts referred to herein are expressed in United States Dollars and all payments by Agent shall be made in such dollars.

1.6 No later than the earlier of (a) forty-five (45) days after the Effective Time or (b) January 15 of the year following the year in which the Effective Time occurs, Seller Representative shall deliver to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by the Merger in accordance with current Internal Revenue Service regulations as set forth in Exhibit “B” and referenced in Section 9.1, below.

2.     PROCEDURE FOR DISCREPANCIES. Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of certificated Shares that any Letter of Transmittal may indicate are owned by a surrendering stockholder and the number that the Record Stockholders List indicates such stockholder owned of record as of the Effective Time. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Seller Representative for instructions as to the number of certificated Shares, if any, Agent is authorized to accept for exchange. In the absence of such instructions, Agent is authorized not to accept any such certificated Shares for exchange and will return to the surrendering stockholder in accordance with its standard procedures to such stockholder’s address as set forth in the Letter of Transmittal any certificates for Shares surrendered in connection therewith, the related Letters of Transmittal and any other documents received with such Shares.

3.    TREASURY SHARES; DISSENTING STOCKHOLDERS.

3.1     At or prior to the Effective Time, Seller Representative shall provide to Agent a written list of all outstanding treasury shares of the Company and all Shares held by Buyer, Merger Sub or the Company (collectively, the “Non-Paid Shares”) to be cancelled as of the Effective Time, indicating whether such Non-Paid Shares are certificated, in Book Entry form or beneficially held through a bank or broker. Seller Representative shall promptly deliver or cause to be delivered all certificates representing Non-Paid Shares to Agent for proper cancellation. If any Non-Paid Shares are beneficially held through a bank or broker, Seller Representative shall instruct, or cause the beneficial owner of such Non-Paid Shares to instruct, such bank or broker to deliver such Non-Paid Shares to Agent for cancellation. Seller Representative hereby authorizes and instructs Agent to cancel all Non-Paid Shares delivered to Agent hereunder or maintained by Agent in Book Entry. Agent shall not pay any Merger Consideration with respect to any Non-Paid Shares identified in the manner described above; provided that, if Agent receives a certificate representing any such Non-Paid Shares, it shall notify Seller Representative and hold such certificate pending receipt of further instructions from Seller Representative.

3.2    At or prior to the Effective Time, Seller Representative shall provide Agent with a list of the names, addresses, TINs, Share amounts for any details for certificated or Book Entry Shares of all Company stockholders who have perfected appraisal rights under applicable state law (“Dissenting Stockholders”). Agent shall not pay any Merger Consideration with respect to any Shares owned of record by a Dissenting Stockholder. Agent shall notify Seller Representative of the receipt of any certificates or Book Entry Shares statement representing Shares from a Dissenting Stockholder and put a hold on such accounts pending receipt of further instructions from Seller Representative.
4.    DEPOSIT OF FUNDS.
4.1    All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be delivered to Computershare on or before 9:00 a.m. Eastern Standard Time on the Effective Time and held by Computershare as agent for Seller Representative and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Seller Representative.  Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.).  Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.  Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments.  Computershare shall not be obligated to pay such interest, dividends or earnings to Seller Representative, any holder or any other party.

4.2     Computershare is acting as paying agent hereunder and is not a debtor of Seller Representative in respect of the Funds.

4.3    Computershare will draw upon the funds in such account as required from time to time in order to make payments for Shares and any applicable tax withholding payments. Computershare will not be obligated to calculate or pay interest to any holder or any other party.

5.    LOST CERTIFICATES. If any holder of Shares as of the Effective Time reports to Agent that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such stockholder of (a) an affidavit of such theft, loss or destruction, (b) a bond of indemnity in form and substance satisfactory to Agent, and (c) payment of all applicable fees, Agent will make payment of the Merger

Consideration to the former stockholder as though the certificate for Shares had been surrendered. Agent may charge holders an administrative fee for processing payment with respect to Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account. Holders of Shares may obtain a bond of indemnity from a surety company of their choice, provided the surety company satisfies Agent’s minimum requirements.

6.    ELIGIBILITY OF SHARES FOR PAYMENT. Other than as set forth in Exhibit A hereto, all Shares are eligible for payment regardless of any restrictive legend affixed thereupon or applicable thereto, any dissenter’s rights and any other restrictions on payment.

7. International Currency Exchange Computershare at its option may offer its International Currency Exchange (“ICE”) Service (the “Service”) to certain stockholders whereby any such stockholder can elect to receive their payment in a currency other than U.S. Dollars, via a convenient and secure currency conversion service. This Service is voluntary and will only be utilized at the direction of the eligible stockholders electing such Service and agreeing to the terms and condition of the Service as described in the International Currency Exchange Registration Form included with a Letter of Transmittal and sent to eligible stockholders. Agent shall charge a fee to participants for processing. Seller Representative will not incur fees resulting from this service.

8.     PROCEDURE FOR DEFICIENT ITEMS.

8.1    Agent shall examine the Letter of Transmittal and certificates for the Shares received by it as paying agent to ascertain whether they appear to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event Agent determines that any Letter of Transmittal does not appear to have been properly completed or executed, or where the certificates representing Shares do not appear to be in proper form for surrender, or any other deficiency in connection with the surrender appears to exist, Seller Representative authorizes and instructs Agent to follow, where possible, its regular procedures, set forth in Section 8.3 below, to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the surrender, unless Seller Representative provides written authorization to waive such deficiency, subject to applicable law and regulations.

8.2    If a Letter of Transmittal specifies that payment for Shares is to be made to a person other than the person in whose name a surrendered certificate is registered, Agent will issue no Merger Consideration until such Letter of Transmittal has been properly endorsed with a signature guarantee from an eligible guarantor institution approve by the Securities Transfer Association, and accompanied by any other evidence of authority that may be reasonably required by the Agent, and otherwise put in proper form for transfer.

8.3    If any such deficiency with respect to any certificated Shares is neither corrected nor waived, Agent shall: (a) convert the shared represented by such certificate to a Book Entry position. (b) send to such holder a defect letter describing the applicable defects and asking that the deficiencies be corrected.
9.    CANCELLATION AND DEBIT OF SHARES. As of the Effective Time, Agent will become the sole recordkeeping agent for the Shares, and shall maintain such records in accordance with its standard practices and applicable law. Upon making payment of the Merger Consideration for Shares, (a) the certificates representing such Shares will be canceled by Agent and (b) the Book Entry Shares held in the stockholder account of the applicable Company stockholder will be debited, and such cancellation or debit shall be reflected within the records maintained by Agent.
10.    TAX REPORTING.

10.1    Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the Tax Instruction /Cost Basis Information Letter attached hereto as Exhibit B.

10.2    With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code.
10.3    Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Seller Representative may reasonably request in writing. Such action may be subject to additional fees.

11.    UNEXCHANGED STOCKHOLDERS AND UNCLAIMED PROPERTY.

11.1 Approximately four months after the Effective Time, Agent may mail a follow-up letter to all stockholders who did not surrender their Share certificates for payment or supply an affidavit and bond of indemnity pursuant to Section 5 hereof. The follow-up letter will be mailed with a Letter of Transmittal, return envelope, and Form W-9 or W-8, where applicable.

11.2 After the eight month anniversary of the Effective Time, for the purpose of facilitating the surrender of certificated Shares and the payment of Merger Consideration, Computershare may use the services of a stockholder locating service provider selected by Computershare, which may be an affiliate of Computershare, to facilitate the location and contact of (a) holders who have not surrendered their Share certificates, including lost stockholders, and (b) former holders of Shares, if any, who have not yet cashed their checks representing payment of Merger Consideration.  Such provider may compensate Computershare for processing and other services Computershare provides in connection with such locating services, including providing Computershare a portion of its fees.  Such provider shall inform any such located stockholders that they may choose either (i) to contact Agent directly to surrender their certificated Shares, if applicable, and to receive a check for payment of Merger Consideration at no charge other than any applicable fees contemplated by this Agreement or (ii) to utilize the services of such provider for a fee, which may not exceed the lesser of 20% of the total value of such stockholder’s Merger Consideration or the maximum statutory fee permitted by the applicable state jurisdiction.  If Seller Representative selects a locating service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

Pursuant to Section 12.9 of this Agreement, Seller Representative hereby authorizes and instructs Agent to provide a stockholder file or list of those stockholders to any service provider administering any in-depth stockholder location program on behalf of Computershare or Seller Representative pursuant to this Section 11.2.

11.3 The Agent shall report unclaimed property to each state in compliance with state laws and shall comply with Section 17Ad-17 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), for lost stockholders.  The Agent will charge Seller Representative its standard fees plus out-of-pocket expenses (including the cost of due diligence mailings) for such services. Seller Representative acknowledges and agrees that in the case of reports made and property delivered pursuant to an initial or voluntary compliance program administered by private auditing agents retained by state unclaimed property administrators, the Agent will be compensated for its efforts in facilitating Seller Representative’s involvement in such a program including the provision of the necessary records and remittance of property in the manner required by the program by means of an expense reimbursement payment based on a percentage of the property remitted to the states through participation in the program. Seller Representative will not be charged for any services performed by the Agent in conjunction with the program to the extent that the Agent receives an expense reimbursement and agrees to reimburse Agent for any out-of-pocket expenses incurred in the performance of such services.

12.     AUTHORIZATIONS AND PROTECTIONS. As agent for Seller Representative hereunder, Agent:

12.1    Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and Seller Representative;

12.2    Shall have no obligation to make any payment for Shares unless Seller Representative shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;
12.3    Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered hereunder and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Merger;
12.4    Shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;
12.5    May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;
12.6    Shall not be liable or responsible for any recital or statement contained in the Merger Agreement or any other documents relating thereto;
12.7    Shall not be liable or responsible for any failure of Seller Representative or any other party to comply with any of its covenants and obligations relating to the Merger, including without limitation obligations under applicable securities laws;
12.8    Shall not be liable to any holder of Shares for any property, that has been delivered to a public official pursuant to applicable abandoned property law;
12.9    May, from time to time, rely on instructions provided by Seller Representative concerning the services provided hereunder. Further, Agent may apply to any officer or other authorized person of Seller Representative for instruction, and may consult with legal counsel for Agent or Seller Representative with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Seller Representative under Section 14.2 of this Agreement for any action taken or omitted by Agent in reliance upon any Seller Representative instructions or upon the advice or opinion of such counsel. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Seller Representative;
12.10     May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

12.11    either in connection with, or independent of the instruction term in Section 12.9 above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

12.12    may perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

12.13    is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12. REPRESENTATIONS AND WARRANTIES.

13.1 Agent. Agent represents and warrants to Seller Representative that:

(a)
Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)
Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

13.2    Seller Representative. Seller Representative represents and warrants to Agent that:

(a)
Governance. It is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)
Compliance with Laws. The execution, delivery and performance of this Agreement by Seller Representative has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Seller Representative enforceable against Seller Representative in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Seller Representative is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Seller Representative, (iii) Seller Representative’s formation documents or partnership agreement, (iv) any material agreement to which Seller Representative is a party, or (v) any applicable stock exchange rules; and

(c)
Securities Laws. Registration statements under the Securities Act of 1933 (“1933 Act”) and the 1934 Act, have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Seller Representative will immediately notify Agent of any information to the contrary.

(d)
Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

14. INDEMNIFICATION AND LIMITATION OF LIABILITY.
14.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the amounts paid hereunder by Seller Representative to Agent as fees and charges, but not including reimbursable expenses.
14.2 Indemnity. Seller Representative shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 14.1 above.
15.     DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.
16.     CONFIDENTIALITY.
16.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder data (including any non-public information of such stockholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

16.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 16.

16.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

16.4    Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 16, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

16.5    Costs. Each party will bear the costs it incurs as a result of compliance with this Section 16.

17.    TERMINATION. Either party may terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for, or until the final delivery of all consideration(s) to the appropriate states as unclaimed property. In the event of such termination, Seller Representative will appoint a successor paying agent and inform Agent of the name and address of any successor paying agent so appointed, provided that no failure by Seller Representative to appoint such a successor paying agent shall affect the termination of this Agreement or the discharge of Agent as paying agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to Seller Representative or its designee any unpaid Merger Consideration deposited with Agent pursuant to Section 4 hereof.

18. COMPENSATION AND EXPENSES.

18.1    Seller Representative shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit C hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Shares are surrendered to Agent, for Agent’s services as paying agent hereunder.

18.2    Seller Representative shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

18.3    All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Seller Representative agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

18.4 The parties hereto agree that in the event that Agent commences performance under this Agreement, which performance may include, inter alia, initial project set-up activity, balancing and reconciliation, loading files, preparing letters of transmittal or other documents, as applicable, but the transaction contemplated hereunder is not initiated for any reason, Seller Representative agrees to pay, in any event, the Project Management fee set forth in Schedule “C” attached hereto. In addition, Seller Representative agrees to pay any out-of-pocket expenses incurred by the Agent in connection with the services hereunder, up to and including the date on which Agent receives written notice of termination pursuant to Section 17 hereof.

18.5    Following initiation and notice of  termination of this Agreement for any reason, Seller Representative hereby agrees to pay on or before the effective date of such termination (a) all fees earned and expenses set forth on the attached Schedule “C” incurred by Agent through and including the date of such termination, including, in any event, the Project Management Fee, and (b) all costs and expenses associated with the movement of records, materials, and services to Seller Representative or the successor agent, including all reasonable out-of-pocket costs.

19.     ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Seller Representative or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Seller Representative, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.
20.     SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

20.1     Subcontractors. Agent may, without further consent of Seller Representative, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost stockholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Seller Representative for the acts and omissions of any subcontractor as it is for its own acts and omissions.
20.2    Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 20.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.
21.     MISCELLANEOUS.
21.1    Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Seller Representative:	with an additional copy to:

TH Lee Putnam Advisors, L.P. 1120 Avenue of the Americas Suite 1807 New York, NY 10036 Attn: Warren “Renny” Smith Email: rsmith@staleycapital.com	Weil, Gotshal & Manges LLP 100 Federal Street Floor 24 Boston, MA 02110 Attn: Marilyn French Email: marilyn.french@weil.com

If to Agent (as applicable):             with an additional copy to:

Computershare Inc. 480 Washington Blvd, 29th Floor Jersey City, NJ 07310 Attn: Corp Actions Relationship Manager	Computershare Inc. 250 Royall Street Canton, MA 02021 Attn: Legal Department
Or
Computershare Inc.
250 Royall Street
Canton, MA 02021
Attn: Corp Actions Relationship Manager

21.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
21.3 Publicity. Neither party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent may use Seller Representative’s name in its customer lists or otherwise as required by law or regulation.
21.4    Successors. All the covenants and provisions of this Agreement by or for the benefit of Seller Representative or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
21.5    Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the general partner of Seller Representative.

21.6     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
21.7    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably(a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Seller Representative’s expense, to resolve any foreign law issues that may arise as a result of Seller Representative or any other party being subject to the laws or regulations of any foreign jurisdiction.
21.8    Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
21.9    Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Seller Representative and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.
21.10    Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.
21.11    Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any schedules or attachments hereto, and (c) the Merger Agreement, the terms and conditions contained in this Agreement shall take precedence.
21.12    Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
21.13    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
21.14    Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
21.15    Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of Effective Date hereof.

TH LEE PUTNAM VENTURES, L.P.

By:    TH Lee Putnam Fund Advisors, L.P., its
General Partner

By:    TH Lee Putnam Fund Advisors, LLC, its
General Partner

By:    _________________________________
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., and
COMPUTERSHARE INC.,

On behalf of both entities

By: _________________________________

Name:

Title:

Exhibit A    List of affiliates, Ineligible Shares, and Plans
Exhibit B     Tax Instruction and Cost Basis Information Letter
Exhibit C    Schedule of Fees

EXHIBIT A

LIST OF AFFILIATES

Stockholder              Certificate Numbers of Old Shares     Disposition

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

___________________________ ___________________ ________________

SHARES INELIGIBLE FOR EXCHANGE

Stockholder             Certificate Numbers of Old Shares     Disposition

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

PLANS AFFECTED BY THIS EXCHANGE

Plan Name              Plan Administrator         Disposition

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

_______ ___________________ ________________

Tax Reporting Instructions - Exhibit B

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 3 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

http://www.irs.gov/uac/Form-8937,-Report-of-Organizational-Actions-Affecting-Basis-of-Securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Addition information may be required based on the completion of the below information.

Year End Tax Reporting Package

Section 1 - Client Information

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Client Name: _________________________________________________________________________

Tax ID/EIN: __________________________________________________________________________

Issue Description/Type:_________________________________________________________________

CUSIP Number(s):_____________________________________________________________________

Will you require Computershare to perform tax reporting services for this transaction?
Yes          No***

***If you mark the above box “No”, an explanation of how the proceeds will be tax reported is required. Please provide this explanation in Section 4 where it indicates “Is any additional reporting/non reporting required (specify below)?”

Section 2 - Type(s) of Reporting

2.A - Principle

If 2.A is not applicable, please check here and move to 2.B

Will you require Computershare to perform 1099-B tax reporting services for cash issued pursuant to this transaction?
Yes            No

If yes, please indicate further instructions below:
Constructive Receipt reporting             Non Constructive Receipt reporting

Withholding Tax:
Is IRS backup withholding required?              Yes        No
Is IRS Non-Resident withholding required?          Yes        No

Was there a cash in lieu payment for fractional shares made to holders?
Yes            No

If yes, will it be 1099-B?
Yes            No

If not, please indicate on what form(s) it should be reported: ______________

If reporting is required, please indicate further instructions below:
Constructive Receipt reporting             Non Constructive Receipt reporting

2.B - Fair Market Value

If 2.B is not applicable, please check here and move to 2.C

Will you require Computershare to perform Fair Market Value tax reporting for any shares issuable pursuant to our services for this transaction?
Yes            No

If yes, at what rate per share $_____________

Constructive Receipt reporting

Are the shares subject to backup withholding? (Uncertified accounts would be subject to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS):

Yes        No

If the shares are subject to backup withholding, at what rate? __________

2.C - Dividend Reporting (including accrued dividends for unexchanged accounts)

If 2.C is not applicable, please check here and move to 2.D

Will you require Computershare to perform 1099-DIV/1042-S tax reporting services for this transaction?
Yes            No

If yes, when are they taxable to the holder?
Constructive Receipt reporting         Non Constructive Receipt reporting

If you require 1099-DIV/1042-S reporting (other than accrued and unpaid dividends as outlined below), please provide specific details below so additional instructions can be requested as necessary.
______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Are dividends to accrue on the shares issuable to unexchanged holders?
Yes            No        Not Applicable

If you require 1099-DIV/1042-S reporting on any future accrued dividend that may be paid after the effective date of the transaction, then please indicate if the accrued dividend payment will be Constructive Receipt or Non-Constructive Receipt below. (Please note, unless otherwise indicated, accrued dividends will be reported on a Non-Constructive Receipt basis.):

Constructive Receipt reporting         Non Constructive Receipt reporting

Withholding Tax:
Is IRS backup withholding required?             Yes        No
Is IRS Non-Resident withholding required?          Yes        No

2.D - Additional reporting

If 2.D is not applicable, please check here and move to Section3

Does any of the following reporting need to be performed by Computershare?

1099-INT     1099-OID     1099-MISC

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT: ______________________________________________________________

Reporting Box for 1099-OID: _____________________________________________________________

Reporting Box for 1099-MISC: ____________________________________________________________

Constructive Receipt reporting             Non Constructive Receipt reporting

Section 3 - Cost Basis

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.
What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis.
______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Section 4 - Additional Information

Did any of the following corporate changes occur during 2014?
a) Name Change?            Yes        No
b) Tax Id Number Change?        Yes        No
c) CUSIP Number Change?        Yes        No

Did a Cash Liquidating Distribution occur during 2014?            Yes     No
Did a Non-Cash Liquidating Distribution occur during 2014?         Yes     No
Did a Sale of Rights payment occur during 2014?             Yes     No

Would you like Computershare to share your tax reporting information with DTC, Broadridge & Wall Street Concepts?              Yes             No

Is any additional reporting/non reporting required (specify below)?
______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

Is any additional withholding required (specify below)?
______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the exchange, we will report taxes on our system using our standard, default tax terms - which would be for the year the holder exchanges and is paid (Non-Constructive Receipt) for principal, cash-in-lieu and dividends with no Fair Market Value (FMV) reporting on shares. In the event that the tax letter is provided after the job calculation has been run on our system with tax reporting requirements other than our standard, default tax terms, Computershare will charge applicable fees to cover any programming charges to update the tax parameters.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in principal income if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any changes to the instructions that will alter our initial tax reporting instructions.

EXHIBIT C
Computershare
Fee Schedule to Serve as Paying Agent
In Connection With
Blackhawk Network Holdings, Inc.’s Acquisition Of
Parago, Inc.
Fees for Service*

Project Management
Per Letter of Transmittal mailed to non-tendering stockholders
Per DRS Statement/CIL Check Mailed
Dedicated Toll Free Line
Charge Per CSR Call
Prepare and File Form 1099B, each
Annual Facility Fee
Per Phone Call
Legal Review

*The above fees exclude out-of-pocket expenses and assume the use of Computershare’s standard Agency Agreement and Letter of Transmittal. We agree that in the event that the transaction and/or your services are begun but not completed for any reason, the above Project Management fee will be charged, plus the expense associated with work performed up to the point Computershare is notified. This fee schedule is based upon information provided to date and may be subject to change.
CRM# XXXXXXXXXX

Services Covered

•
Designating a project manager to carry out paying agent duties, including document review and execution of legal agreement, review of letters of transmittal (LT) and communication materials, project management, and on-going project updates and reporting

•	Converting the Company stockholder files to Computershare’s corporate actions system
Processing/Administration per LT Mailed

•	Printing LTs that include the stockholder’s name, address, certificate numbers, number of shares and affidavits of loss

•	Enclosing and mailing LTs, notice to stockholders, IRS Form W-9s, if applicable, and return envelopes

•	Receiving, opening and processing returned LTs

•	Curing defective LTs, including telephoning and writing stockholders in connection with unsigned or improperly executed LTs

•	Canceling surrendered certificates

•	Tracking and reporting shares submitted and the submitting stockholders, as required

•	Responding to stockholders telephone and correspondence inquiries

•	Issuing checks to stockholders upon receipt of properly executed LT and surrender of shares within 7 to 10 days

•	Issuing tax forms and filing tax information with the IRS, as required

•	Enclosing and mailing checks, Forms 1099-B and letters or notices to stockholders

•	Replacing checks alleged to have been lost or destroyed

Additional Services

•	Reminder mailing to unexchanged stockholders 4 months after the effective date

•	Cost-free, voluntary PostMerger CleanUp service at 9-12 months to remaining unexchanged stockholders via Georgeson Securities Corporation
Items Not Covered

•	Services associated with new duties, legislation or regulatory fiat which become effective after the date of this fee schedule (these will be provided on an appraisal basis)

•	All out-of-pocket expenses such as checks, postage, stationery, mailing costs, wire transfers, etc. (these will be billed as incurred)
Assumptions

•	Fee schedule based upon document review and information known at this time about the transaction

•	Significant changes made in the terms or requirements of this transaction could require modifications to this Agreement and Fee Schedule

•	This agreement must be executed prior to the mailing of the LTs

•	Fee schedule assumes receipt of stockholder records in a form agreeable to Agent

•	Fee schedule based on use of Computershare’s standard LT and agency agreement

Exhibit D
Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this ___ day of ____, 2014 (the “Escrow Agreement”), is entered into by and among Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), and TH Lee Putnam Ventures, L.P., solely in its capacity as the Seller Representative (the “Seller Representative” and together with Buyer, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

A.    The Parties, together with BH Monarch Merger Sub, Inc., a Delaware corporation and a direct or indirect subsidiary of Buyer (“Merger Sub”), and Parago, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of September 24, 2014 (the “Merger Agreement”), whereby Merger Sub will merge with and into the Company (the “Merger”). Capitalized terms not defined in this Escrow Agreement shall have the meanings ascribed to them in the Merger Agreement.

B.     The Buyer agrees to place in escrow certain funds as set forth in the Merger Agreement, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.    The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.    Appointment; Receipt of Escrow Property. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. On the date hereof, Buyer shall deliver, or cause to be delivered, to the Escrow Agent an aggregate amount in immediately available funds equal to the sum of (i) Five Million Eight Hundred and Twenty Two Thousand Dollars ($5,822,000) (the “Base Escrow Amount”) plus (ii) Five Hundred Thousand Dollars ($500,000) (the “Net Working Capital Escrow Amount” and, together with the Base Escrow Amount, the “Escrow Property”), and the Escrow Agent will acknowledge to Buyer and the Seller Representative its receipt of the Escrow Property.

Section 1.2.    Investments.

(a)    The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Property in an account (the “Escrow Account”) and any investment income on the Escrow Property in the Escrow Account as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by each of the Parties. Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 1.4 of this Escrow Agreement.

(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.    Interest. Subject to Section 1.5 of this Escrow Agreement, any interest received by the Escrow Agent with respect to the Escrow Property, including reinvested interest shall become part of the Escrow Property, shall be disbursed in accordance with the provisions of this Escrow Agreement at the time of the distributions from the Escrow Account holding the Escrow Property under Section 1.4 of this Escrow Agreement. [All investment losses shall be charged against the Escrow Property.]

Section 1.4.    Disbursements.

(a)Net Working Capital Adjustment. Within five (5) days following the earlier to occur of (i) the Escrow Agent’s receipt of a joint written instruction (a “Joint Written Instruction”) from Buyer and Seller Representative pursuant to Section 2.9(f) of the Merger Agreement and (ii) receipt of written notice from the Accountants that the Final Net Closing Statement has been finally determined pursuant to Section 2.9 of the Merger Agreement (an “Accountant Notice”), in each case setting forth the amount of the Net Working Capital Escrow Amount to be allocated to Buyer and/or the Seller Representative, respectively, the Escrow Agent shall release the applicable amounts set forth in the Joint Written Instruction or Accountant Notice, as applicable, from the Net Working Capital Escrow Amount to Buyer and/or Seller Representative (on behalf of the Participating Seller Parties as of such date), as instructed in such Joint Written Instruction or Accountant Notice, by wire transfer of immediately available funds to the applicable account designated by Buyer or Seller Representative.

(b)Claims for Indemnification. The Escrow Agent shall make disbursements as provided in this Section 1.4(b) from the Escrow Account to satisfy the Seller Parties’ indemnification obligations pursuant to Article IX of the Merger Agreement.

(i)At any time prior to the Indemnity Escrow Fund Distribution Date (as defined below), Buyer (on behalf of any Buyer Indemnitee) may, in accordance with the Agreement, from time to time serve upon the Escrow Agent and Seller Representative a written notice demanding payment in connection with a good faith claim pursuant to Article IX of the Merger Agreement (each such notice, a “Demand”), which Demand shall state a good faith estimate of the amount of the Base Escrow Amount to be reserved against such claim (each, a “Claim”).

(ii)Seller Representative may reply to any Demand made under Section 1.4(b)(i) hereof by written notice given to Buyer, with a copy to the Escrow Agent, which notice shall state whether Seller Representative agrees or disagrees that the Claim asserted by Buyer is a valid Claim under the Agreement and/or agrees or disagrees with respect to the amount of the Claim. If Seller Representative expressly agrees such Claim is valid and agrees as to the amount of such Claim, the Escrow Agent shall disburse to Buyer from the Base Escrow Amount the amount of the Claim and the Base Escrow Amount shall be reduced to the extent thereof. If, within [thirty (30)] calendar days after the date of receipt by Seller Representative of the Demand from Buyer, the Escrow Agent and Buyer have not received a notice from Seller Representative that asserts that a good faith dispute exists with respect to such Claim (a “Dispute Notice”), then the Escrow Agent shall disburse to Buyer from the Base Escrow Amount the amount of the Claim and the Base Escrow Amount shall be reduced to the extent thereof. If in the Dispute Notice Seller Representative expressly acknowledges that a portion of the Claim is a valid Claim and agrees with the amount attributable to the portion of the Claim so expressly acknowledged, then the Escrow Agent shall disburse to Buyer the amount so agreed to by Seller Representative.

(iii)If a Dispute Notice is given by Seller Representative in accordance with Section 1.4(b)(ii) hereof, then the amount of the Claim less the amount (if any) expressly acknowledged in the Dispute Notice by Seller Representative as due Buyer and disbursed to Buyer, shall be treated as a disputed claim (the “Disputed Claim”) and the amount of such Disputed Claim shall be held by the Escrow Agent as an undivided portion of the Base Escrow Amount (which amount shall continue to be available to satisfy other Claims) until the earlier to occur of (A) the Escrow Agent’s receipt of a Joint Written Instruction with respect to such Disputed Claim or (B) the Escrow Agent’s receipt of a final, non-appealable judgment, order or decree of a court of competent jurisdiction that decided the Disputed Claim (a “Final Judgment”). The Escrow Agent shall receive and may conclusively rely upon an opinion of counsel to the effect that any such Final Judgment is final, non-appealable and from a court of competent jurisdiction. The aggregate of all Disputed Claims and all Claims with respect to which the deadline for delivery of a Dispute Notice has not passed is sometimes referred to herein as the “Reserve.” Upon Escrow Agent’s receipt of either a Joint Written Instruction or a Final Judgment with respect to any Disputed Claim, (x) if such Joint Written Instruction or a Final Judgment sets forth any amounts that are to be paid in favor of Buyer (or other Buyer Indemnitee), the Escrow Agent shall within three (3) business days of the date of such receipt disburse such amount to Buyer (or such other Buyer Indemnitee), and (y) the Escrow Agent shall reduce the amount of the Reserve to an amount equal to the aggregate of all then-existing Disputed Claims and all Claims with respect to which the deadline for delivery of a Dispute Notice has not passed, and (z) if the Indemnity Escrow Fund Distribution Date has occurred, then the Escrow Agent shall within three (3) business days of the date of such receipt disburse to

Seller Representative (on behalf of the Seller Parties) an amount equal to the Escrow Property less any Reserve.

(iv)On [___________, 2016] NTD: Insert date that is the eighteen-month anniversary of the Effective Time. (the “Indemnity Escrow Fund Distribution Date”), the Escrow Agent shall disburse to Seller Representative (on behalf of the Seller Parties) the remaining funds in the Escrow Property then held by the Escrow Agent less the aggregate amount of the Reserve as of the Indemnity Escrow Fund Distribution Date. Any such Reserve shall be distributed in accordance with Section 1.4(b)(iii) hereof.

(v)Other than pursuant to the terms expressly set forth herein, the Escrow Agent shall make such distributions from the Escrow Property to Seller Representative or Buyer only as shall be specified in a Joint Written Instruction delivered to the Escrow Agent.

(c)Whenever the Escrow Agent shall be required to make a payment from the Escrow Account, the Escrow Agent shall pay such amounts by liquidating such investments of the Escrow Account as shall be determined by the Escrow Agent in its sole discretion. In the event that there is no Escrow Property remaining, this Escrow Agreement shall terminate in accordance with the terms of Section 1.7 hereof.

Section 1.5.    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

Section 1.6.     Income Tax Allocation and Reporting.

(a)    The Parties agree that, for income tax purposes only, all interest and other income from investment of the Escrow Property under this Escrow Agreement shall, as of the end of each calendar year and to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, be reported by the Escrow Agent as having been earned by the Seller Representative while such amounts are held in the Escrow Account, whether or not such income was disbursed during such calendar year.

(b)    Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)    The Escrow Agent shall withhold any taxes in respect of income derived from the investment of the Escrow Property that it deems appropriate, and shall remit such taxes to the appropriate authorities to the extent possible from the Escrow Property. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The Parties agree among themselves that as between themselves they shall each be responsible for fifty percent (50%) of any such indemnifiable amounts payable pursuant to this section. The indemnification provided by this Section 1.6(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.7.    Termination. Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.6(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (reasonable fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow

Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof.

Section 2.4.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses (“Loss”) which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such Loss shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The Parties agree among themselves that as between themselves they shall each be responsible for fifty percent (50%) of any such indemnifiable amounts payable pursuant to this Section 3.1. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.    Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect, PUNITIVE or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3.    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the

Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid in equal parts by Buyer, on the one hand, and the Seller Representative (on behalf of the Seller Parties) on the other hand, for so long as any portion of the Escrow Property is held by Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement upon the request or consent of the Parties, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.    Disagreements. Notwithstanding any provision herein to the contrary, if any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement or the Escrow Agent in good faith is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property and stop all further proceedings in, and performance of, this Escrow Agreement and all instructions received hereunder until the Escrow Agent (i) receives a Final Judgment directing delivery of the Escrow Property, (ii) receives a Joint Written Instruction directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such Final Judgment or Joint Written Instruction, or (iii) files an interpleader action in any court of competent jurisdiction and obtains an order from such court requiring all parties involved to interplead and litigate in such court their claims and rights among themselves and with the Escrow Agent. The Escrow Agent shall be entitled to act on any such Joint Written Instruction, Final Judgment or court order without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Property; Compliance with Legal Orders. In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.    Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.    Notices. All notices, requests, demands, and other communications, including any Joint Written Instruction, under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Seller Representative:

TH Lee Putnam Advisors, L.P.
1120 Avenue of the Americas
Suite 1807
New York, NY 10036
Attention: Warren “Renny” Smith
E-mail: rsmith@staleycapital.com
With a required copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
100 Federal Street
Floor 34
Boston, MA 02110
Attention: Marilyn French
E-mail: marilyn.french@weil.com

If to Buyer:
Blackhawk Network Holdings, Inc.
6220 Stoneridge Mall Road
Pleasanton, CA 94588
Attention: David Durant, General Counsel
Email: david.durant@bhnetwork.com

With a required copy (which shall not constitute notice) to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Attention: Victor B. Zanetti
Email: viczanetti@andrewskurth.com

If to Wells Fargo Bank, National Association:

10 S. Wacker Drive, 13th Floor
Chicago, IL 60606
Attention: Connie Feltenberger; Corporate, Municipal and Escrow Solutions
Telephone: 312-920-9179
Facsimile: 312-726-2158
E-mail:    feltenbergerc@wellsfargo.com

Section 4.4.    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 4.5.    Entire Agreement. Except for the Merger Agreement, this Escrow Agreement sets forth the entire agreement and understanding of the Parties related to the Escrow Property.

Section 4.6.    Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.    Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.    Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10     Publication; disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

Section 4.11.    Waiver of Jury Trial. THE ESCROW AGENT AND THE PARTIES HERETO WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 4.12.    Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Escrow Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Escrow Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final, non‑appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity.
[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

BUYER:

BLACKHAWK NETWORK HOLDINGS, INC.

By:

Name:

Title:

SELLER REPRESENTATIVE:

TH LEE PUTNAM VENTURES, L.P.

By:

Name:

Title:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative            [Authorized Representative]
[PARTY 1]                    [PARTY 2]

Date                        [Date]

EXHIBIT B-1

[“___________”] certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of [“___________”], and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by [“___________”] for use in verifying that a funds transfer instruction received by the Escrow Agent is that of [“___________”].

[“___________”] has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, [“___________”] acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by [“___________”].

NOTICE: The security procedure selected by [“___________”] will not be used to detect errors in the funds transfer instructions given by [“___________”]. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that [“___________”] take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.
Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of [“___________”]

Name	Title Telephone Number E-mail Address Specimen Signature

_______________	__________ ________________ _____________ _________________

_______________	__________ ________________ _____________ _________________

_______________	__________ ________________ _____________ __________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title Telephone Number E-mail Address

___________________	________________ ________________ _________________

___________________	________________ ________________ _________________

___________________	________________ ________________ _________________

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. [“___________”] understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. [“___________”] further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“___________”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“___________”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 20__.

By ________________________________________
Name:
Title:

EXHIBIT B-2

[“___________”] certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of [“___________”], and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by [“___________”] for use in verifying that a funds transfer instruction received by the Escrow Agent is that of [“___________”].

[“___________”] has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, [“___________”] acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by [“___________”].

NOTICE: The security procedure selected by [“___________”] will not be used to detect errors in the funds transfer instructions given by [“___________”]. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that [“___________”] take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.
Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of [“___________”]

Name	Title Telephone Number E-mail Address Specimen Signature

_______________	__________ ________________ _____________ ___________________

_______________	__________ ________________ _____________ ___________________

_______________	__________ ________________ _____________ ___________________

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title Telephone Number E-mail Address

___________________	________________ ________________ _________________

___________________	________________ ________________ _________________

___________________	________________ ________________ _________________

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. [“___________”] understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. [“___________”] further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.
CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If [“___________”] wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If [“___________”] chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 20__.

By ________________________________________
Name:
Title:

EXHIBIT C

FEES OF ESCROW AGENT

Exhibit E
Form of Stockholder Consent

PARAGO, INC.

ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDERS

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the bylaws of Parago, Inc., a Delaware corporation (the “Company”), the undersigned, comprising the holders of at least (i) a majority of the outstanding shares of the Company’s Series A Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (collectively, the “Preferred Stock”) and (ii) a majority of the outstanding shares of Company’s common stock (the “Common Stock” and all such holders of Preferred Stock and Common Stock, the “Stockholders”), and having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, do hereby consent to and approve the adoption of the following actions, by written consent without a meeting.

Approval of Merger and Merger Agreement

WHEREAS, the board of directors of the Company (the “Board”) has unanimously approved the acquisition of the Company by Blackhawk Network Holdings, Inc., a Delaware corporation (“Buyer”), pursuant to an Agreement and Plan of Merger, dated September 24, 2014, attached hereto as Exhibit A, together with all exhibits and schedules thereto (the “Merger Agreement”), by and among the Company, Buyer, BH Monarch Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and TH Lee Putnam Ventures, L.P., solely in its capacity as the “Seller Representative”.

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will become a wholly-owned subsidiary of Buyer.

WHEREAS, the Board unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the Company and the Company’s stockholders, and recommended that the Company’s stockholders adopt and approve the Merger Agreement and the Transactions.

WHEREAS, at the Effective Time (as defined in the Merger Agreement), (a) the Preferred Stock and the Company Common Stock issued and outstanding at the Effective Time (other than Dissenting Shares (as defined in the Merger Agreement)), will be canceled and be converted into the right to receive from Buyer the portion of the Merger Consideration (as defined in the Merger Agreement) pursuant to Section 2.7(b)(ii) of the Merger Agreement, (b) each In-the-Money Company Option (as defined in the Merger Agreement) will be canceled and converted into the right to receive from Buyer the portion of the Merger Consideration as set forth in Section 2.7(b)(ii) of the Merger Agreement, and (c) each Option that is not an In-the-Money Company Option will be canceled without any cash payment being made in respect thereof.

WHEREAS, pursuant to Section 2.11(a) of the Merger Agreement, Buyer will deposit in escrow with Wells Fargo Bank, N.A. (i) an amount equal to two percent (2%) of the Base Purchase Price (the “Base Escrow Amount”) to serve as a partial mechanism to satisfy any amounts owed by the Stockholders to Buyer with respect to the indemnification obligations of the Stockholders, plus (ii) $500,000 (the “Net Working Capital Escrow Amount,” and together with the Base Escrow Amount, collectively, the “Escrow Amount”)

to serve as a partial mechanism to satisfy any amounts owed by the Stockholders to Buyer with respect to the amount, if any, by which the Final Net Working Capital (as defined in the Merger Agreement) is less than the Estimated Net Working Capital (as defined in the Merger Agreement).

WHEREAS, in connection with Seller Representative’s duties and obligations under the Merger Agreement and the Ancillary Documents, Seller Representative will hold an amount equal to $20,000 (the “Holdback Amount”) as a fund from which Seller Representative will reimburse itself or pay directly any out of-pocket fees, expenses or costs it incurs in the performance of such duties and obligations.

WHEREAS, upon the eighteen month anniversary of the Effective Time, the remainder of the Escrow Amount, less the amount of any pending, paid or payable claims for the Escrow Matters (as defined in the Merger Agreement), will be released to Seller Representative.

WHEREAS, after careful consideration of the Merger Agreement and the Transactions, including, without limitation, the payment of the Merger Consideration pursuant to the Merger Agreement, the withholding of the Escrow Amount and the distribution thereof, and the Stockholders’ indemnification obligations set forth in Article IX of the Merger Agreement, the undersigned Stockholders desire to approve the Merger Agreement and the Transactions.

NOW, THEREFORE, BE IT RESOLVED, that the form, terms and provisions of the Merger Agreement, attached hereto as Exhibit A, and the Transactions are hereby adopted, approved, ratified and confirmed in all respects.

RESOLVED FURTHER, that the Stockholders hereby approve the effect of the Merger on the shares of capital stock of the Company held by them as set forth in Sections 2.5(b) and 2.5(c) of the Merger Agreement and the payment of the Merger Consideration in such amounts and in such manner as set forth in Section 2.7(b)(ii) of the Merger Agreement, and further acknowledge, agree and confirm that such effect of the Merger on such shares of capital stock and payment of the Merger Consideration are in accordance with and do not conflict with the Company’s Amended and Restated Certificate of Incorporation as currently in effect (together with all amendments thereto, the “Company Charter”).

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and in the name and on behalf of the Company, to take all necessary and proper action to prepare, execute, and file such governmental filings as may be necessary or required by law in connection with the Merger Agreement, including, but not limited to, the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware.

Approval of Indemnification Obligations

RESOLVED, that the Stockholders acknowledge and approve in all respects their respective indemnification obligations set forth in Article IX of the Merger Agreement.

RESOLVED FURTHER, that the Stockholders approve and authorize in all respects (a) Buyer’s deposit of the Escrow Amount pursuant to Section 2.11(a) of the Merger Agreement, and (b) the manner of releasing the remainder of the Escrow Amount to the Seller Representative as set forth in Section 2.11(a) of the Merger Agreement.
RESOLVED FURTHER, that the Stockholders acknowledge, agree and confirm that the deposit of the Escrow Amount and the manner of depositing the Escrow Amount and releasing the remainder of the Escrow Amount in accordance with Section 2.11(a) of the Merger Agreement are in accordance with and do not conflict with the Company Charter.

Appointment of Seller Representative

RESOLVED, that each of the Stockholders hereby adopt and approve the provisions of Article X of the Merger Agreement and irrevocably authorize, appoint and empower TH Lee Putnam Ventures, L.P. to serve as Seller Representative with respect to the matters expressly set forth in the Merger Agreement to be performed by Seller Representative, with full power of substitution, including the full power and authority on such Stockholder’s behalf (a) to consummate the Transactions, (b) to pay such Stockholder’s expenses incurred in connection with the negotiation and performance of the Merger Agreement (whether incurred before, on or after the Merger Agreement), (c) to negotiate, make any determination and settle disputes any matters in connection with the Final Aggregate Common Purchase Price (as defined in the Merger Agreement) adjustments contemplated by Section 2.9 of the Merger Agreement, any other provision of Merger Agreement (including Article IX thereof), and the Ancillary Documents, (d) to hold and distribute any funds with respect to the Holdback Amount or payable by Buyer under the Merger Agreement which are for the account of the Stockholders or which are released from any escrow account holding the Escrow Amount for the benefit of the Stockholders, (e) to make decisions with respect to any claim for indemnification by a Buyer Indemnitee (as defined in the Merger Agreement) and any claim with respect to the Escrow Amount, including the release of any portion of the Escrow Amount to a Buyer Indemnitee, (g) to give all approvals and take any other actions with respect to the Stockholders in connection with the subject matter of the Merger Agreement and the Ancillary Documents, (h) to deduct and/or hold back any funds which may be payable to any Stockholder pursuant to the terms of the Merger Agreement or the Escrow Agreement (as defined in the Merger Agreement) in order to pay any amount which may be payable by such Stockholder under the Merger Agreement, including, without limitation, with respect to any Final Aggregate Common Purchase Price adjustments in accordance with Section 2.9 of the Merger Agreement, (i) to defend, resolve or settle any claim made by any Buyer Indemnitee pursuant to Article IX of the Merger Agreement or against the escrow account holding the Escrow Amount, (g) to consent to any amendment to the Merger Agreement or the other Ancillary Documents, (h) to retain funds for reasonably anticipated expenses and liabilities, (i) to interpret all of the terms and provisions of the Merger Agreement and the Ancillary Documents, and (j) to do each and every act and exercise any and all rights of the Stockholders which such Stockholder or Stockholders collectively are permitted or required to do or exercise under the Merger Agreement or any Ancillary Document.

RESOLVED FURTHER, that the Stockholders hereby approve the Holdback Amount to be used by Seller Representative for reimbursement or direct payment of any out-of-pocket fees, expenses or costs it incurs in the performance of its duties and obligations under the Merger Agreement and the Ancillary Documents.

RESOLVED FURTHER, that the Stockholders approve all conditions to, and limitations on, Seller Representative’s liability for its actions in connection with this appointment set forth in the Merger Agreement.

RESOLVED FURTHER, that the Stockholders acknowledge and approve in all respects their respective indemnification obligations set forth in Section 10.6 of the Merger Agreement.

Appraisal Rights

WHEREAS, in connection with the Merger, certain Stockholders may have appraisal rights under Section 262 of the DGCL to require the Company to purchase such Stockholder’s shares of the Company’s Common Stock for cash at the fair market value of such shares.

RESOLVED, that each of the undersigned Stockholders, with respect to only himself, herself or itself, hereby agrees not to bring any claim for appraisal rights under Section 262 of the DGCL relating to the Merger and the other transactions contemplated by the Merger Agreement.

Waiver of Notice Requirements

RESOLVED, that each of the undersigned Stockholders hereby waives any and all notice requirements applicable to the Merger Agreement and the Transactions, including any contained in the Company Charter, the Company’s bylaws, or in any agreement or other document.

Releases

RESOLVED, that, conditioned upon the Closing of the Merger and from and after the Effective Time, each of the undersigned Stockholders (in such capacity, “Releasors”), upon Buyer’s payment to the Exchange Agent of the Payment Fund (as defined in the Merger Agreement) of amounts specified in Section 2.7(b) of the Merger Agreement, hereby irrevocably releases and discharges each and every other Releasor and the Company, Buyer, the Surviving Corporation, Seller Representative and their respective affiliates, shareholders, subsidiaries, partners, officers, members, directors, managers, employees and agents in their capacities as such (collectively, the “Releasees”) from any claims, liabilities, costs, expenses, actions, suits or demands (“Claims”) however arising, whether at law or in equity, contingent, known or unknown, which each such Releasor and its respective heirs, successors or assigns may have or assert, in respect of any interest in the Company, its subsidiaries and their respective affiliates arising at or before the Effective Time, including, but not limited to, any such Claims arising out of (i) any shares of Company Common Stock or Preferred Stock or any Rights to Capital Stock (as defined in the Merger Agreement) (including any claims for the acts or omissions of any Releasees associated with the oversight, operation and management of the Company or any of its subsidiaries prior to the Effective Time), (ii) the Board of Director’s negotiation, approval and/or recommendation of the Merger, or (iii) any director or partnership relationship with the Company, its subsidiaries or their respective affiliates which such Releasor or such Releasor’s heirs, successors or assigns may have or have had at any time up to and including the Effective Time (collectively, the “Released Claims”); provided that (a) this release shall not extend to (i) any breach of the Merger Agreement or the Ancillary Documents by any parties thereto, and/or (ii) any payroll expenses accrued in the Company’s ordinary course of business relating to the last payroll period prior to the Closing Date, including any accrued salary or bonus, severance benefits, vacation and other employee benefits, or reimbursement of business expenses; and (b) nothing contained herein shall affect in any manner (i) the right of the Releasors, acting by and through Seller Representative, to pursue or defend themselves against any indemnification or other claims under the Merger Agreement or any Ancillary Document, (ii) the rights, liabilities, or obligations of any party under the Merger Agreement, including without limitation the right of any Stockholder to receive all the Merger Consideration to which Stockholder is or may become entitled under the Merger Agreement and the obligations of Buyer and the other parties under the Merger Agreement, (iii) the rights of the Releasors to be indemnified under (A) the certificate of incorporation and bylaws of the Company and the Surviving Corporation or (B) any employment and non-competition agreement in existence as of the date of the Merger Agreement or entered into in anticipation of the consummation of the Merger between the Stockholder on the one hand and Buyer, the Company or any of their respective subsidiaries on the other hand, or (iv) the rights of any Stockholder to compensation or other employment benefits earned or accrued by or for the benefit of such Stockholder prior to the Effective Time in respect of services performed by such Seller as an employee of the Company, solely to the extent not paid by the Company prior to the Effective Time.

RESOLVED FURTHER, that each Releasor confirms that such Releasor has been given a reasonable period within which to consider the foregoing release and its consequences and that such Releasor has been advised prior to executing this action by written consent to consult with any attorney or any personal or financial advisor such Releasor chooses.

RESOLVED FURTHER, that, conditioned upon the Closing of the Merger and from and after the Effective Time, each Releasor will not, and will cause such Releasor’s affiliates not to, bring, continue or maintain any Released Claims against any Releasee before any court, administrative agency or other forum.

RESOLVED FURTHER, that, although a Releasor may file a charge with state or federal agencies, from and after the Effective Time the Releasors agree not to seek or accept any money damages or other relief upon the filing of any such administrative charges or complaints, or in judicial proceedings arising therefrom.

RESOLVED FURTHER, that if any court, administrative agency or other forum assumes jurisdiction over any Released Claim against any Releasee from and after the Effective Time, then the Releasors will, and will cause the Releasors’ affiliates to, promptly direct such court, agency or forum to withdraw from or dismiss the Released Claim with prejudice.

RESOLVED FURTHER, that if any Releasor or any of such Releasor’s affiliates violates this action by written consent by suing a Releasee for any Released Claim, then such Releasor will pay all costs and expenses (including reasonable attorney’s fees and costs) incurred by the Releasee in defending against such suit from and after the Effective Time.

Omnibus Resolutions

RESOLVED, that the directors of the Company are authorized and empowered to take any and all such further action as may be deemed necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted.

RESOLVED FURTHER, that the officers of the Company are authorized and empowered to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents, certificates and communications and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents, certificates or communications and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof.

RESOLVED FURTHER, that the omission from these resolutions of any agreement or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the officers of the Company to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

RESOLVED FURTHER, that any and all actions taken by the Company or any officer or manager thereof prior to the date of adoption of the foregoing resolutions which would have been authorized by the foregoing resolutions but for the fact that such actions were taken prior to such date, be, and each hereby is, ratified, approved, confirmed and adopted as a duly authorized act of the Company in all respects and for all purposes.

(signature page follows)

This action by written consent shall be effective as of the date the Company receives the requisite consent of the Company’s Stockholders. By executing this action by written consent, each undersigned Stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such Stockholder in favor of the above resolutions. This action by written consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action by written consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reliable reproduction is a complete reproduction of the entire original writing. This action by written consent shall be filed with the minutes of the proceedings of the Stockholders of the Company.

Print name of Stockholder

Signature

Print name of signatory, if signing for an entity

Print title of signatory, if signing for an entity

Date of signature

Exhibit A
Agreement and Plan of Merger